Exhibit 10.5

LEASE AGREEMENT

by and between

GRC (TX) LIMITED PARTNERSHIP,

a Delaware limited partnership

as LANDLORD

and

GRANDE COMMUNICATIONS NETWORKS, INC.,

a Delaware corporation,

as TENANT

Premises:	Corpus Christi, TX Odessa, TX San Marcos, TX Waco, TX

Dated as of: August 7, 2003

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TABLE OF CONTENTS

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EXHIBITS

Exhibit “A”	-	Premises

Exhibit “A-1”	-	Excess Land

Exhibit “B”	-	Machinery and Equipment

Exhibit “B-1”		Specifically Identified Excluded Equipment

Exhibit “C”	-	Schedule of Permitted Encumbrances

Exhibit “D”	-	Rent Schedule

Exhibit “E”	-	Acquisition Costs

Exhibit “F”	-	Premises Percentage Allocation of Basic Rent

Exhibit “G”	-	Operating Covenants

Exhibit “H”	-	Form Letter of Credit

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LEASE AGREEMENT, made as of this 7th day of August, 2003, between GRC (TX) LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), with an address c/o W. P. Carey & Co. LLC, 50 Rockefeller Plaza, 2nd Floor, New York, New York 10020, and GRANDE COMMUNICATIONS NETWORKS, INC., a Delaware corporation (“Tenant”) with an address at 401 Carlson Circle, San Marcos, TX 78666.

In consideration of the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant hereby covenant and agree as follows:

1. Demise of Premises. Landlord hereby demises and lets to Tenant, and Tenant hereby takes and leases from Landlord, for the term and upon the provisions hereinafter specified, the following described property (hereinafter referred to collectively as the “Leased Premises” and individually as the “Corpus Christi Premises”, “Odessa Premises”, “San Marcos Premises”, and “Waco Premises”: (a) the land described in Exhibit “A” attached hereto, together with the Appurtenances (collectively, the “Land”); (b) the buildings containing approximately 123,816 square feet in the aggregate, structures and other improvements now or hereafter constructed on the Land (collectively, the “Improvements”); and (c) the fixtures, machinery, equipment and other property described in Exhibit “B” hereto (collectively, the “Equipment”).

2. Certain Definitions.

“Acquisition Cost” of each of the Related Premises shall mean the amount set forth opposite such premises on Exhibit “E” hereto.

“Additional Rent” shall mean Additional Rent as defined in Paragraph 7.

“Adjoining Property” shall mean all sidewalks, driveways, curbs, gores and vault spaces adjoining any of the Leased Premises which Landlord is obligated to maintain, repair and/or replace whether by Law, Permitted Encumbrance or contract.

“Affected Premises” shall mean the Affected Premises as defined in Paragraph 18(a).

“Affiliate” shall mean any Person which is controlled by, in control of or under common control with such Person whether by voting securities or contract.

“Alterations” shall mean all changes, additions, improvements or repairs to, all alterations, reconstructions, renewals, replacements or removals of and all substitutions or replacements for any of the Improvements or Equipment, both interior and exterior, structural and non-structural, and ordinary and extraordinary.

“Appurtenances” shall mean all tenements, hereditaments, easements, rights-of-way, rights, privileges in and to the Land, including (a) easements over other lands granted by any Easement Agreement and (b) any streets, ways, alleys, vaults, gores or strips of land adjoining the Land.

“Assignment” shall mean any assignment of rents and leases from Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord’s obligation to repay a Loan, as the same may be amended, supplemented or modified from time to time.

“Basic Rent” shall mean Basic Rent as defined in Paragraph 6.

“Basic Rent Payment Dates” shall mean the Basic Rent Payment Dates as defined in Paragraph 6.

“Capital Lease” shall mean Capital Lease as defined in Paragraph 34(g).

“Capital Lease Obligations” shall mean Capital Lease Obligations as defined in Paragraph 34(g).

“Casualty” shall mean any loss of or damage to or destruction of or which affects the Leased Premises or Adjoining Property or which arises from the Adjoining Property.

“Commencement Date” shall mean Commencement Date as defined in Paragraph 5(a).

“Condemnation” shall mean a Taking.

“Condemnation Notice” shall mean notice or knowledge of the institution of or intention to institute any proceeding for Condemnation.

“Contaminated Premises” shall mean Contaminated Premises as defined in Paragraph 10(e).

“Contaminated Premises Exercise Notice” shall mean Contaminated Premises Exercise Notice as defined in Paragraph 10(e)

“Contaminated Premises Offer Amount” shall mean the greater of (a) the Fair Market Value of the. Contaminated Premises as of the Relevant Date and (b) the Acquisition Cost of the Contaminated Premises plus, in either case, the applicable Prepayment Premium which Landlord will be required to pay in partially prepaying or defeasing any Loan with the proceeds of the Contaminated Premises Offer Amount.

“Control” shall mean, with respect to any Person, the ownership of more than 50% of the Voting Stock partnership interests, membership interests, or other equitable and/or beneficial interests, and the possession of the power to direct or cause the direction of the management and policies of such Person (“Controlled” has the meaning correlative thereto).

“Corporate Transaction” shall mean Corporate Transaction as defined in Paragraph 21(h).

“Costs” of a Person or associated with a specified transaction shall mean all reasonable costs and expenses incurred by such Person or associated with such transaction, including with out limitation, reasonable attorneys’ fees and expenses, court costs, brokerage fees, escrow fees, title insurance premiums, recording fees and transfer taxes, as the circumstances require.

“Covenants” shall mean the covenants and agreements described on Exhibit “G” hereto.

“Covenant Certification” shall mean Covenant Certification as defined in Paragraph 28(c).

“Credit Leasehold Mortgagee” shall mean a Permitted Leasehold Mortgagee that (a) has, or whose obligations and liabilities will be guaranteed by a Person that has, a net worth as determined in accordance with GAAP of at least $ 150,000,000 at the time the Permitted Leasehold Mortgagee enters into a new lease with Landlord or otherwise assumes the obligations and liabilities of Tenant under this Lease pursuant to Paragraph 38(c) or Paragraph 38(f) of this Lease or (b) delivers to Landlord a Level 1 Security Deposit at such time.

“CPI shall mean CPI as defined in Exhibit “D” hereto.

“Credit Rating Preapproved Assignee” shall mean Credit Rating Preapproved Assignee as defined in Paragraph 21(a)(i)(A).

“Default Rate” shall mean the Default Rate as defined in Paragraph 7(a)(iv).

“Default Termination Amount” shall mean the Default Termination Amount as defined in Paragraph 23(a)(iii).

“Easement Agreement” shall mean any conditions, covenants, restrictions, easements, declarations, licenses and other agreements listed as Permitted Encumbrances or as may hereafter affect any Related Premises.

“EBITDA” shall mean EBITDA as defined in Paragraph 21(a)(i).

“Environmental Law” shall mean (a) whenever enacted or promulgated, any applicable federal, state, foreign and local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any governmental entity, (i) relating to pollution (or the cleanup thereof), or the protection of air, water vapor, surface water, groundwater, drinking water supply, land (including land surface or subsurface), plant, aquatic and animal life from injury caused by a Hazardous Substance or (ii) concerning exposure to, or the use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, handling, labeling, production, disposal or remediation of any Hazardous Substance, Hazardous Condition or Hazardous Activity, in each case as amended and as now or hereafter in effect, and (b) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations or injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Hazardous Substance. The term Environmental Law includes, without limitation, the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the federal Water Pollution Control Act, the federal Clean Air Act, the federal

Clean Water Act, the federal Resources Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments to RCRA), the federal Solid Waste Disposal Act, the federal Toxic Substance Control Act, the federal Insecticide, Fungicide and Rodenticide Act, the federal Occupational Safety and Health Act of 1970, the federal “National Environmental Policy Act and the federal Hazardous Materials Transportation Act, each as amended and as now or hereafter in effect and any similar state or local Law.

“Environmental Violation” shall mean (a) any direct or indirect discharge, disposal, spillage, emission, escape, pumping, pouring, injection, leaching, release, seepage, filtration or transporting of any Hazardous Substance at, upon, under, onto or within the Leased Premises, or from the Leased Premises to the environment, in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which could result in any liability to Landlord, Tenant or Lender, for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (b) any deposit, storage, dumping, placement or use of any Hazardous Substance at, upon, under or within the Leased Premises or which extends to any Adjoining Property in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which could result in any liability to any Federal, state or local government or to any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (c) the abandonment or discarding of any barrels, containers or other receptacles containing any Hazardous Substances in violation of any Environmental Laws, (d) any activity, occurrence or condition which could result in any liability, cost or expense to Landlord or Lender, or which could result in a creation of a lien on any Related Premises under any Environmental Law or (e) any violation of or noncompliance with any Environmental Law.

“Equipment” shall mean the Equipment as defined in Paragraph 1.

“Event of Default” shall mean an Event of Default as defined in Paragraph 22(a).

“Excess Land” shall mean Excess Land as defined in Paragraph 40.

“Excess Land Offer Notice” shall mean Excess Land Offer Notice as defined in Paragraph 41.

“Excess Land Purchase Price” shall mean the higher of (a) $1.10 per square foot of Excess Land and (b) the Fair Market Value of the Excess Land.

“Fair Market Rental Value” shall mean the fair market rental value of the Leased Premises for the relevant Renewal Term determined in accordance with the procedure specified in Paragraph 29.

“Fair Market Value” of either the Leased Premises or any Related Premises, as the case may be, and the context may require, shall mean the higher of (a) the fair market value of the Leased Premises or any Related Premises, as the case may be, as of the Relevant Date as if unaffected and unencumbered by this Lease or (b) the fair market value of the Leased Premises or Related Premises, as the case may be, as of the Relevant Date as affected and encumbered by this Lease and assuming that the Term has been extended for all extension periods provided for herein.

“Fair Market Value” of the Excess Land shall mean the Fair Market Value as unaffected and unencumbered by this Lease. For all purposes of this Lease, Fair Market Value shall be determined in accordance with the procedure specified in Paragraph 29.

“Fair Market Value or Fair Market Rental Value Date” shall mean the date when the Fair Market or Fair Market Rental Value is determined in accordance with Paragraph 29.

“Federal Funds” shall mean federal or other immediately available funds which at the time of payment are legal tender for the payment of public and private debts in the United States of America.

“Financial Tests” shall mean Financial Tests as defined in Paragraph 21(a)(i).

“First Option” shall mean First Option as defined in Paragraph 36.

“GAAP” shall mean GAAP as defined in Paragraph 28(a).

“Guarantors” shall mean Parent, Grande Communications ClearSource, Inc. and Grande Communications, Inc.

“Guaranty” shall mean the Guaranty and Suretyship Agreement of even date from Guarantors to Landlord.

“Hazardous Activity” means any activity, process, procedure or undertaking which directly or indirectly (a) procures, generates or creates any Hazardous Substance; (b) causes or results in (or threatens to cause or result in) the release, seepage, spill, leak, flow, discharge or emission of any Hazardous Substance into the environment (including the air, ground water, watercourses or water systems) except as otherwise permitted by, and in accordance with, applicable Law, (c) involves the containment or storage of any Hazardous Substance; or (d) would cause any of the Leased Premises or any portion thereof to become a hazardous waste treatment, recycling, reclamation, processing, storage or disposal facility within the meaning of any Environmental Law.

“Hazardous Condition” means any condition which would support any claim or liability under any Environmental Law, including the presence of underground storage tanks.

“Hazardous Substance” means (i) any substance, material, product, petroleum, petroleum product, derivative, compound or mixture, mineral (including asbestos), chemical, gas, medical waste, or other containment, pollutant or water, in each case whether naturally occurring, man-made or the by-product of any process which is regulated by or forms the basis of a claim of violation or liability under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law. Hazardous Substances include, without limitation, petroleum or petroleum-derived substances or waste, radon, radioactive materials, asbestos, asbestos containing materials, urea formaldehyde foam insulation, lead and polychlorinated biphenyls.

“Impositions” shall mean the Impositions as defined in Paragraph 9(a).

“Improvements” shall mean the Improvements as defined in Paragraph 1.

“Indebtedness” shall mean Indebtedness as defined in Paragraph 34(g).

“Indemnitee” shall mean an Indemnitee as defined in Paragraph 15.

“Initial Term” shall mean Initial Term as defined in Paragraph 5(a).

“Insurance Requirements” shall mean the requirements of all insurance policies maintained in accordance with this Lease.

“Land” shall mean the Land as defined in Paragraph 1.

“Law” shall mean any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted governmental authority, court or agency, now or hereafter enacted or in effect.

“Lease” shall mean this Lease Agreement.

“Lease Year” shall mean, with respect to the first Lease Year, the period commencing on the Commencement Date and ending at midnight on the last day of the twelfth (12th) consecutive calendar month following the month in which the Commencement Date occurred, and each succeeding twelve (12) month period during the Term.

“Leased Premises” shall mean the Leased Premises as defined in Paragraph 1.

“Legal Requirements” shall mean the requirements of all present and future Laws (including but not limited to Environmental Laws and Laws relating to accessibility to, usability by, and discrimination against, disabled individuals) and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Tenant or to the Leased Premises or any Related Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of any of the Leased Premises or any Related Premises, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of any of the Leased Premises or any Related Premises or requires Tenant to carry insurance other than as required by this Lease.

“Lender” shall mean any person or entity (and its respective successors and assigns) which may, on or after the date hereof, make a Loan to Landlord or be the holder of a Note.

“Letter of Credit” shall mean Letter of Credit as defined in Paragraph 34(g).

“Level 1 Security Deposit” shall mean Level 1 Security Deposit as defined in Paragraph 34(g).

“Loan” shall mean any loan made by one or more Lenders to Landlord, which loan is secured by a Mortgage and an Assignment and evidenced by a Note.

“Major Alterations Amount” shall mean $200,000 for each of the first three (3) Lease Years, increased by 5% on the first (1st) day of the fourth (4th) Lease Year and on the first (1st) day of each third (3rd) Lease Year thereafter during the Term.

“Monetary Obligations” shall mean Rent and all other sums payable by Tenant under this Lease to Landlord, to any third party on behalf of Landlord or to any Indemnitee.

“Mortgage” shall mean any mortgage or deed of trust from Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord’s obligation to repay a Loan, as the same may be amended, supplemented or modified.

“Net Award” shall mean (a) the entire award payable to Landlord or Lender by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise, or (b) the entire proceeds of any insurance required under clauses (i), (ii) (to the extent payable to Landlord or Lender), (iv), (v) or (vi) of Paragraph 16(a), as the case may be, less any expenses incurred by Landlord and Lender in collecting such award or proceeds.

“Non-Preapproved Sublease” shall mean Non-Preapproved Sublease as defined in Paragraph 21(b).

“Note” shall mean any promissory note evidencing Landlord’s obligation to repay a Loan, as the same may be amended, supplemented or modified.

“Offer Amount” shall mean (a) with respect to the First Option, the greater of (i) the Fair Market Value of the Leased Premises as of the Relevant Date plus the applicable Prepayment Premium which Landlord will be required to pay if Tenant exercises the First Option and (ii) 115% of the Acquisition Cost plus the applicable Prepayment Premium which Landlord will be required to pay if Tenant exercises the First Option, and (b) with respect to the Second Option or the Third Option, as the case may be, the greater of (A) the Fair Market Value of the Leased Premises as of the Relevant Date and (B) the Acquisition Cost.

“Option Exercise Notice” shall mean Option Exercise Notice as defined in Paragraph 36.

“Parent” shall mean Grande Communications Holdings, Inc. and its successors.

“Partial Casualty” shall mean any Casualty which does not constitute a Termination Event.

“Partial Condemnation” shall mean any Condemnation which does not constitute a Termination Event.

“Permitted Encumbrances” shall mean those covenants, restrictions, reservations, liens, conditions and easements and other encumbrances, other than any Mortgage or Assignment, listed on Exhibit “C” hereto (but such listing shall not be deemed to revive any such encumbrances that have expired or terminated or are otherwise invalid or unenforceable).

“Permitted Leasehold Mortgage” shall mean any first lien leasehold mortgage, deed of trust, pledge or similar security device covering all of Tenant’s leasehold estate in the Leased Premises.

“Permitted Leasehold Mortgagee” shall mean: (a) a national banking association, state chartered bank, savings and loan association, insurance company, savings bank, foreign bank authorized to do business in the United States, trust company, real estate investment trust, pension fund, finance company or other Person which is regularly engaged in the business of making and owning commercial loans and is authorized to do business in the United States, (b) an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, which is regularly engaged in the business of making or owning commercial loans, or (c) any entity Controlled by any of the Persons described in clauses (a) or (b) above.

“Person” shall mean an individual, partnership, association, corporation or other entity.

“Preapproved Assignee” shall mean Preapproved Assignee as defined in Paragraph 21(a)(i).

“Preapproved Sublet” shall mean Preapproved Sublet as defined in Paragraph 21(b).

“Premises Percentage Allocation” shall mean the percentage allocated to each Related Premises in Exhibit “F” to this Lease as the same may be adjusted in accordance with the formula specified in Exhibit “F”.

“Prepayment Premium” shall mean any payment which is reasonable and customary with then existing market conditions and is required to be made by Landlord to a Lender under a Note or other document evidencing or securing a Loan (other than payments of principal and/or interest which Landlord is required to make under a Note or a Mortgage) solely by reason of any prepayment or defeasance by Landlord of any principal due under a Note or Mortgage, and which may, without limitation, take the form of (a) a “make whole” or yield maintenance clause requiring a prepayment premium or (b) a defeasance payment (such defeasance payment to be an amount equal to the positive difference between (i) the total amount required to defease a Loan and (ii) the outstanding principal balance of the Loan as of the date of such defeasance plus reasonable Costs of Landlord and Lender).

“Present Value” of any amount shall mean such amount discounted by a rate per annum which is the lower of (a) the Prime Rate at the time such present value is determined or (b) six percent (6%) per annum.

“Prime Rate” shall mean the interest rate per annum as published, from time to time, in The Wall Street Journal as the “Prime Rate” in its column entitled “Money Rate”. The Prime Rate may not be the lowest rate of interest charged by any “large U.S. money center commercial banks” and Landlord makes no representations or warranties to that effect. In the event The Wall Street Journal ceases publication or ceases to publish the “Prime Rate” as described above, the Prime Rate shall be the average per annum discount rate (the “Discount Rate”) on ninety-one

(91) day bills (“Treasury Bills”) issued from time to time by the United States Treasury at its most recent auction, plus three hundred (300) basis points. If no such 91-day Treasury Bills are then being issued, the Discount Rate shall be the discount rate on Treasury Bills then being issued for the period of time closest to ninety-one (91) days.

“Project Cost” shall mean Project Cost as defined in Paragraph 40(a).

“Related Premises” shall mean any one of the Corpus Christi Premises, Odessa Premises, San Marcos Premises and Waco Premises.

“Relevant Amount” shall mean the Termination Amount, the Default Termination Amount, the Offer Amount, the Contaminated Premises Offer Amount or the Excess Land Purchase Price, as the case may be.

“Relevant Date” shall mean (a) the date immediately prior to the date on which the applicable Condemnation Notice is received, in the event of a Termination Notice under Paragraph 1:8 which is occasioned by a Taking, (b) the date immediately prior to the date on which the applicable Casualty occurs, in the event of a Termination Notice under Paragraph 18 which is occasioned by a Casualty, (c) the date when Fair Market Value is redetermined, in the event of a redetermination of Fair Market Value pursuant to Paragraph 20(c), (d) the date immediately prior to the Event of Default giving rise to the need to determine Fair Market Value in the event Landlord provides Tenant with notice of its intention to require Tenant to make a termination offer under Paragraph 23(a)(iii), (e) the date on which Landlord receives an Option Exercise Notice, (f) the date on which Landlord receives a Contaminated Premises Exercise Notice, (g) the date on which the Landlord receives the Excess Land Offer Notice, and (h) the date on which Fair Market Rental Value is determined in the event of any extension of this Lease pursuant to Paragraph 5(b), as applicable.

“Remaining Premises” shall mean the Related Premises which are not Affected Premises under Paragraph 18.

“Renewal Term” shall mean Renewal Term as defined in Paragraph 5(b).

“Rent” shall mean, collectively, Basic Rent and Additional Rent.

“Retained Premises” shall mean Retained Premises as defined in Paragraph 41.

“Review Criteria” shall mean Review Criteria as defined in Paragraph 21(a)(ii).

“San Marcos Addition” shall mean San Marcos Addition as defined in Paragraph 40.

“Second Option” shall mean Second Option as defined in Paragraph 36.

“Security Deposit” shall mean Security Deposit as defined in Paragraph 34(g).

“Site Assessment” shall mean a Site Assessment as defined in Paragraph 10(c).

“State” shall mean the State of Texas.

“Sublet Security Deposit” shall mean Sublet Security Deposit as defined in Paragraph 34(g).

“Subsidiary(ies)” shall mean Subsidiary(ies) as defined in Paragraph 34(g).

“Surviving Entity” shall mean Surviving Entity as defined in Paragraph 21(h).

“Surviving Obligations” shall mean any obligations of Tenant under this Lease, actual or contingent, which arise on or prior to the expiration or prior termination of this Lease or which survive such expiration or termination by their own terms.

“Taking” shall mean (a) any taking or damaging of all or a portion of any of the Leased Premises (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special, or (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding, or (iii) by any other means, or (b) any de facto condemnation. The Taking shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemner, or the date on which the right to compensation and damages accrues under the law applicable to the Related Premises.

“Tenant Group” shall mean Tenant, each Guarantor and their respective Subsidiaries if and for so long as each Such Person shall be part of the group for the purpose of reporting financial positions and results on a consolidated basis.

“Term” shall mean the Term as defined in Paragraph 5(a).

“Termination Amount” shall mean the greater of (a) the sum of the Fair Market Value of the applicable Related Premises and, if the Termination Amount is payable as a result of a Casualty, the applicable Prepayment Premium which Landlord will be required to pay in prepaying or defeasing, as applicable, any Loan with proceeds of the Termination Amount or (b) the sum of the Acquisition Cost for the applicable Related Premises and, if the Termination Amount is payable as a result of a Casualty, the applicable Prepayment Premium which Landlord will be required to pay in prepaying or defeasing in whole or in part, as applicable, any Loan with proceeds of the Termination Amount.

“Termination Date” shall mean the Termination Date as defined in Paragraph 18(b).

“Termination Event” shall mean a Termination Event as defined in Paragraph 18(a).

“Termination Notice” shall mean Termination Notice as defined in Paragraph 18(a).

“Third Option” shall mean Third Option as defined in Paragraph 36.

“Third Party Purchaser” shall mean the Third Party Purchaser as defined in Paragraph 21 (f).

“Voting Power” shall mean. Voting Power as defined in Paragraph 4 of Exhibit “G”.

“Waco O&M Plan” shall mean Waco O&M Plan as defined in Paragraph 10(i).

“Warranties” shall mean Warranties as defined in Paragraph 3(d).

3. Title and Condition; Single Lease Transaction.

(a) The Leased Premises are demised and let subject to (i) the Mortgage and Assignment presently in effect, (ii) the rights of any Persons in possession of the Leased Premises, (iii) the existing state of title of any of the Leased Premises, including any Permitted Encumbrances, (iv) any state of facts which an accurate survey or physical inspection of the Leased Premises might show, (v) to Tenant’s current, actual knowledge all Legal Requirements, including any existing violation of any thereof, and (vi) the condition of the Leased Premises as of the commencement of the Term, without representation or warranty by Landlord.

(b) Tenant acknowledges that the Leased Premises are in good condition and repair at the inception of this Lease. LANDLORD LEASES AND WILL LEASE AND TENANT TAKES AND WILL TAKE THE LEASED PREMISES AS IS WHERE IS AND WITH ALL FAULTS. TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES INCLUDING ANY WARRANTY OR REPRESENTATION AS TO (i) ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT, LATENT OR PATENT, (iv) LANDLORD’S TITLE THERETO, (v) VALUE, (vi) COMPLIANCE WITH SPECIFICATIONS, (vii) LOCATION, (viii) USE, (ix) CONDITION, (x) MERCHANTABILITY, (xi) QUALITY, (xii) DESCRIPTION, (xiii) DURABILITY (xiv) OPERATION, (xv) THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, OR (xvi) COMPLIANCE OF THE LEASED PREMISES WITH ANY LAW OR LEGAL REQUIREMENT; AND ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY TENANT. TENANT ACKNOWLEDGES THAT THE LEASED PREMISES ARE OF ITS SELECTION AND TO ITS SPECIFICATIONS AND THAT THE LEASED PREMISES HAVE BEEN INSPECTED BY TENANT AND ARE SATISFACTORY TO IT. IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN ANY OF THE LEASED PREMISES OF ANY NATURE, WHETHER LATENT OR PATENT, LANDLORD SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT). THE PROVISIONS OF THIS PARAGRAPH 3(b) HAVE BEEN NEGOTIATED, AND ARE INTENDED TO BE A

COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY LANDLORD, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR ARISING OTHERWISE.

(c) Tenant represents to Landlord that Tenant has examined the title to the Leased Premises prior to the execution and delivery of this Lease and has found the same to be satisfactory for the purposes contemplated hereby. Tenant acknowledges that (i) fee simple title (both legal and equitable) to the Leased Premises is in Landlord and that Tenant has only the leasehold right of possession and use of the Leased Premises, as provided herein, (ii) to Tenant’s current, actual knowledge the Improvements conform to all material Legal Requirements and all Insurance Requirements, (iii) to Tenant’s current, actual knowledge all easements necessary or appropriate for the use or operation of the Leased Premises have been obtained, (iv) all contractors and subcontractors who have performed work on or supplied materials to the Leased Premises have been fully paid, and all materials and supplies have been fully paid for, and (v) to Tenant’s current, actual knowledge all Equipment necessary or appropriate for the use or operation of the Leased Premises has been installed and is presently fully operative in all material respects. For purposes of this Lease, the phrase “to Tenant’s current, actual knowledge” shall mean the current, actual knowledge of Michael L. Wilfley and Rob Darsey.

(d) Landlord hereby assigns to Tenant, without recourse or warranty whatsoever, in conjunction with Landlord, the right to enforce all assignable warranties, guaranties, indemnities, causes of action and similar rights (collectively “Warranties”) which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of any of the Leased Premises. Such assignment shall remain in effect until the expiration or earlier termination of this Lease (unless Tenant or its affiliate or designee acquires any of the Leased Premises, in which instance such assignment shall become permanent and irrevocable with respect to such Leased Premises), whereupon such assignment shall cease and all of the Warranties shall automatically revert to Landlord. In confirmation of such reversion Tenant shall execute and deliver promptly any certificate or other document reasonably required by Landlord. Landlord shall also retain the right to enforce any guaranties upon the occurrence of an Event of Default Tenant shall use commercially reasonable efforts to enforce the Warranties in accordance with their respective terms.

(e) LANDLORD AND TENANT AGREE THAT IT IS THEIR MUTUAL INTENT TO CREATE, AND THAT THIS LEASE CONSTITUTES, A MASTER LEASE WITH RESPECT TO EACH AND EVERY PARCEL OF LAND, IMPROVEMENTS INCLUDED IN ANY AND ALL OF THE LEASED PREMISES (WHEREVER LOCATED), THAT THIS LEASE IS NOT INTENDED AND SHALL NOT BE CONSTRUED TO BE SEPARATE LEASES AND THAT ALL THE TERMS AND CONDITIONS HEREOF SHALL GOVERN THE RIGHTS AND OBLIGATIONS OF LANDLORD AND TENANT WITH RESPECT THERETO.

(f) TENANT, ON BEHALF OF ITSELF AND ANY TRUSTEE OR LEGAL REPRESENTATIVE (UNDER THE FEDERAL BANKRUPTCY CODE OR ANY SIMILAR STATE INSOLVENCY PROCEEDING) EXPRESSLY ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING THE PROVISIONS OF PARAGRAPH 18 HEREOF

OR ANY OTHER PROVISION IN THIS LEASE TO THE CONTRARY, IT IS THE EXPRESS INTENT OF LANDLORD AND TENANT TO CREATE, AND THAT THIS LEASE CONSTITUTES, A SINGLE LEASE WITH RESPECT TO EACH AND EVERY PARCEL OF LAND, IMPROVEMENTS AND EQUIPMENT INCLUDED IN EACH AND ALL OF THE RELATED PREMISES (WHEREVER LOCATED) AND SHALL NOT BE (OR BE DEEMED TO BE) DIVISIBLE OR SEVERABLE INTO SEPARATE LEASES FOR ANY PURPOSE WHATSOEVER, AND TENANT, ON BEHALF OF ITSELF AND ANY SUCH TRUSTEE OR LEGAL REPRESENTATIVE, HEREBY WAIVES ANY RIGHT TO CLAIM OR ASSERT A CONTRARY POSITION IN ANY ACTION OR PROCEEDING; IT BEING FURTHER UNDERSTOOD AND AGREED BY TENANT THAT THE ALLOCATIONS OF ACQUISITION COST AND PERCENTAGE ALLOCATION OF BASIC RENT AS SET FORTH ON EXHIBIT “E” AND EXHIBIT “F” HEREOF ARE INCLUDED TO PROVIDE A FORMULA FOR RENT ADJUSTMENT AND LEASE TERMINATION UNDER CERTAIN CIRCUMSTANCES AND AS AN ACCOMMODATION TO TENANT. ANY EVENT OF DEFAULT HEREUNDER IN CONNECTION WITH ANY RELATED PREMISES SHALL BE DEEMED TO BE AN EVENT OF DEFAULT WITH RESPECT TO THE ENTIRE LEASED PREMISES (WHEREVER LOCATED). THE FOREGOING AGREEMENTS AND WAIVERS BY TENANT IN THIS PARAGRAPH 3(f) ARE MADE AS A MATERIAL INDUCEMENT TO LANDLORD TO ENTER INTO THE TRANSACTION CONTEMPLATED BY THIS LEASE AND THAT, BUT FOR THE FOREGOING AGREEMENTS AND WAIVERS BY TENANT, LANDLORD WOULD NOT CONSUMMATE THIS LEASE TRANSACTION.

4. Use of Leased Premises; Quiet Enjoyment.

(a) Tenant may occupy and use the Leased Premises for general office, retail, distribution, research and development, manufacturing and/or the operation of telecommunications services, including the installation, operation and maintenance of local and long distance telephone switching operations, cable operations and data transmission, storage and processing network operations and all uses ancillary thereto, including the use of portions of the Leased Premises as specialized climate controlled areas, warehouse business operations and customer service operations (including use as a call center and technical support center) as well as for any other use now or in the future necessary or desirable in connection with Tenant’s permitted uses, and for no other purpose without the prior written consent of Landlord. Tenant shall not use or occupy or permit any of the Leased Premises to be used or occupied, nor do or permit anything to be done in or on any of the Leased Premises, in a manner which would or might (i) violate any Law, Legal Requirement or Permitted Encumbrance, (ii) make void or voidable or cause any insurer to cancel any insurance required by this Lease, or make it difficult or impossible to obtain any such insurance at commercially reasonable rates, (iii) make void or voidable, cancel or cause to be cancelled or release any of the Warranties, (iv) cause structural injury to any of the Improvements or (v) constitute a public or private nuisance or waste.

(b) Subject to the provisions hereof, so long as no Event of Default has occurred and is continuing, Tenant shall quietly hold, occupy and enjoy the Leased Premises throughout the Term, without any hindrance, ejection or molestation by Landlord with respect to matters that arise after the date hereof, provided that Landlord or its agents may enter upon and examine any of the Leased Premises at such reasonable times as Landlord may select and upon reasonable notice to Tenant and with a representative of Tenant present (except in the ease of any emergency, in which event no prior notice shall be required and a representative of Tenant need not be present) for the purpose of inspecting the Leased Premises, verifying compliance or non-compliance by Tenant with its obligations hereunder and the existence or non-existence of an Event of Default or event which with the passage of time and/or notice would constitute an Event of Default, showing the Leased Premises to prospective Lenders and purchasers and taking such other action with respect to the Leased Premises as is permitted by any provision hereof.

5. Term.

(a) Subject to the provisions hereof, Tenant shall have and hold the Leased Premises for an initial term (the “Initial Term”) (the Initial Term, as extended or renewed in accordance with the provisions hereof, being called the “Term”) commencing on the date hereof (the “Commencement Date”) and ending on the last day of the two hundred fortieth (240th) calendar month next following the date hereof (the “Expiration Date”).

(b) Provided that if, on or prior to the Expiration Date or any other Renewal Date this Lease shall not have been terminated pursuant to any provision hereof, then on the Expiration Date and on the fifth (5th), tenth (10th) and fifteenth (15th) anniversaries of the Expiration Date (the Expiration Date and each such anniversary being referred to herein as a “Renewal Date”), the Term shall be deemed to have been automatically extended for an additional period of five years (each such extension, a “Renewal Term”), unless Tenant shall notify Landlord in writing at least one (1) year prior to the next Renewal Date that Tenant is terminating this Lease as of the next Renewal Date. Upon any receipt of written request from Landlord, Tenant shall provide to Landlord written confirmation of any such renewal in recordable form. Any such extension of the Term shall be subject to all of the provisions of this Lease, as the same may be amended, supplemented or modified (except that Tenant shall not have the right to any additional Renewal Terms).

(c) If Tenant exercises its option pursuant to Paragraph 5(b) not to have the Term automatically extended, or if an Event of Default occurs and is continuing, then Landlord shall have the right during the remainder of the Term then in effect and, in any event, Landlord shall have the right during the last year of the Term, to (i) advertise the availability of any of the Leased Premises for sale or reletting and to erect upon any of the Leased Premises signs indicating such availability and (ii) upon reasonable prior notice to Tenant to show any of the Leased Premises to prospective purchasers or tenants or their agents at such reasonable times as Landlord may select.

6. Basic Rent. Tenant shall pay to Landlord, as annual rent for the Leased Premises during the Term, the amounts determined in accordance with Exhibit “D” hereto (“Basic Rent”), commencing on the twenty-fifth day of August, 2003, and thereafter on the same day of each November, February, May and August during the Term (each such day being a “Basic Rent Payment Date”). Each such rental payment shall be made in Federal Funds to Landlord pursuant to wire transfer instructions delivered to Tenant from time to time and/or to such one or more other Persons, pursuant to wire transfer instructions delivered to Tenant from time to time at such addresses and in such proportions as Landlord may direct by fifteen (15) days’ prior written notice to Tenant (in which event Tenant shall give Landlord notice of each such payment concurrent with the making thereof), and (b) in Federal Funds no later than the applicable Basic Rent Payment Date.

7. Additional Rent.

(a) Tenant shall pay and discharge, as additional rent (collectively, “Additional Rent”):

(i) except as otherwise specifically provided herein, all costs and expenses incurred by Landlord which are incurred in connection or associated with (A) the ownership, use, non-use, occupancy, monitoring, possession, operation, condition, design, construction, maintenance, alteration, repair or restoration of any of the Leased Premises, (B) the performance of any of Tenant’s obligations under this Lease, (C) any sale or other transfer of any of the Leased Premises to Tenant under this Lease, including costs and expenses incurred in connection with the payment of a Prepayment Premium, (D) any Condemnation proceedings, (E) the adjustment, settlement or compromise of any insurance claims involving or arising from any of the Leased Premises, (F) the prosecution, defense or settlement of any litigation involving or arising from any of the Leased Premises, this Lease, or the sale of the Leased Premises to Landlord, (G) the exercise or enforcement by Landlord, its successors and assigns, of any of its rights under this Lease, (H) any amendment to or modification or termination of this Lease made at the request of Tenant, (I) fees and expenses of Landlord’s counsel and reasonable internal Costs of Landlord incurred in connection with the preparation, negotiation and execution of this Lease, or incurred in connection with any act undertaken by Landlord (or its counsel) at the written request of Tenant (by any example waivers, consents, easements and lease amendments), or incurred in connection with any act of Landlord performed on behalf of Tenant if Tenant fails to perform as and when required by the terms of this Lease, (J) the reasonable internal Costs of Landlord incurred in connection with Tenant’s failure to act promptly in an emergency situation, (K) all costs and fees associated with the wire transfers of Rent payments, and (L) any other items specifically required to be paid by Tenant under this Lease; provided, however, that notwithstanding any provisions in this Lease to the contrary, Additional Rent shall not include (1) compensation paid to any officers, executives or employees of Landlord; (2) costs for which Landlord is reimbursed by insurance, condemnation or otherwise; (3) interest on debt or amortization payments on any mortgage or deed to secure debt and any charges for any costs and expenses incurred in connection with any refinancing of any debt secured by any mortgage on the property; (4) all professional fees (legal/accounting/real estate/consultants) and other Costs and expenses arising out of the sale of any of the Leased Premises by Landlord, except with respect to the sale to Tenant or its designee under the terms of this Lease, (5) Landlord’s general corporate overhead and general corporate administrative expenses including any costs related to Landlord’s maintenance of an office (including rent for such office) except as otherwise specified in clause (I) and (J) above; (6) late charges and other penalties incurred as a result of Landlord’s failure, negligence, inability or unwillingness to make payments to any person or party when due, (7) all professional fees (legal/accounting/real estate/consultants) incurred in connection with the refinancing of any Loan, and (8) any depreciation.

(ii) after the date all or any portion of any installment of Basic Rent is due and not paid by the applicable Basic Rent Payment Date, an amount (the “Late Charge”) equal to three percent (3%) of the amount of such unpaid installment or portion thereof to reimburse Landlord for its cost and inconvenience incurred as a result of Tenant’s delinquency; provided, however, that with respect to the first late payment of all or any portion of any installment of Basic Rent in any Lease Year, the Late Charge shall not be due and payable unless the Basic Rent has not been paid within five (5) days’ following written notice from Landlord that such installment is past due;

(iii) a sum equal to any additional sums (including any late charge in excess of the amount payable under clause (ii) above for that portion of the Basic Rent paid to the Lender as scheduled installments of principal and interest, default penalties, interest in excess of amounts payable under clause (iv) below for that portion of the Basic Rent paid to the Lender as scheduled installments of principal and interest, and fees of Lender’s counsel) which are payable by Landlord to any Lender under any Note by reason of Tenant’s late payment or non-payment of Basic Rent or by reason of an Event of Default; and

(iv) interest at the rate (the “Default Rate”) of five percent (5%) over the Prime Rate per annum on the following sums until paid in full: (A) all overdue installments of Basic Rent from the respective due dates thereof, provided that with respect to the first late payment in any Lease Year interest at the Default Rate shall not be due unless Tenant shall have failed to pay the overdue installment within five (5) days following written notice from Landlord that such installment is past due, (B) all overdue amounts of Additional Rent relating to obligations which Landlord shall have paid on behalf of Tenant if Tenant has failed to perform as required by this Lease and which are more than thirty (30) days overdue, from the date of payment thereof by Landlord and, (C) all other overdue amounts of Additional Rent which are more than thirty (30) days overdue, from the date when Landlord demands payment.

(b) Tenant shall pay and discharge (i) any Additional Rent referred to in Paragraph 7(a)(i) when the same shall become due, provided that amounts which are billed to Landlord, but not to Tenant, shall be paid within fifteen (15) days after Landlord’s demand for payment thereof which demand shall be accompanied by copies of invoices or other evidence for Costs incurred, and (ii) any other Additional Rent, within fifteen (15) days after Landlord’s demand for payment thereof which demand shall be accompanied by copies of invoices or other evidence for Costs incurred.

(c) In no event shall amounts payable under Paragraph 7(a)(ii), (iii) and (iv) or elsewhere in this Lease exceed the maximum amount permitted by applicable Law.

8. Net Lease: Non-Terminability.

(a) This is a net lease and all Monetary Obligations shall be paid without notice or demand and without set-off, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense (collectively, a “Set-Off”).

(b) This Lease and the rights of Landlord and the obligations of Tenant hereunder shall not be affected by any event or for any reason or cause whatsoever foreseen or unforeseen.

(c) The obligations of Tenant hereunder shall be separate and independent covenants and agreements, all Monetary Obligations shall continue to be payable in all events (or, in lieu thereof, Tenant shall pay amounts equal thereto), and the obligations of Tenant hereunder shall continue unaffected unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease. All Rent payable by Tenant hereunder shall constitute “rent” for all purposes (including Section 502(b)(6) of the Federal Bankruptcy Code).

(d) Except as otherwise expressly provided herein, Tenant shall have no right and hereby waives all rights which it may have under any Law (i) to quit, terminate or surrender this Lease or any of the Leased Premises, or (ii) to any Set-Off of any Monetary Obligations.

9. Payment of Impositions.

(a) Tenant shall, before interest or penalties are due thereon, pay and discharge all taxes (including real and personal property, franchise, sales, use, gross receipts and rent taxes), all charges for any easement or agreement maintained for the benefit of any of the Leased Premises, all assessments and levies, all permit, inspection and license fees, all rents and charges for water, sewer, utility and communication services relating to any of the Leased Premises, all ground rents and all other public charges whether of a like or different nature, even if unforeseen or extraordinary, imposed upon or assessed against (i) Tenant, to the extent non-payment could have an adverse effect in any material respect on the business or finances of Tenant, (ii) Tenant’s possessory interest in the Leased Premises, (iii) any of the Leased Premises and (iv) Landlord as a result of or arising in respect of the acquisition, ownership, occupancy, leasing, use, possession or sale of any of the Leased Premises, any activity conducted on any of the Leased Premises, or the Rent (collectively, the “Impositions”); provided, that nothing herein shall obligate Tenant to pay (A) income, excess profits or other taxes of Landlord (or Lender) which are determined on the basis of Landlord’s (or Lender’s) net income or net worth (unless such taxes are in lieu of or a substitute for any other tax, assessment or other charge upon or with respect to the Leased Premises which, if it were in effect, would be payable by Tenant under the provisions hereof or by the terms of such tax, assessment or other charge), (B) any estate, inheritance, succession, gift or similar tax imposed on Landlord or Lender or (C) any capital gains tax imposed on Landlord or Lender in connection with the sale of the Leased Premises to any Person. Landlord shall have the right to require Tenant to pay, together with scheduled installments of Basic Rent, the amount of the gross receipts or rent tax, if any, payable with respect to the amount of such installment of Basic Rent. If any Imposition may be paid in installments without interest or penalty, Tenant shall have the option to pay such Imposition in installments; in such event, Tenant shall be liable only for those installments which accrue or become due and payable during the Term. Tenant shall prepare and file all tax reports required by governmental authorities which relate to the Impositions. Tenant shall deliver to Landlord (1) copies of all settlements and notices pertaining to the Impositions which may be issued by any governmental authority within ten (10) days after Tenant’s receipt thereof, (2) receipts for payment of all taxes required to be paid by Tenant hereunder within thirty (30) days after the due date thereof and (3) receipts for payment of all other Impositions within ten (10) days after Landlord’s request therefor.

(b) Following the occurrence of an Event of Default if requested in writing by Landlord and/or so long as required by a Lender, Tenant shall pay to Landlord such amounts (each an “Escrow Payment”) monthly or at such intervals as required by such Lender (but not more often than monthly) so that there shall be in an escrow account an amount sufficient to pay the Escrow Charges (as hereinafter defined) as they become due. As used herein, “Escrow Charges” shall mean real estate taxes and assessments on or with respect to the Leased Premises or payments in lieu thereof and premiums on any insurance required by this Lease and any reserves for capital improvements, deferred maintenance and/or repairs required by any Lender. Landlord shall determine the amount of the Escrow Charges (it being agreed that if required by a Lender, such amount shall equal any corresponding escrow installments required to be paid by Landlord) and the amount of each Escrow Payment in its reasonable discretion. The Escrow Payments may be commingled with other funds of Landlord or other Persons and no interest thereon shall be due or payable to Tenant. Landlord shall apply the Escrow Payments to the payment of the Escrow Charges in such order or priority as Landlord shall determine or as required by Law, provided, however, that as long as Escrow Payments are sufficient to pay Escrow Charges as the same shall become due and no Event of Default exists, Tenant shall have no liability for any penalty or interest payable as a result of the delinquent payment of Escrow Charges by Landlord or Lender. If at any time the Escrow Payments theretofore paid to Landlord shall be insufficient for the payment of the Escrow Charges, Tenant, within ten (10) days after Landlord’s demand therefor, shall pay the amount of the deficiency to Landlord.

10. Compliance with Laws and Easement Agreements: Environmental Matters.

(a) Tenant shall, at its expense, comply with and conform to, and cause the Leased Premises and any other Person occupying any part of the Leased Premises to comply with and conform to, all Insurance Requirements and, with respect to the Leased Premises, all Legal Requirements (including all applicable Environmental Laws) and Tenant shall, at its expense, comply with and conform to all material Legal Requirements applicable to its business operations and shall maintain in effect any material license or permit necessary for the use, occupancy or operation of the Leased Premises. Tenant shall not at any time (i) cause, permit or suffer to occur any Environmental Violation or (ii) permit any sublessee, assignee or other Person occupying the Leased Premises under or through Tenant to cause, permit or suffer to occur any Environmental Violation and, at the request of Landlord, Tenant shall promptly remediate or undertake any other appropriate response action to correct any existing Environmental Violation, however immaterial, and (iii) without the prior written consent of Landlord, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or, to the extent within Tenant’s control, the subsurface of the Land, regardless of the depth thereof or the method of mining or extraction thereof. Any and all reports prepared for or by Landlord with respect to the Leased Premises shall be for the sole benefit of Landlord, Lender, Tenant and the Permitted Leasehold Mortgagee.

(b) Tenant, at its sole cost and expense, will at all times promptly and faithfully abide by, discharge and perform all of the covenants, conditions and agreements contained in any Easement Agreement on the part of Landlord or the occupier to be kept and performed thereunder. Tenant will not alter, modify, amend or terminate any Easement Agreement, give any consent or approval thereunder, or enter into any new Easement Agreement without, in each case, prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned except that Tenant shall have the right, without having obtained any consent from Landlord, to negotiate customary utility easements that do not adversely affect the value of the applicable Related Premises. Landlord shall not alter, modify, amend or enter into any Easement Agreement that limits Tenant’s rights or exposes Tenant to additional obligations or liabilities without Tenant’s written consent.

(c) Upon prior written notice from Landlord, Tenant shall permit such persons as Landlord may designate (“Site Reviewers”) to visit the Leased Premises during normal business hours and in a manner which does not unreasonably interfere with Tenant’s operations and perform, as agents of Tenant, environmental site investigations and assessments (“Site Assessments”) on the Leased Premises in any of the following circumstances: (i) in connection with any sale, financing or refinancing of the Leased Premises, (ii) within the six month period prior to the expiration of the Term, (iii) if required by Lender or the terms of any credit facility to which Landlord is bound, (iv) if an Event of Default exists, or (v) at any other time that, in the opinion of Landlord or Lender, a reasonable basis exists to believe that an Environmental Violation or any condition that could reasonably be expected to result in any Environmental Violation exists. Such Site Assessments may include both above and below the ground testing for Environmental Violations and such other tests as may be necessary, in the opinion of the Site Reviewers, to conduct the Site Assessments. Tenant shall supply to the Site Reviewers such historical and operational information regarding the Leased Premises as may be reasonably requested by the Site Reviewers to facilitate the Site Assessments, and shall make available for meetings with the Site Reviewers Tenant’s employees having knowledge of such matters. The cost of performing and reporting Site Assessments shall be paid by Tenant.

(d) If an Environmental Violation occurs or is found to exist and, in Landlord’s reasonable judgment, the cost of remediation of, or other response action with respect to, the same is likely to exceed $50,000, Tenant shall provide to Landlord, within ten (10) days after Landlord’s request therefor, adequate financial assurances that Tenant will effect such remediation in accordance with applicable Environmental Laws. Such financial assurances shall be a bond or letter of credit satisfactory to Landlord in form and substance and in an amount equal to or greater than Landlord’s reasonable estimate, based upon a Site Assessment performed pursuant to Paragraph 10(c), of the anticipated cost of such remedial action.

(e) (i) Notwithstanding any other provision of this Lease, if an Environmental Violation occurs or is found to exist with respect to any one or more Related Premises (all such Related Premises, the “Contaminated Premises”) and the Term would otherwise terminate or expire and an independent third party leasing agent retained by Landlord is unable to relet the Contaminated Premises at then market rates solely as a result of such Environmental Violation, then, at the option of Landlord and upon written notice to Tenant (the “Term Extension Notice”), the Term with respect to the Contaminated Premises shall be automatically extended beyond the date of termination or expiration and this Lease shall remain in full force and effect beyond such date until the earlier to occur of (i) the completion of all remedial action in accordance with applicable Environmental Laws or (ii) the date specified in a written notice from Landlord to Tenant terminating this Lease, provided that Tenant’s obligation to pay Rent for the Contaminated Premises during such extension shall be limited to payments of Basic Rent otherwise due hereunder with respect to the Leased Premises multiplied by a percentage equal to the sum of the percentages set forth on Exhibit “F” for the Contaminated Premises, real estate taxes and assessments and insurance premiums as the same shall become due and owing.

(ii) Landlord does hereby give and grant to Tenant the option to purchase any Contaminated Premises (A) for a purchase price equal to the Contaminated Premises Offer Amount and (B) on any date (the “Contaminated Premises Option Purchase Date”) during the thirty (30) days following the determination of the Fair Market Value of the Contaminated

Premises. If Tenant intends to exercise such option, Tenant shall give written notice (the “Contaminated Premises Exercise Notice”) to Landlord to such effect within thirty (30) days following receipt of the Term Extension Notice. Promptly upon receipt of such notice by Landlord, the parties shall commence to determine the Fair Market Value of the Contaminated Premises. If Tenant shall exercise the foregoing option to purchase the Contaminated Premises, on the later to occur of (A) the Contaminated Premises Option Purchase Date or (B) the date when Tenant has paid the Contaminated Premises Offer Amount and has satisfied all other Monetary Obligations, Landlord shall convey the Contaminated Premises to Tenant in accordance with Paragraph 20 hereof; provided, that, if an Event of Default has occurred and is continuing on the Contaminated Premises Option Purchase Date, Landlord, at its sole option, may terminate Tenant’s option to purchase hereunder. IF THIS LEASE SHALL TERMINATE FOR ANY REASON PRIOR TO THE DATE ORIGINALLY FIXED HEREIN FOR THE EXPIRATION OF THE TERM, OR IF TENANT SHALL FAIL TO GIVE THE AFORESAID NOTICE OF INTENTION TO PURCHASE, TIME BEING OF THE ESSENCE, THE OPTION PROVIDED IN THIS PARAGRAPH 10(e)(ii) AND ANY EXERCISE THEREOF BY TENANT SHALL CEASE AND TERMINATE AND SHALL BE NULL AND VOID. IN SUCH EVENT TENANT SHALL EXECUTE A QUITCLAIM DEED AND SUCH OTHER DOCUMENTS AS LANDLORD SHALL REASONABLY REQUEST EVIDENCING THE TERMINATION OF ITS OPTION.

(f) If Tenant fails to comply with any requirement of any Environmental Law in connection with any Environmental Violation which occurs or is found to exist, Landlord shall have the right (but no obligation) to take any and all actions as Landlord shall deem necessary or advisable in order to cure such Environmental Violation.

(g) Tenant shall notify Landlord immediately after becoming aware of any Environmental Violation (or alleged Environmental Violation) or noncompliance with any of the covenants contained in this Paragraph 10 and shall forward to Landlord immediately upon receipt thereof copies of all orders, reports, notices, permits, applications or other communications relating to any such violation or noncompliance.

(h) All future leases, subleases or concession agreements relating to the Leased Premises entered into by Tenant shall contain covenants of the other party thereto which are identical to the covenants contained in Paragraph 10(a).

(i) Tenant shall comply with the terms of and shall perform or cause to be performed those obligations set forth in that certain Asbestos Management Plan dated August 1, 2003, prepared by ATC Associates Inc. in connection with the Waco Premises (the “Waco O&M Plan”).

11. Liens; Recording.

(a) Subject to the rights of Tenant under Paragraph 14 hereof, Tenant shall not, directly or indirectly, create or permit to be created or to remain and shall promptly discharge or remove any lien, levy or encumbrance on any of the Leased Premises or on any Rent or any other sums payable by Tenant under this Lease, other than any Mortgage or Assignment, the Permitted Encumbrances, any Permitted Leasehold Mortgage and any mortgage, lien, encumbrance or other charge created by or resulting solely from any act or omission of Landlord. NOTICE IS

HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT OR TO ANYONE HOLDING OR OCCUPYING ANY OF THE LEASED PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS’ OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN AND TO ANY OF THE LEASED PREMISES. LANDLORD MAY AT ANY TIME POST ANY NOTICES ON THE LEASED PREMISES REGARDING SUCH NON-LIABILITY OF LANDLORD.

(b) Tenant shall execute, deliver and record, file or register (collectively, “record”) all such instruments as may be required or permitted by any present or future Law in order to evidence the respective interests of Landlord and Tenant in any of the Leased Premises, and shall cause a memorandum of this Lease (or, if such a memorandum cannot be recorded, this Lease), and any supplement hereto or thereto, to be recorded in such manner and in such places as may be required or permitted by any present or future Law in order to protect the validity and priority of this Lease.

12. Maintenance and Repair.

(a) Tenant shall at all times maintain each of the Related Premises and the Adjoining Property in as good repair and appearance as each is in on the date hereof and fit to be used for their intended use in accordance with the better of the practices generally recognized as then acceptable by other companies in its industry or observed by Tenant with respect to the other real properties owned or operated by it, and, in the case of the Equipment, in as good mechanical condition as it was on the later of the date hereof or the date of its installation, in each case, except for ordinary wear and tear. Tenant shall take every other action necessary or appropriate for the preservation and safety of each of the Related Premises. Tenant shall promptly make all Alterations of every kind and nature, whether foreseen or unforeseen, which may be required to comply with the foregoing requirements of this Paragraph 12(a). Landlord shall not be required to make any Alteration, whether foreseen or unforeseen, or to maintain any of the Related Premises or Adjoining Property in any way, and Tenant hereby expressly waives any right which may be provided for in any Law hereafter in effect to make Alterations at the expense of Landlord or to require Landlord to make Alterations. Any Alteration made by Tenant pursuant to this Paragraph 12 shall be made in conformity with the provisions of Paragraph 13.

(b) If any Improvement, now or hereafter constructed, shall (i) encroach upon any setback or any property, street or right-of-way adjoining any of the Leased Premises, (ii) violate the provisions of any restrictive covenant affecting any of the Leased Premises, (iii) hinder or obstruct any easement or right-of-way to which any of the Leased Premises is subject or (iv) impair the rights of others in, to or under any of the foregoing, Tenant shall, promptly after receiving notice or otherwise acquiring knowledge thereof, and a third party asserts a claim against Landlord or Tenant as a result of any such matter, either (A) obtain from all necessary parties waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation, hindrance, obstruction or impairment, whether the same shall affect Landlord, Tenant or both, or (B) take such action as shall be necessary to .defend the claim, and, if necessary, to remove all such encroachments, hindrances or obstructions and to end all such violations or impairments, including, if necessary, making Alterations.

13. Alterations and Improvements.

(a) Tenant shall have the right, without having obtained the prior written consent of Landlord or Lender and provided that no Event of Default then exists, (i) to make non-structural Alterations or a series of related non-structural Alterations that, as to any such Alterations or series of related Alterations, do not cost in excess of the Major Alterations Amount with respect to each Related Premises and (ii) to install Equipment in the Improvements or accessions to the Equipment that, as to such Equipment or accessions, do not cost in excess of the Major Alterations Amount, so long as at the time of construction or installation of any such Equipment or Alterations no Event of Default exists and the value and utility of the Leased Premises is not diminished thereby. If the cost of any non-structural Alterations, series of related non-structural Alterations, Equipment or accessions thereto is in excess of the Major Alterations Amount or if Tenant desires to make structural Alterations to any Related Premises, the prior written approval of Landlord and Lender shall be required which shall not be unreasonably withheld, conditioned or delayed. Tenant shall not construct upon the Land any additional buildings without having first obtained the prior written consent of Landlord and Lender which shall not be unreasonably withheld, conditioned or delayed. Landlord shall have the right to require Tenant to remove any Alterations except for those Alterations required by Law or for which Landlord has agreed in writing that removal will not be required, provided that, within thirty (30) days following receipt of written request, Landlord shall provide notice to Tenant whether or not such removal shall be required.

(b) If Tenant makes any Alterations pursuant to this Paragraph 13 or as required by Paragraph 12 or 17 (such Alterations and actions being hereinafter collectively referred to as “Work”), then (i) the market value of the Leased Premises shall not be lessened by any such Work or its usefulness impaired, (ii) all such Work shall be performed by Tenant in a good and workmanlike manner, (iii) all such Work shall be expeditiously completed in compliance with all Legal Requirements, (iv) all such Work shall comply with the requirements of all insurance policies required to be maintained by Tenant hereunder, (v) if any such Work involves the replacement of Equipment or parts thereto, all replacement Equipment or parts shall have a value and useful life equal to the greater of (A) the value and useful life on the date hereof of the Equipment being replaced or (B) the value and useful life of the Equipment being replaced immediately prior to the occurrence of the event which required its replacement (assuming such replaced Equipment was then in the condition required by this Lease) provided that Tenant shall not be required to replace obsolete Equipment as long as the Improvements continue to function in the same manner and at full capacity without such Equipment, (vi) Tenant shall promptly discharge or remove all liens filed against any of the Leased Premises arising out of such Work, (vii) Tenant shall procure and pay for all permits and licenses required in connection with any such Work, (viii) all such Work shall be the property of Landlord and shall be subject to this Lease, and Tenant shall execute and deliver to Landlord any document requested by Landlord evidencing the assignment to Landlord of all estate, right, title and interest (other than the leasehold estate created hereby) of Tenant or any other Person thereto or therein, and (ix) Tenant shall comply, to the extent requested by Landlord or required by this Lease, with the provisions of Paragraphs 12(a) and 19(a), whether or not such Work involves restoration of the Leased Premises.

14. Permitted Contests. Notwithstanding any other provision of this Lease, Tenant shall not be required to (a) pay any Imposition, (b) discharge or remove any lien referred to in Paragraph 11 or 13 or (c) take any action with respect to any encroachment, violation, hindrance, obstruction or impairment referred to in Paragraph 12(b) (such non-compliance with the terms hereof being hereinafter referred to collectively as “Permitted Violations”) and may dispute or contest the same, so long as at the time of such non-compliance no Event of Default exists and so long as Tenant shall contest, in good faith, the existence, amount or validity thereof, the amount of the damages caused thereby, or the extent of its or Landlord’s liability therefor by appropriate proceedings which shall operate during the pendency thereof to prevent or stay (i) the collection of, or other realization upon, the Permitted Violation so contested, (ii) the sale, forfeiture or loss of any of the Leased Premises or any Rent to satisfy or to pay any damages caused by any Permitted Violation, (iii) any interference with the use or occupancy of any of the Leased Premises, (iv) any interference with the payment of any Rent, or (v) the cancellation or increase in the rate of any insurance policy or a statement by the carrier that coverage will be denied. If the Permitted Violation could result in a lien on the Leased Premises or any part thereof or in any liability to Landlord, then Tenant shall provide Landlord security which is satisfactory, in Landlord’s reasonable judgment, to assure that such Permitted Violation is corrected, including all Costs, interest and penalties that may be incurred or become due in connection therewith. While any proceedings which comply with the requirements of this Paragraph 14 are pending and the required security is held by Landlord, Landlord shall not have the right to correct any Permitted Violation thereby being contested unless Landlord is required by Law to correct such Permitted Violation and Tenant’s contest does not prevent or stay such requirement as to Landlord, Each such contest shall be promptly and diligently prosecuted by Tenant to a final conclusion, except that Tenant, so long as the conditions of this Paragraph 14 are at all times complied with, has the right to attempt to settle or compromise such contest through negotiations. Tenant shall pay any and all losses, judgments, decrees and Costs in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest and Costs thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof. No such contest shall subject Landlord to the risk of any civil or criminal liability.

15. Indemnification.

(a) Tenant shall pay, protect, indemnify, defend, save and hold harmless Landlord and the Person that owns the interests in Landlord (“Indemnitee”) from and against any and all liabilities, losses, damages (including punitive damages), penalties, Costs (including attorneys’ fees and costs), causes of action, suits, claims, demands or judgments of any nature whatsoever, howsoever caused, without regard to the form of action and whether based on strict liability, negligence or any other theory of recovery at law or in equity, arising from (i) any matter pertaining to the ownership, leasing, use, non-use, occupancy, operation, management, condition, design, construction, maintenance, repair or restoration of any of the Leased Premises or Adjoining Property, (ii) any casualty in any manner arising from any of the Leased Premises or Adjoining Property, whether or not Indemnitee has or should have knowledge or notice of any defect or condition causing or contributing to said casualty, (iii) any violation by Tenant of any provision of this Lease, any contract or agreement to which Tenant is a party, any Legal Requirement or any Permitted Encumbrance or any encumbrance Tenant consented to or the Waco O&M Plan, or (iv) any alleged, threatened or actual Environmental Violation, including (A) liability for response costs and for costs of removal and remedial action incurred by the United States Government, any state or local governmental unit or any other Person, or damages from injury to or destruction or loss of natural resources, including the reasonable costs of assessing such injury, destruction or loss, incurred pursuant to Section 107 of CERCLA, or any successor section or act or provision of any similar state or local Law, (B) liability for costs and expenses of abatement, correction or clean-up, fines, damages, response costs or penalties which arise from the provisions of any of the other Environmental Laws and (C) liability for personal injury or property damage arising under any statutory or common-law tort theory, including damages assessed for the maintenance of a public or private nuisance or for carrying on of a dangerous activity.

(b) In case any action or proceeding is brought against any Indemnitee by reason of any such claim, (i) Tenant may, except in the event of a conflict of interest or a dispute between Tenant and any such Indemnitee or during the continuance of an Event of Default, retain counsel of its choosing and defend such action (it being understood that Landlord may employ counsel of its choice to monitor the defense of any such action) and (ii) such Indemnitee shall notify Tenant to resist or defend such action or proceeding by retaining counsel reasonably satisfactory to such Indemnitee, and such Indemnitee will cooperate and assist in the defense of such action or proceeding if reasonably requested to do so by Tenant. In the event of a conflict of interest or dispute or during the continuance of an Event of Default, Landlord shall have the right to select counsel, and the cost of such counsel shall be paid by Tenant.

(c) The obligations of Tenant under this Paragraph 15 shall survive any termination, expiration or rejection in bankruptcy of this Lease.

THE INDEMNITY SET FORTH IN THIS SECTION 15 SHALL NOT BE IMPAIRED OR AFFECTED BY NEGLIGENCE ON THE PART OF LANDLORD OR ANYONE ACTING BEHALF OF LANDLORD. IT IS EXPRESSLY AGREED AND UNDERSTOOD THAT THIS LEASE INCLUDES INDEMNIFICATION PROVISIONS WHICH IN CERTAIN CIRCUMSTANCES COULD INCLUDE AN INDEMNIFICATION BY TENANT OR LANDLORD FROM CLAIMS OR LOSSES ARISING AS A RESULT OF LANDLORD’S OWN NEGLIGENCE, BUT SHALL NOT INCLUDE CLAIMS OR LOSSES ARISING AS A RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD.

16. Insurance.

(a) Tenant shall maintain the following insurance on or in connection with the Leased Premises:

(i) Insurance against risk of physical loss or damage to the Improvements and Equipment as provided under “Special Form” coverage, and including customarily excluded perils of hail, windstorm, flood coverage for any Related Premises that is in a flood zone, earthquake and, to the extent required by Lender, terrorism insurance, in amounts not less than the actual replacement cost of the Improvements and Equipment; provided that, (i) if Tenant’s insurance company is unable or unwilling to include any of all of such excluded perils, Tenant shall have the option of purchasing coverage against such perils from another insurer on a “Difference in Conditions” form or through a stand-alone policy and (ii) flood coverage for the San Marcos Premises shall be $1,500,000 of which $1,000,000 is currently in place and of which $500,000 shall not be effective until September 1, 2003. Such policies shall contain Replacement

Cost and Agreed Amount Endorsements and shall contain deductibles not more than $25,000 per occurrence except that deductibles for flood, windstorm and earthquake may be not more than $50,000 per occurrence. If any of the Improvements constitute a legal non-conforming structure under applicable building, zoning or land use laws, such policies shall also include an ordinance or law coverage endorsement which will contain Coverage A: “Loss Due to Operation of Law” (with a minimum liability limit equal to Replacement Cost with a waiver of any co-insurance provisions or an Agreed Value Endorsement), Coverage B: “Demolition Cost” and Coverage C: “Increased Cost of Construction” coverages.

(ii) Commercial General Liability Insurance (including but not limited to Incidental Medical Malpractice and Host Liquor Liability) and Business Automobile Liability Insurance (including Non-Owned and Hired Automobile Liability) against claims for personal and bodily injury, death or property damage occurring on, in or as a result of the use of the Leased Premises, in an amount not less than $15,000,000 per occurrence/annual aggregate, on a claims occurrence basis, and all other coverage extensions that are usual and customary for properties of this size and type provided, however, that the Landlord shall have the right to require such higher limits as may be reasonable and customary for properties of this size and type.

(iii) Worker’s compensation insurance covering all persons employed by Tenant in connection with any work done on or about any of the Leased Premises for which claims for death, disease or bodily injury may be asserted against Landlord, Tenant or any of the Leased Premises or, in lieu of such Workers’ Compensation Insurance, a program of self-insurance complying with the rules, regulations and requirements of the appropriate agency of the State or States in which the Leased Premises are located.

(iv) Comprehensive Boiler and Machinery Insurance on any of the Equipment or any other equipment on or in the Leased Premises in an amount not less than $5,000,000 per accident for damage to property. Either such Boiler and Machinery policy or the All-Risk policy required in (i) above shall include at least $100,000 per incidence for Off-Premises Service Interruption, Expediting Expenses, Ammonia Contamination, and Hazardous Materials Clean-up Expense and may contain a deductible not to exceed $25,000.

(v) Business Interruption and Extra Expense Insurance at limits to cover 100% of losses and/or expenses incurred over the period of indemnity not less than eighteen (18) months from time of loss. Such insurance shall name Landlord as loss payee solely with respect to Rent payable to or for the benefit of the Landlord under this Lease.

(vi) During any period in which substantial Alterations at any Related Premises are being undertaken, builder’s risk insurance covering the total completed value including any “soft costs” with respect to the Improvements being altered or repaired (on a completed value, non-reporting basis), replacement cost of work performed and equipment, supplies and materials furnished in connection with such construction or repair of Improvements or Equipment, together with such “soft cost” endorsements and such other endorsements as Landlord may reasonably require and general liability, workers’ compensation and automobile liability insurance with respect to the Improvements being constructed, altered or repaired.

(vii) Such other insurance (or other terms with respect to any insurance required pursuant to this Paragraph 16, including without limitation amounts of coverage, deductibles, form of mortgagee clause) on or in connection with any of the Leased Premises as Landlord or Lender may reasonably require.

(b) The insurance required by Paragraph 16(a) shall be written by companies which have a Best’s rating of A:X or above and a claims paying ability rating of A or better by Standard & Poor’s Rating Services, a division of the McGraw Hill Companies, Inc. or equivalent rating agency approved by Landlord and Lender in their sole discretion and are authorized to write insurance policies by, the State Insurance Department for the states in which the Leased Premises are located. The insurance policies (i) shall be for such terms as Landlord may reasonably approve and (ii) shall be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. The insurance referred to in Paragraphs 16(a)(i), 16(a)(iv) and 16(a)(vi) shall name Landlord as owner and loss payee and Lender as mortgagee and loss payee and Tenant as its interest may appear. The insurance referred to in Paragraph 16(a)(ii) shall name Landlord and Lender as additional insureds, and the insurance referred to in Paragraph 16(a)(v) shall name Landlord as insured and Lender and Landlord as loss payee to the extent of the Rent payable to or for the benefit of Landlord. If said insurance or any part thereof shall expire, be withdrawn, become void, voidable, unreliable or unsafe for any reason, including a breach of any condition thereof by Tenant or the failure or impairment of the capital of any insurer, or if for any other reason whatsoever said insurance shall become reasonably unsatisfactory to Landlord, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord.

(c) Each insurance policy referred to in clauses (i), (iv), (v) and (vi) of Paragraph 16(a) shall contain standard non-contributory mortgagee clauses in favor of and acceptable to Lender. Each policy required by any provision of Paragraph 16(a), except clause (iii) thereof, shall provide that it may not be cancelled substantially modified or allowed to lapse on any renewal date except after thirty (30) days’ prior notice to Landlord and Lender.

(d) Tenant shall pay as they become due all premiums for the insurance required by Paragraph 16(a), shall renew or replace each policy and deliver to Landlord evidence of the payment of the full premium therefor or installment then due at last ten (10) days prior to the expiration date of such policy, and shall promptly deliver to Landlord all original certificates, of insurance or, if required by Lender, certified policies. All certificates of insurance (including liability coverage) provided to Landlord and Lender shall be on ACCORD Form 27 (or its equivalent).

(e) Anything in this Paragraph 16 to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Paragraph 16(a) may be carried under a “blanket” or umbrella policy or policies covering other properties or liabilities of Tenant, provided that such “blanket” or umbrella policy or policies otherwise comply with the provisions of this Paragraph 16 and provided further that Tenant shall provide to Landlord a Statement of Values or each Related Premise which shall be reviewed annually and amended as necessary based on Replacement Cost Valuations. The original or a certified copy of each such “blanket” or umbrella policy shall promptly be delivered to Landlord.

(f) Tenant shall have the replacement cost and insurable value of the Improvements and Equipment determined from time to time as required by the replacement cost and agreed amount endorsements and shall deliver to Landlord the new replacement cost and agreed amount endorsement or certificate evidencing such endorsement promptly upon Tenant’s receipt thereof.

(g) Each policy (other than workers’ compensation coverage ) shall contain an effective waiver by the carrier against all claims for payment of insurance premiums against Landlord and shall contain a full waiver of subrogation against the Landlord.

(h) The proceeds of any insurance required under Paragraph 16(a) shall be payable as follows:

(i) Proceeds payable under clauses (ii), (iii) and (iv) of Paragraph 16(a) and proceeds attributable to the general liability coverage of Builder’s Risk insurance under clause (vi) of Paragraph 16(a) shall be payable to the Person entitled to receive such proceeds; and

(ii) Proceeds of insurance required under clause (i) of Paragraph 16(a) and proceeds attributable to Builder’s Risk insurance (other than its general liability coverage provisions) under clause (vi) of Paragraph 16(a) shall be payable to Landlord or Lender and applied as set forth in Paragraph 17 or, if applicable, Paragraph 18. Tenant shall apply the Net Award to restoration of the Leased Premises in accordance with the applicable provisions of this Lease unless a Termination Event shall have occurred and Tenant has given a Termination Notice.

17. Casualty and Condemnation.

(a) If any Casualty to any of the Related Premises occurs the insurance proceeds for which are reasonably estimated by Tenant to be equal to or in excess of One Hundred Thousand Dollars ($100,000), Tenant shall give Landlord and Lender immediate notice thereof. So long as no Event of Default exists Tenant is hereby authorized to adjust, collect and compromise all claims under any of the insurance policies required by Paragraph 16(a) (except public liability insurance and workers compensation claims payable to a Person other than Tenant, Landlord or Lender) and to execute and deliver on behalf of Landlord all necessary proofs of loss, receipts, vouchers and releases required by the insurers and Landlord shall have the right to join with Tenant therein. Any final adjustment, settlement or compromise of any claim in excess of $100,000 shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and Landlord shall have the right to prosecute or contest, or to require Tenant to prosecute or contest, any such claim, adjustment, settlement or compromise. If an Event of Default exists, Tenant shall not be entitled to adjust, collect or compromise any such claim or to participate with Landlord in any adjustment, collection and compromise of the Net Award payable in connection with a Casualty. Tenant agrees to sign, upon the request of Landlord, all such proofs of loss, receipts, vouchers and releases. Each insurer is hereby authorized and directed to make payment under said policies, including return of unearned premiums, directly to Landlord or, if required by the Mortgage, to Lender instead of to Landlord and Tenant jointly, and Tenant hereby appoints each of Landlord and Lender as Tenant’s attorneys-in-fact to endorse any draft therefor. The rights of Landlord under this Paragraph 17(a) shall be extended to Lender if and to the extent that any Mortgage so provides.

(b) Tenant, immediately upon receiving a Condemnation Notice, shall notify Landlord thereof. So long as no Event of Default exists, Tenant is authorized to collect, settle and compromise the amount of any Net Award and Landlord shall have the right to join with Tenant therein. If an Event of Default exists, Landlord shall be authorized to collect, settle and compromise the amount of any Net Award and Tenant shall not be entitled to participate with Landlord in any Condemnation proceeding or negotiations under threat thereof or to contest the Condemnation or the amount of the Net Award therefor. No agreement with any condemnor in settlement or under threat of any Condemnation shall be made by Tenant without the written approval of Landlord which approval shall not be unreasonably withheld, conditioned or delayed. Subject to the provisions of this Paragraph 17(b), Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant is or may be entitled by reason of any Condemnation, whether the same shall be paid or payable for Tenant’s leasehold, interest hereunder or otherwise; but nothing in this Lease shall impair Tenant’s right to any award or payment on account of Tenant’s trade fixtures, equipment or other tangible property which is not part of the Equipment, moving expenses or loss of business, if available, to the extent that and so long as (i) Tenant shall have the right to make, and does make, a separate claim therefor against the condemnor and (ii) such claim does not in any way reduce either the amount of the award otherwise payable to Landlord for the Condemnation of Landlord’s fee interest in the Leased Premises or the amount of the award (if any) otherwise payable for the Condemnation of Tenant’s leasehold interest hereunder. The rights of Landlord under this Paragraph 17(b) shall also be extended to Lender if and to the extent that any Mortgage so provides.

(c) If any Partial Casualty (whether or not insured against) or Partial Condemnation shall occur to any Related Premises, this Lease shall continue, notwithstanding such event, and there shall be no abatement or reduction of any Monetary Obligations. Promptly after such Partial Casualty or Partial Condemnation, Tenant, as required in Paragraphs 12(a) and 13(b), shall commence and diligently continue to restore the applicable Related Premises as nearly as possible to their value, condition and character immediately prior to such event (assuming such Related Premises to have been in the condition required by this Lease). So long as no Event of Default exists, any Net Award up to and including the Major Alterations Amount shall be paid by Landlord to Tenant and Tenant shall restore the applicable Related Premises in accordance with the requirements of Paragraph 13(b) of this Lease. Any Net Award in excess of the Major Alterations Amount shall (unless such Casualty resulting in the Net Award is a Termination Event) be made available by Landlord (or Lender if the terms of the Mortgage so require) to Tenant for the restoration of any of the applicable Related Premises pursuant to and in accordance with and subject to the provisions of Paragraph 19 hereof. If any Casualty or Condemnation which is not a Partial Casualty or Partial Condemnation shall occur, Tenant shall comply with the terms and conditions of Paragraph 18.

18. Termination Events.

(a) If either (i) all of any Related Premises shall be taken by a Taking or (ii) any substantial portion of any Related Premises shall be taken by a Taking or all or any substantial portion of any Related Premises shall be totally damaged or destroyed by a Casualty and, in any such case, Tenant certifies and covenants to Landlord that it will forever abandon operations at the Related Premises, (any one or all of the Related Premises described in the above clauses (i) and (ii) above being hereinafter referred to as the “Affected Premises” and each of the events described in the above clauses (i) and (ii) shall hereinafter be referred to as a “Termination Event”), then (x) in the case of (i) above, Tenant shall be obligated, within sixty (60) days after Tenant receives a Condemnation Notice and (y) in the case of (ii) above, Tenant shall have the option, within sixty (60) days after Tenant receives a Condemnation Notice or sixty (60) days after the Casualty, as the case may be, to give to Landlord written notice (a “Termination Notice”) in the form described in Paragraph 18(b) of the Tenant’s election to terminate this Lease as to the Affected Premises. If Tenant elects under clause (y) above not to give Landlord a Termination Notice, then Tenant shall rebuild or repair the Leased Premises in accordance with Paragraphs 17 and 19.

(b) A Termination Notice shall contain (i) notice of Tenant’s intention to terminate this Lease as to the Affected Premises on the first Basic Rent Payment Date which occurs at least ninety (90) days after the Fair Market Value Date (the “Termination Date”), (ii) a binding and irrevocable offer of Tenant to pay the Termination Amount and (iii) if the Termination Event is an event described in Paragraph 18(a)(ii), the certification and covenant described therein and a certified resolution of the Board of Directors of Tenant authorizing the same. Promptly upon the delivery to Landlord of a Termination Notice, Landlord and Tenant shall commence to determine Fair Market Value.

(c) If Landlord shall reject such offer by Tenant to pay to Landlord the Termination Amount as to the Affected Premises pursuant to Paragraph 18(b) above by written notice to Tenant (a “Rejection”) which Rejection shall contain the written consent of Lender to Landlord’s rejection of Tenant’s offer to pay the Termination Amount, not later than thirty (30) days following the Fair Market Value Date, then this Lease shall terminate as to the Affected Premises on the Termination Date; provided that, if Tenant has not satisfied all Monetary Obligations which have arisen as to the Affected Premises on or prior to the Termination Date, then Landlord may, at its option, extend the date on which this Lease may terminate as to the Affected Premises to a date which is no later than the first Basic Rent Payment Date after the Termination Date on which Tenant has satisfied all Monetary Obligations. Upon such termination (i) all obligations of Tenant hereunder as to the Affected Premises shall terminate except for any Surviving Obligations, (ii) Tenant shall immediately vacate and shall have no further right, title or interest in or to any of the Affected Premises and (iii) the Net Award shall be retained by Landlord.

(d) Unless Tenant shall have received a Rejection not later than the thirtieth (30th) day following the Fair Market Value Date, Landlord shall be conclusively presumed to have accepted such offer from Tenant to pay the Termination Amount. If such offer from Tenant to pay the Termination Amount is accepted by Landlord then, on the Termination Date, Tenant shall pay to Landlord the Termination Amount and all Monetary Obligations which have accrued or arisen on or prior to the Termination Date under this Lease and, if requested by Tenant, Landlord shall convey to Tenant or its designee the Affected Premises or the remaining portion thereof, if any, all in accordance with Paragraph 20.

(e) In the event of the termination of this Lease as to the Affected Premises as hereinabove provided, this Lease shall remain in full force and effect as to the Remaining Premises; provided, that the Basic Rent for the Remaining Premises to be paid after such termination shall be the Basic Rent otherwise payable hereunder with respect to the Leased Premises multiplied by a percentage equal to the sum of the percentages set forth on Exhibit “F” for the Remaining Premises.

19. Restoration.

(a) If any Net Award is in excess of the Major Alterations Amount, Landlord (or Lender if required by any Mortgage) shall hold the Net Award in a fund (the “Restoration Fund”) and disburse amounts from the Restoration Fund only in accordance with the following conditions:

(i) prior to commencement of restoration, (A) the architects, contracts, contractors, plans and specifications and a budget for the restoration shall have been approved by Landlord and (B) Landlord and Lender shall be provided with mechanics’ lien insurance (if available) and acceptable performance and payment bonds which insure satisfactory completion of and payment for the restoration, are in an amount and form and have a surety acceptable to Landlord, and name Landlord and Lender as additional dual obligees;

(ii) at the time of any disbursement, no Event of Default shall exist and no mechanics’ or materialmen’s liens shall have been filed against any of the Leased Premises and remain undischarged;

(iii) disbursements shall be made from time to time in an amount not exceeding the cost of the work completed since the last disbursement, upon receipt of (A) satisfactory evidence, including architects’ certificates, of the stage of completion, the estimated total cost of completion and performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (B) waivers of liens, (C) contractors’ and subcontractors’ sworn statements as to completed work and the cost thereof for which payment is requested, (D) a satisfactory bringdown of title insurance and (E) other evidence of cost and payment so that Landlord and Lender can verify that the amounts disbursed from time to time are represented by work that is completed, in place and free and clear of mechanics’ and materialmen’s lien claims;

(iv) each request for disbursement shall be accompanied by a certificate of Tenant, signed by the president or a vice president of Tenant, describing the work for which payment is requested, stating the cost incurred in connection therewith, stating that Tenant has not previously received payment for such work and, upon completion of the work, also stating that the work has been fully completed and complies with the applicable requirements of this Lease;

(v) Landlord may retain ten percent (10%) of the Restoration Fund until the restoration is fully completed;

(vi) If the Restoration Fund is held by Landlord, the Restoration Fund shall not be commingled with Landlord’s other funds and shall bear interest at a rate agreed to by Landlord and Tenant; and

(vii) such other reasonable conditions as Landlord or Lender may impose.

(b) Prior to commencement of restoration and at any time during restoration, if the estimated cost of completing the restoration work free and clear of all liens, as determined by Landlord, exceeds the amount of the Net Award available for such restoration, the amount of such excess shall, upon demand by Landlord, be paid by Tenant to Landlord to be added to the Restoration Fund. Any sum so added by Tenant which remains in the Restoration Fund upon completion of restoration shall be refunded to Tenant. For purposes of determining the source of funds with respect to the disposition of funds remaining after the completion of restoration, the Net Award shall be deemed to be disbursed prior to any amount added by Tenant.

(c) If any sum remains in the Restoration Fund after completion of the restoration and any refund to Tenant pursuant to Paragraph 19(b), such sum shall be retained by Landlord or, if required by a Note or Mortgage, paid by Landlord to a Lender.

20. Procedures Upon Purchase.

(a) If the Leased Premises or any of the Related Premises are or the Excess Land is purchased by Tenant pursuant to any provision of this Lease, Landlord need not convey any better title thereto than that which was conveyed to Landlord, and Tenant or its designee shall accept such title, subject, however, to the Permitted Encumbrances and to all other liens, exceptions and restrictions on, against or relating to any of the Leased Premises, the applicable Related Premises or the Excess Land and to all applicable Laws, but free of the lien of and security interest created by any Mortgage or Assignment and liens, exceptions and restrictions on, against or relating to the Leased Premises, the applicable Related Premises or the Excess Land which have been created by or resulted solely from acts of Landlord after the date of this Lease, unless the same are Permitted Encumbrances or customary utility easements benefiting the Leased Premises, the applicable Related Premises or the Excess Land that were created with the written consent of Tenant or as a result of a default by Tenant under this Lease.

(b) Upon the date fixed for any such purchase of the Leased Premises, any of the Related Premises or the Excess Land pursuant to any provision of this Lease (any such date the “Purchase Date”), Tenant shall pay to Landlord, or to any Person to whom Landlord directs payment, the Relevant Amount therefor specified herein, in Federal Funds, less any credit of the Net Award received and retained by Landlord or a Lender allowed against the Relevant Amount, and Landlord shall deliver to Tenant (i) a special warranty deed which describes the premises being conveyed and conveys the title thereto as provided in Paragraph 20(a), (ii) such other instruments as shall be necessary to transfer to Tenant or its designee any other property (or rights to any Net Award not yet received by Landlord or a Lender) then required to be sold by Landlord to Tenant pursuant to this Lease and (iii) any Net Award received by Landlord, not credited to Tenant against the Relevant Amount and required to be delivered by Landlord to Tenant pursuant to this Lease; provided, that if any Monetary Obligations which have arisen or accrued on or prior to such date, then Landlord may deduct from the Net Award the amount of such Monetary Obligations; and further provided, that if any event has occurred which, in Landlord’s reasonable judgment, is likely to subject any Indemnitee to any liability which Tenant is required to indemnify against pursuant to Paragraph 15, then an amount shall be deducted from the Net Award which, in Landlord’s reasonable judgment, is sufficient to satisfy such liability, which amount shall be deposited in an escrow account with a financial institution reasonably satisfactory to Landlord and Tenant pending resolution of such matter. If on the Purchase Date any Monetary Obligations remain outstanding which have arisen or accrued on or prior to such Purchase Date and no Net Award is payable to Tenant by Landlord or the amount of such Net Award is less than the amount of the Monetary Obligations, then Tenant shall pay to Landlord on the Purchase Date the amount of such Monetary

Obligations. Upon the completion of such purchase, this Lease and all obligations and liabilities of Tenant hereunder with respect to the applicable Related Premises or the Excess Land (but not with respect to the Remaining Premises or the Retained Premises) shall terminate, except any Surviving Obligations.

(c) If the completion of such purchase shall be delayed after (i) the Termination Date, in the event of a purchase pursuant to Paragraph 18 or, (ii) the date scheduled for such purchase, in the event of a purchase under any other provision of this Lease then (x) Rent shall continue to be due and payable until completion of such purchase and (y) at Landlord’s sole option, Fair Market Value shall be redetermined and the Relevant Amount payable by Tenant pursuant to the applicable provision of this Lease shall be adjusted to reflect such redetermination.

(d) Any prepaid Monetary Obligations paid to Landlord shall be prorated as of the Purchase Date, and the prorated unapplied balance shall be deducted from the Relevant Amount due to Landlord; provided, that no apportionment of any Impositions shall be made upon any such purchase.

21. Assignment and Subletting.

(a) (i) Tenant shall have the right, upon thirty (30) days prior written notice to Landlord and Lender, with no consent of Landlord or Lender being required or necessary (“Preapproved Assignment”) to assign this Lease by operation of law or otherwise to any Person (“Preapproved Assignee”) that immediately following such assignment will (A) have a publicly traded unsecured senior debt rating (“Credit Rating Preapproved Assignee”) of “Baal” or better from Moody’s Investors Services, Inc. or a rating of “BBB+” or better from Standard & Poor’s Corporation and is not on “Negative Credit Watch”, and in the event both such rating agencies cease to furnish such ratings, then a comparable raring by any rating agency reasonably acceptable to Landlord, (B) be a Person which is, and continues for the balance of the Term an Affiliate of Tenant (provided, however, in no event shall Tenant have the right to transfer all or substantially all of its assets to any Affiliate, whether by operation of law of otherwise, except in connection with a non-Preapproved Assignment that has been approved by Landlord, and any such transfer shall be null and void), (C) be a Person which is, and continues to be for the balance of the Term to be, a member of the Tenant Group, provided that such member acquires all or substantially all of the assets of Tenant concurrently with such assignment and, if at the time of the acquisition of the assets of Tenant such Person is not a Guarantor, such Person executes a Guaranty and Suretyship Agreement satisfactory to Landlord guarantying the payment and performance of all of the obligations of Tenant under this Lease and of the Guarantors under the Guaranty, (D) be a Person which does not have a publicly traded unsecured senior debt rating and which, together with its wholly-owned Subsidiaries (“WO Subs”), has purchased all or substantially all of the assets of Tenant, provided that all WO Subs of such Person that acquired any of such assets shall, together with such Person, have assumed all of the obligations of Tenant under this Lease and the Guarantors under the Guaranty, or is the successor by merger to Tenant or has purchased all or substantially all of the capital stock of Tenant and in any such event after such purchase transaction, and having given effect thereto, meets the Financial Tests or (E) is a Corporate Transaction which is in compliance with the terms of Paragraph 21(h).

For purposes of Paragraph 21(a)(i)(D) “Financial Tests” shall be all of the following, each of which shall be based on the balance sheet of the proposed assignee for the fiscal quarter immediately prior to the fiscal quarter in which the proposed assignment is contemplated to occur and on the income statements of the proposed assignee for the four (4) fiscal quarters immediately prior to the fiscal quarter in which the proposed assignment is contemplated to occur, in all instances, as certified to be true, complete and correct by the chief financial officer of the proposed assignee:

(A) Tangible Net Worth greater than $350 million;

(B) Debt to EBITDA of not more than 1.25 to 1;

(C) Interest Coverage Ratio of at least 2.5 to 1;

(D) EBITDA of not less than $150 million; and

(E) Net Income of not less than $30 million.

For purposes of the Financial Tests the following definitions shall have the following meanings:

“Debt” means, as to any Person (a) all obligations of such Person or any of them for borrowed money, (b) all obligations of such Person or any of them evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of such Person in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations of such Person under Capital Leases (excluding this Lease if same would be reclassified as a Capital Lease), (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person for the deferred purchase price of assets (other than trade debt incurred in the ordinary course of the business of such Person and repayable in accordance with customary trade practices), and (f) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse to such Person) any obligation of any other Person.

“EBITDA” shall mean, as to any Person for any period, the sum of the net income (or loss) of such Person (excluding extraordinary gains and losses and the amount of any revenues which are in dispute) plus the amount of depreciation, amortization, Interest Expense and tax expense deducted in the determination of such net income (or loss).

“Interest Coverage Ratio,” as of the date of determination, shall mean the ratio of EBITDA to Interest Expense.

“Interest Expense” shall mean, as to any Person for any period, the aggregate amount of interest, hedging costs and fees paid or payable by such Person during such period.

“Net Income” shall mean, as to any Person for any period, the aggregate net income (or loss) of such Person in such period, determined in accordance with GAAP.

“Tangible Net Worth” shall mean the tangible net worth of a Person determined in accordance with GAAP.

(ii) If Tenant desires to assign this Lease, whether by operation of law or otherwise, to a Person (“Non-Preapproved Assignee”) who would not be a Preapproved Assignee (“Non-Preapproved Assignment”) then Tenant shall, not less than thirty (30) days prior to the date on which it desires to make a Non-Preapproved Assignment submit to Landlord and Lender information regarding the following with respect to the Non-Preapproved Assignee (collectively, the “Review Criteria”): (A) credit, (B) capital structure, (C) management, (D) operating history, (E) proposed use of the Leased Premises and (F) risk factors associated with the proposed use of the Leased Premises by the Non-Preapproved Assignee, taking into account factors such as environmental concerns, product liability and the like. Landlord and Lender shall review such information and shall approve or disapprove the Non-Preapproved Assignee no later than the thirtieth (30th) day following receipt of all such information, such approval not to be unreasonably withheld, delayed or conditioned (except that the Level 1 Security Deposit shall be required in all events). If a response is not received by Landlord and Lender by the expiration of such thirty (30) day period such non-Preapproved Assignee shall be deemed disapproved. Any consent to the Non-Preapproved Assignment shall be conditioned upon receipt by Landlord of the Level 1 Security Deposit.

(b) Tenant shall have the right, upon fifteen (15) days prior written notice to Landlord, to enter into one or more subleases (“Partial Property Subleases”) that demise, in the aggregate, up to but not in excess of 10,000 square feet of the net leaseable space in each Related Premises, or in lieu thereof and provided that Tenant has not entered into any Partial Property Subleases, enter into a sublease for one Related Premises in its entirety or to enter into a sublease or subleases with any Person that is and continues to be for the balance of the term of the applicable sublease a member of the Tenant Group, with no consent or approval of Landlord being required or necessary (“Preapproved Sublet”). Other than pursuant to Preapproved Sublets, at no time during the Term shall subleases exist either for more than one Related Premises leased in its entirety to one subtenant or for more than 10,000 square feet of the net leaseable space in any Related Premises (any such proposed sublease, a “Non-Preapproved Sublease”) without the prior written consent of Landlord. Landlord shall review such information and shall approve or disapprove the Non-Preapproved Sublease no later than the thirtieth (30th) day following receipt of all such information, such approval not to be unreasonably withheld, delayed or conditioned (except that the Sublet Security Deposit shall be required in all events). If a response is not received by Landlord by the expiration of such thirty (30) day period such non-Preapproved Sublease shall be deemed disapproved. Any consent to the Non-Preapproved Sublease shall be conditioned upon receipt by Landlord of the Sublet Security Deposit,

(c) If Tenant assigns all its rights and interest under this Lease, the assignee under such assignment shall expressly assume all the obligations of Tenant hereunder, actual or contingent, including obligations of Tenant which may have arisen on or prior to the date of such assignment, by a written instrument delivered to Landlord at the time of such assignment and shall also provide any certification reasonably required by Landlord related to the USA Patriot Act. Each sublease of any of the Related Premises shall (A) be expressly subject and subordinate to this Lease and any Mortgage encumbering the Leased Premises; (B) not extend beyond the then current Term minus one day; (C) terminate upon any termination of this Lease, unless Landlord elects in writing, to cause the sublessee to attorn to and recognize Landlord as the lessor under such sublease, whereupon such sublease shall continue as a direct lease between the sublessee and Landlord upon all the terms and conditions of such sublease; and (D) bind the sublessee to all covenants contained in Paragraphs 4(a), 10 and 12 with respect to subleased premises to the same extent as if the sublessee were the Tenant and (E) require the sublessee to provide any certification reasonably required by Landlord related to the USA Patriot Act. No assignment or sublease shall affect or reduce any of the obligations of Tenant hereunder or the obligations of the Guarantors under the Guaranty, and all such obligations of Tenant and Guarantors shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no assignment or sublease had been made. No assignment or sublease shall impose any additional obligations on Landlord under this Lease.

(d) Tenant shall, within ten (10) days after the execution and delivery of any assignment or sublease, deliver a duplicate original copy thereof to Landlord which, in the event of an assignment, shall be in recordable form.

(e) As security for performance of its obligations under this Lease, Tenant hereby grants, conveys and assigns to Landlord all right, title and interest of Tenant in and to all subleases now in existence or hereafter entered into for any or all of the Leased Premises, any and all extensions, modifications and renewals thereof and all rents, issues and profits therefrom. Landlord hereby grants to Tenant a license to collect and enjoy all rents and other sums of money payable under any sublease of any of the Leased Premises including any sums in excess of Rent payable under this Lease, provided, however, that Landlord shall have the absolute right at any time upon notice to Tenant to revoke said license and to collect such rents and sums of money and to retain the same, except that Landlord shall not have the right to revoke said license and collect rents payable under any subleases with Affiliates unless and until an Event of Default exists. Any amounts collected shall be applied to Rent payments next due and owing Tenant shall not consent to, cause or allow any modification or alteration of any of the terms, conditions or covenants of any of the subleases requiring Landlord approval or the termination thereof, without the prior written approval of Landlord which consent shall not be unreasonably withheld, conditioned or delayed nor shall Tenant accept any rents more than thirty (30) days in advance of the accrual thereof nor do nor permit anything to be done, the doing of which, nor omit or refrain from doing anything, the omission of which, will or could be a breach of or default in the terms of any of the subleases.

(f) Except as otherwise specifically provided in Paragraph 37 and Paragraph 21(j), Tenant shall not have the power to mortgage, pledge or otherwise encumber its interest under this Lease or any sublease of any of the Related Premises, and any such mortgage, pledge or encumbrance made in violation of this Paragraph 21 shall be void and of no force and effect.

(g) Landlord may sell or transfer the Leased Premises at any time without Tenant’s consent to any third party (each a “Third Party Purchaser”). In the event of any such transfer, Tenant shall attorn to any Third Party Purchaser as Landlord so long as such Third Party

Purchaser and Landlord notify Tenant in writing of such transfer. At the request of Landlord, Tenant will execute such documents confirming the attornment referred to above and such other agreements as Landlord may reasonably request, provided that such agreements do not increase the liabilities and obligations of Tenant hereunder.

(h) Tenant shall not (i) in a single transaction or series of related transactions sell, convey, transfer or lease all or substantially all of its assets unless concurrently with such sale the interest of Tenant in this Lease is assigned to a purchaser, lessee or transferee of such assets who complies with the requirements of Paragraph 21 of this Lease and who shall assume in writing all of the obligations of Tenant hereunder or (ii) merge or consolidate with, or otherwise enter into a corporate reorganization or restructuring except that Tenant shall have the right to merge or consolidate with, or otherwise enter into, a corporation reorganization or restructuring with, any member of the Tenant Group or with a Person incorporated or formed by a member of the Tenant Group for the sole purpose of effecting such merger, consolidation, reorganization or restructuring so long as such newly formed entity is wholly-owned by the Persons that control Tenant immediately prior to and immediately following such merger, consolidation, reorganization or restructuring (such permitted merger, consolidation, reorganization or restructuring, a “Corporate Transaction” and the surviving Person of such Corporate Transaction (the “Surviving Entity”), and provided that immediately following the Corporate Transaction and after having given effect thereto (A) all of the assets of the Tenant Group prior to the Corporate Transaction shall have become and be the assets of the Surviving Entity and of the remaining members, if any, of the Tenant Group hut only if such remaining members either (1) shall be the Tenant and/or the Guarantors or (2) shall execute Guaranty and Suretyship Agreement satisfactory to Landlord guaranteeing all of the payment and performance of Tenant under this Lease and of the Guarantors under the Guaranty and (B) the Surviving Entity either (3) shall have executed a Guaranty and Suretyship Agreement satisfactory to Landlord guaranteeing all of the payments and performance obligations of Tenant under this Lease and the Guarantors under the Guaranty or (4) this Lease shall have been assigned to and assumed by the Surviving Entity in accordance with the requirements of Paragraph 21(c);

(i) Landlord acknowledges that the business to be conducted by Tenant on the Leased Premises requires the Tenant to grant licenses to the customers of Tenant for the installation of certain communications equipment owned by customers of Tenant on the Leased Premises, granting to such customers the right to use, among other things, the rack space and power of Tenant in the Premises in order for such customers to interconnect with Tenant’s terminal facilities (such licensing process being referred to as “Co-location”). So long as the following conditions continue to be met, Landlord shall have no right to approve or disapprove of any Co-location licenses:

(i) At least 90% of Tenant’s business operations in the Leased Premises (in terms of square footage) is the operation of its own telecommunications switch facility and not the licensing or subleasing of space to third parties;

(ii) Each such license entered into after the date hereof shall provide that it is subject to the covenants of this Lease related to the use and the operation of the Leased Premises;

(iii) Such licensees shall not be authorized to sublicense or assign their license rights without, in each instance, Landlord’s prior written consent, which consent shall not be unreasonably withheld;

(iv) Such licensees shall not be authorized to regularly maintain employees, agents or contractors on the Leased Premises or conduct business from the Leased Premises, except to the extent business is conducted through the licensee’s equipment;

(v) Such licenses shall only authorize the licensees to use the Leased Premises for operating telecommunications equipment;

(vi) Tenant shall, within thirty (30) days of entering into a license agreement executed by Tenant after the Commencement Date, deliver written notice to Landlord setting forth the licensee’s name, address, telephone number and identifying the licensee’s equipment;

(vii) No such licenses are, in substance, an unauthorized assignment or sublease of this Lease; and

(viii) No such license extends beyond the Term.

Notwithstanding the foregoing Landlord shall not be entitled to disapprove any Co-location license entered into by Tenant to the extent such license is required by applicable Law.

(j) Landlord agrees that, upon the request of any Permitted Leasehold Mortgagee, Landlord shall negotiate in good faith for the purpose of executing and delivering a commercially reasonable waiver of Landlord’s statutory and contractual lien rights, if any, and a consent and agreement with respect to the respective rights of Landlord and such Person regarding the security interests in, and the timing and removal of, any inventory, equipment or other collateral in which such Person has a secured interest (the “Collateral”), in form and substance reasonably acceptable to Landlord and such Person, so long as such waiver and agreement (i) provides for the indemnification of Landlord against any claims by Tenant or any Person claiming through Tenant, and against any physical damage caused to the Leased Premises, in connection with the removal of any of the Collateral by such Person, (ii) provides for written notice to the Permitted Leasehold Mortgagee that the Lease has been terminated, expressly excludes any claim by such Person to any right, title or interest in or to any of the Equipment as defined in Exhibit “B” to this Lease, (iii) provides for a reasonable, but limited, time frame, but not less than sixty (60) days, for the removal of such Collateral by such Person after the expiration of which same shall be deemed abandoned, and (iv) provides that if the Lease is terminated, Landlord will allow the Collateral to remain on the Premises for up to 120 days, during which time the Permitted Leasehold Mortgagee may at its discretion remove, sell or otherwise dispose of the Collateral as the Permitted Leasehold Mortgagee may elect, as long as Landlord receives the rental payments (including real estate taxes) due under the Lease for the applicable Related Premises (for any period up to the date the Permitted Leasehold Mortgagee shall provide written notice to the Landlord that it is disclaiming any further rights to any remaining Collateral located at such applicable Related Premises), and as long as Lessee’s obligations to maintain and insure the applicable Related Premises during such period are being fulfilled.

(k) Any assignment of this Lease, whether by operation of Law or otherwise, or sale of assets or merger, consolidation, reorganization or restructuring by Tenant or any other member of the Tenant Group not specifically permitted under this Paragraph 21 or the Guaranty shall be null and void ab initio.

22. Events of Default.

(a) The occurrence of any one or more of the following (after expiration of any applicable cure period as provided in Paragraph 22(b)) shall, at the sole option of Landlord, constitute an “Event of Default” under this Lease:

(i) a failure by Tenant to make any payment of any Monetary Obligation on or prior to its due date, regardless of the reason for such failure;

(ii) a failure by Tenant duly to perform and observe, or a violation or breach of, any other provision hereof not otherwise specifically mentioned in this Paragraph 22(a);

(iii) any representation or warranty made by Tenant herein or in any certificate, demand or request made pursuant hereto proves to be incorrect, now or hereafter, in any material respect as of the date made;

(iv) a default beyond any applicable cure period or at maturity by Tenant in any payment of principal or interest on any obligations for borrowed money having an original principal balance of $15,000,000 or more in the aggregate, or in the performance of any other provision contained in any instrument under which any such obligation is created or secured (including the breach of any covenant thereunder), (x) if such payment is a payment at maturity or a final payment, or (y) if an effect of such default is to cause any Person to commence to exercise its remedies under any document evidencing or securing any such obligation;

(v) a default by Tenant beyond any applicable cure period in the payment of rent under, or in the performance of any other material provision of, any other lease or leases that have, in the aggregate, rental obligations over the terms thereof of $5,000,000 or more if the landlord under any such lease or leases commences to exercise its remedies thereunder;

(vi) a final, non-appealable judgment or judgments for the payment of money in excess of $5,000,000 in the, aggregate which is uninsured or for which insurance coverage has been denied shall be rendered against Tenant and the same shall remain undischarged for a period of ninety (90) consecutive days;

(vii) Tenant shall (A) voluntarily be adjudicated a bankrupt or insolvent, (B) seek or consent to the appointment of a receiver or trustee for itself or for any of the Related Premises, (C) file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, (D) make a general assignment for the benefit of creditors, or (E) be unable to pay its debts as they mature;

(viii) a court shall enter an order, judgment or decree appointing, without the consent of Tenant, a receiver or trustee for it or for any of the Related Premises or approving a petition filed against Tenant which seeks relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, and such order, judgment or decree shall remain undischarged or unstayed ninety (90) days after it is entered;

(ix) any of the Related Premises shall have been vacated (except that Tenant shall have the right to vacate any Related Premises for up to six (6) consecutive months so long as it is diligently marketing such Related Premises for sublease in accordance with Paragraph 21) or shall have been abandoned;

(x) Tenant shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution, except that Tenant shall have the right to dissolve following the consummation of a Corporate Transaction which is in compliance with the applicable requirements of Paragraph 21 and in which Tenant is not the Surviving Entity;

(xi) the estate or interest of Tenant in any of the Related Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within ninety (90) days after it is made;

(xii) a failure by Tenant to perform or observe, or a violation or breach of, or a misrepresentation by Tenant under any document between Tenant and Lender or from Tenant to Lender, if, by the terms of any such document, such failure, violation, breach or misrepresentation gives rise to a default beyond any applicable cure period with respect to any Loan;

(xiii) (A) Tenant shall assign the Lease in violation of Paragraph 21(a)(i) or Paragraph 21(a)(ii) or shall sell its assets in violation of Paragraph 21(a)(i) or Paragraph 21 (h) or shall consummate a Corporate Transaction other than in accordance with Paragraph 21 (h) or shall fail to provide an assignment and assumption agreement in accordance with Paragraph 21 (c), (B) any member of the Tenant Group shall sell or transfer all or substantially all of its assets except as part of a Corporate Transaction or (C) Tenant shall breach either of the Covenants described in Paragraphs 2 and 3 of Exhibit “G”:

(xiv) Tenant shall fail to deliver the estoppel described in Paragraph 25;

(xv) Tenant shall fail to provide, maintain and replenish, if necessary, the Security Deposit in accordance with the requirements of Paragraph 34; or

(xvi) the occurrence of an Event of Default under the Guaranty.

(b) No notice or cure period shall be required in any one or more of the following events: {A) the occurrence of an Event of Default under clause (i) (except as otherwise set forth below), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi), (xii), (xiii), (xv) or (xvi) of Paragraph 22(a); or (B) the default consists of a failure to provide any insurance required by Paragraph 16. If the default consists of the failure to pay Basic Rent, the applicable cure period shall be five (5) days from the date on which written notice is given, but Landlord shall not be obligated to give notice of, or allow any cure period for, any such default more than one (1) time within any Lease Year. If the default consists of the failure to pay any Monetary Obligation under clause (i) of Paragraph 22(a) other than Basic Rent the applicable cure period shall be fifteen (15) days, but Landlord shall not be obligated to give notice of, or allow any cure period for, any such default more than twice within any Lease Year. If the default consists of a default under clause (ii) or clause (iii) and is susceptible of cure in Landlord’s reasonable judgment other than the events specified in clause (B) of the first sentence of this Paragraph 22(b), the applicable cure period shall be thirty (30) days from the date on which written notice is given or, if the default cannot he cured within such thirty (30) day period and delay in the exercise of a remedy would not (in Landlord’s reasonable judgment) cause any material adverse harm to Landlord or any of the Leased Premises, the cure period shall be extended for the period required to cure the default (but such cure period, including any extension, shall not in the aggregate exceed ninety (90) days unless at the end of such ninety (90) day period such cure could not have been effected within such ninety (90) day period, Tenant is diligently pursuing such cure, such cure can be effected by the payment of money and Tenant shall immediately deposit with Landlord 150% of the amount which is reasonably determined by Landlord to be required to complete such cure in which case the ninety (90) day limit shall not apply), provided that Tenant shall commence to cure the default within the said thirty-day period and shall actively, diligently and in good faith proceed with and continue the curing of the default until it shall be fully cured. If the default consists of a default under clause (xiv) of Paragraph 22(a), the applicable cure period shall be fifteen (15) days from the date on which written notice is given to Tenant. If the default consists of a default under Paragraph 21 except for a default specifically enumerated under clause (xiii) of Paragraph 22(a), the applicable cure period shall be fifteen (15) days following written notice from Landlord but Landlord shall not be obligated to give notice of, or allow any cure period for, more than one subletting in violation of Paragraph 21. If the default consists of a default under Paragraph 3 of Exhibit “G” the applicable cure period shall be fifteen (15) days following the earlier to occur of receipt by Landlord of the Covenant Certification notifying Landlord that Tenant is in breach of the Covenant described in said Paragraph 3 or notice from Landlord that Tenant is in breach of such Covenant.

23. Remedies and Damages Upon Default.

(a) If an Event of Default shall have occurred and is continuing, Landlord shall have the right, at its sole option, then or at any time thereafter, to exercise its remedies and to collect damages from Tenant in accordance with this Paragraph 23, subject in all events to applicable Law, without demand upon or notice to Tenant except as otherwise provided in Paragraph 22(b) and this Paragraph 23.

(i) Landlord may give Tenant notice of Landlord’s intention to terminate this Lease on a date specified in such notice. Upon such date, this Lease, the estate hereby granted and all rights of Tenant hereunder shall expire and terminate. Upon such termination, Tenant shall immediately surrender and deliver possession of the Leased Premises to Landlord in accordance with Paragraph 26. If Tenant does not so surrender and deliver possession of all of the Leased Premises, Landlord may re-enter and repossess any of the Leased Premises not surrendered, by any available legal process. Upon or at any time after taking possession of any of the Leased Premises, Landlord may, by legal process, remove any Persons or property therefrom. Landlord shall be under no liability for or by reason of any such entry, repossession or removal. Notwithstanding such entry or repossession, Landlord may (A) exercise the remedy set forth in and collect the damages permitted by Paragraph 23(a)(iii) or (B) collect the damages set forth in

Paragraph 23(b)(i) or 23(b)(ii). Further, notwithstanding any provision herein to the contrary, Landlord hereby waives any and all rights and remedies with respect to a statutory lockout under chapter 93 of the Texas Property Code, as amended, or any related or successor statute.

(ii) Subject to the last sentence of Paragraph 23(a)(i), Landlord may terminate Tenant’s right of possession (but not this Lease) and may repossess the Leased Premises by any available legal process without thereby releasing Tenant from any liability hereunder and without demand or notice of any kind to Tenant and without terminating this Lease. After repossession of any of the Leased Premises pursuant to clause (i) above, Landlord shall have the right to relet any of the Leased Premises to such tenant or tenants, for such term or terms, for such rent, on such conditions and for such uses as Landlord in its reasonable discretion may determine, and collect and receive any rents payable by reason of such reletting. Landlord may make such Alterations in connection with such reletting as it may deem advisable in its reasonable discretion applying prudent business judgment. Notwithstanding any such termination of Tenant’s right of possession of the Leased Premises, Landlord may at any time thereafter elect to terminate this Lease and in such event Landlord shall have the rights and remedies specified in the second-to-last sentence of Paragraph 23(a)(i).

(iii) Landlord may, upon notice to Tenant, require Tenant to make an irrevocable offer to terminate this Lease in its entirety for an amount (the “Default Termination Amount”) specified in the next sentence. The “Default Termination Amount” shall be the greatest of (A) the sum of the Fair Market Value of the Leased Premises and the applicable Prepayment Premium which Landlord will be required to pay in prepaying any Loan with proceeds of the Default Termination Amount or (B) the sum of the Acquisition Cost and the applicable Prepayment Premium which Landlord will be required to pay in prepaying any Loan with proceeds of the Default Termination Amount or (C) an amount equal to the Present Value of the entire Basic Rent from the date of such purchase to the date on which the then Term would expire. Upon such notice to Tenant, Tenant shall be deemed to have made such offer and shall, if requested by Landlord, within ten (10) days following such request, deposit with Landlord as payment against the Default Termination Amount the amount described in (B) above, and Landlord and Tenant shall promptly commence to determine Fair Market Value. Within thirty (30) days after the Fair Market Value Date, Landlord shall accept or reject such offer. If Landlord accepts such offer then, on the tenth (10th) business day after such acceptance, Tenant shall pay to Landlord the Default Termination Amount less any deposit paid to Landlord by Tenant as above provided and, at the request of Tenant, Landlord will convey the Leased Premises to Tenant or its designee in accordance with Paragraph 20. Any rejection by Landlord of such offer shall have no effect on any other remedy Landlord may have under this Lease.

(iv) Landlord may declare by notice to Tenant the entire Basic Rent (in the amount of Basic Rent then in effect) for the remainder of the then current Term to be immediately due and payable. Tenant shall immediately pay to Landlord all such Basic Rent discounted to its Present Value, all accrued Rent then due and unpaid, all other Monetary Obligations which are then due and unpaid and all Monetary Obligations which arise or become due by reason of such Event of Default (including any Costs of Landlord). Upon receipt by Landlord of all such accelerated Basic Rent and Monetary Obligations, this Lease shall remain in full force and effect and Tenant shall have the right to possession of the Leased Premises from the date of such receipt by Landlord to the end of the Term, and subject to all the provisions of this

Lease, including the obligation to pay all increases in Basic Rent and all Monetary Obligations that subsequently become due, except that (A) no Basic Rent which has been prepaid hereunder shall be due thereafter during the said Term, and (B) Tenant shall have no option to extend or renew the Term.

(b) The following constitute damages to which Landlord shall be entitled if Landlord exercises its remedies under Paragraph 23(a)(i) or 23(a)(ii):

(i) If Landlord exercises its remedy under Paragraph 23(a)(i) but not its remedy under Paragraph 23(a)(ii) (or attempts to exercise such remedy and is unsuccessful in reletting the Leased Premises) then, upon written demand from Landlord, Tenant shall pay to Landlord, as liquidated and agreed final damages for Tenant’s default and in lieu of all current damages beyond the date of such demand (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the Present Value of the excess, if any, of (A) all Basic Rent from the date of such demand to the date on which the Term is scheduled to expire hereunder in the absence of any earlier termination, re-entry or repossession over (B) the then fair market rental value of the Leased Premises for the same period. Tenant shall also pay to Landlord all of Landlord’s Costs in connection with the repossession of the Leased Premises and any attempted reletting thereof, including all costs of Alterations and expenses in preparation for reletting.

(ii) If Landlord exercises its remedy under Paragraph 23(a)(i) or its remedies under Paragraph 23(a)(i) and 23(a)(ii), then Tenant shall, until the end of what would have been the Term in the absence of the termination of the Lease, and whether or not any of the Leased Premises shall have been relet, be liable to Landlord for, and shall pay to Landlord, as liquidated and agreed current damages all Monetary Obligations which would be payable under this Lease by Tenant in the absence of such termination less the net proceeds, if any, of any reletting pursuant to Paragraph 23(a)(ii), after deducting from such proceeds all of Landlord’s Costs (including the items listed in the last sentence of Paragraph 23(b)(i) hereof) incurred in connection with such repossessing and reletting; provided, that if Landlord has not relet the Leased Premises, such Costs of Landlord shall be considered to be Monetary Obligations payable by Tenant. Tenant shall be and remain liable for all sums aforesaid, and Landlord may recover such damages from Tenant and institute and maintain successive actions or legal proceedings against Tenant for the recovery of such damages. Nothing herein contained shall be deemed to require Landlord to wait to begin such action or other legal proceedings until the date when the Term would have expired by its own terms had there been no such Event of Default.

(c) Notwithstanding anything to the contrary herein contained, in lieu of or in addition to any of the foregoing remedies and damages, Landlord may exercise any remedies and collect any damages available to it at law or in equity. If Landlord is unable to obtain full satisfaction pursuant to the exercise of any remedy, it may pursue any other remedy which it has hereunder or at law or in equity.

(d) Landlord shall mitigate any of its damages hereunder to the extent required by applicable Law.

(e) No termination of this Lease, repossession or reletting of any of the Leased Premises, exercise of any remedy or collection of any damages pursuant to this Paragraph 23 shall relieve Tenant of any Surviving Obligations.

(f) WITH RESPECT TO ANY REMEDY OR PROCEEDING OF LANDLORD OR TENANT HEREUNDER, LANDLORD AND TENANT HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY.

(g) Upon the occurrence of any Event of Default, Landlord shall have the right (but no obligation) to perform any act required of Tenant hereunder and, if performance of such act requires that Landlord enter the Leased Premises, Landlord may enter the Leased Premises for such purpose

(h) No failure of Landlord (i) to insist at any time upon the strict performance of any provision of this Lease or (ii) to exercise any option, right, power or remedy contained in this Lease shall be construed as a waiver, modification or relinquishment thereof. A receipt by Landlord of any sum in satisfaction of any Monetary Obligation with knowledge of the breach of any provision hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in a writing signed by Landlord.

(i) Tenant hereby waives and surrenders, for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have under any present or future Law to redeem any of the Leased Premises or to have a continuance of this Lease after termination of this Lease or of Tenant’s right of occupancy or possession pursuant to any court order or any provision hereof, and (ii) the benefits of any present or future Law which exempts property from liability for debt or for distress for rent.

(j) Except as otherwise provided herein, all remedies are cumulative and concurrent and no remedy is exclusive of any other remedy. Each remedy may be exercised at any time an Event of Default has occurred and is continuing and may be exercised from time to time. No remedy shall be exhausted by any exercise thereof.

24. Notices. All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Lease shall be in writing and shall be deemed to have been given and received for all purposes when delivered in person or by Federal Express or other reliable 24-hour delivery service or five (5) business days after being deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address stated on page one of this Lease or when delivery is refused. Notices sent to Landlord shall be to the attention of Director, Asset Management, and notices sent to Tenant shall be to the attention of both the Chief Financial Officer and the General Counsel. A copy of any notice given by Tenant to Landlord shall be addressed to the attention of Director, Asset Management and shall simultaneously be given by Tenant to Reed Smith LLP, One Liberty Place, Philadelphia, PA 19103, Attention: Chairman, Real Estate Department. For the purposes of this Paragraph, any party may substitute another address stated above (or substituted by a previous notice) for its address by giving fifteen (15) days’ notice of the new address to the other party, in the manner provided above.

25. Estoppel Certificate. At any time upon not less than fifteen (15) days’ prior written request by either Landlord or Tenant (the “Requesting Party”) to the other party (the “Responding Party”), the Responding Party shall deliver to the Requesting Party a statement in writing, executed by an authorized officer of the Responding Party, certifying (a) that, except as otherwise specified, this Lease is unmodified and in full force and effect, (b) the .dates to which Basic Rent, Additional Rent and all other Monetary Obligations have been paid, (c) that, to the knowledge of the signer of such certificate and except as otherwise specified, no default by either Landlord or Tenant exists hereunder and (d) such other matters as the Requesting Party may reasonably request. Any such statements by the Responding Party may be relied upon by the Requesting Party, any Person whom the Requesting Party notifies the Responding Party in its request for the Certificate is an intended recipient or beneficiary of the Certificate, any Lender or their assignees and by any prospective purchaser or mortgagee of any of the Leased Premises.

26. Surrender. Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Leased Premises or Affected Premises, as applicable, to Landlord in the same condition in which the Leased Premises or Affected Premises, as applicable, were, at the commencement of this Lease, except as repaired, rebuilt, restored, altered, replaced or added to as permitted or required by any provision of this Lease, and except for ordinary wear and tear. Upon such surrender, Tenant shall (a) remove from the Leased Premises or Affected Premises, as applicable, all property which is owned by Tenant or third parties other than Landlord and Alterations required to be removed pursuant to Paragraph 13 hereof and (b) repair any damage caused by such removal. Property not so removed shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Leased Premises or Affected Premises, as applicable. The cost of removing and disposing of such property and repairing any damage to any of the Leased Premises or Affected Premises, if applicable, caused by such removal shall be paid by Tenant to Landlord upon demand. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any such property which becomes the property of Landlord pursuant to this Paragraph 26.

27. No Merger of Title. There shall be no merger of the leasehold estate created by this Lease with the fee estate in any of the Leased Premises by reason of the fact that the same Person may acquire or hold or own, directly or indirectly, (a) the leasehold estate created hereby or any part thereof or interest therein and (b) the fee estate in any of the Leased Premises or any part thereof or interest therein, unless and until all Persons having any interest in the interests described in (a) and (b) above which are sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

28. Books and Records.

(a) Tenant shall keep adequate records and books of account with respect to the finances and business of Tenant generally and with respect to the Leased Premises, in accordance with generally accepted accounting principles (“GAAP”) consistently applied, and shall permit Landlord by its agents, accountants and attorneys, upon reasonable notice to Tenant, to visit and inspect the Leased Premises and to discuss the finances and business with the officers of Tenant, at such reasonable times as may be requested by Landlord.

(b) If at any time the financial statements of Tenant shall not be consolidated with the financial statements of Parent, Tenant shall deliver to Landlord and to Lender within ninety (90) days of the close of each fiscal year, annual audited financial statements of Tenant prepared by nationally recognized independent certified public accountants. If at any time the financial statements of Tenant shall not be consolidated with the financial statements of Parent, Tenant shall also furnish to Landlord within forty-five (45) days after the end of each of the three remaining quarters unaudited financial statements. All financial statements of Tenant shall be prepared in accordance with GAAP consistently applied. All annual financial statements shall be accompanied by an opinion of said accountants stating that there are no qualifications as to the scope of the audit and the audit was performed in accordance with GAAP.

(c) All quarterly and annual financial statements shall be accompanied by a certification (“Covenant Certification”) of the chief financial officer of Tenant, in the form and substance reasonably acceptable to Landlord, stating that Tenant is in compliance with the Covenants (except as otherwise specified in the Covenant Certification).

29. Determination of Value.

(a) Whenever a determination of Fair Market Value or Fair Market Rental Value is required pursuant to any provision of this Lease, such Fair Market Value or Fair Market Rental Value shall be determined in accordance with the following procedure:

(i) Landlord and Tenant shall endeavor to agree upon such Fair Market Value or Fair Market Rental Value within thirty (30) days after the date (the “Applicable Initial Date”) on which (A) Tenant provides Landlord with notice of its intention to terminate this Lease and purchase the Affected Premises pursuant to Paragraph 18, (B) Landlord provides Tenant with notice of its intention to redetermine Fair Market Value or Fair Market Rental Value pursuant to Paragraph 20(c), (C) Landlord provides Tenant with notice of Landlord’s intention to require Tenant to make an offer to purchase the Leased Premises pursuant to .Paragraph 23 (a)(iii), (D) the date on which Landlord receives an Option Exercise Notice, (E) Landlord receives the Contaminated Premises Exercise Notice or (F) Landlord receives the Excess Land Purchase Offer. Landlord and Tenant shall endeavor to agree on Fair Market Rental Value on the date (also, an “Applicable Initial Date”) which is six (6) calendar months prior to the expiration of the then current Term unless Tenant has previously exercised its option pursuant to Paragraph 5(b) not to have the Term automatically extended. Upon reaching such agreement, the parties shall execute an agreement setting forth the amount of such Fair Market Value or Fair Market Rental Value.

(ii) If the parties shall not have signed such agreement within thirty (30) days after the Applicable Initial Date, Tenant shall within twenty (20) days after the Applicable Initial Date select an appraiser and notify Landlord in writing of the name, address and qualifications of such appraiser. Within twenty (20) days following Landlord’s receipt of Tenant’s notice of the appraiser selected by Tenant, Landlord shall select an appraiser and notify Tenant of the name, address and qualifications of such appraiser. Such two appraisers shall endeavor to agree upon Fair Market Value or Fair Market Rental Value based on a written appraisal made by each of them as of the Relevant Date (and given to Landlord by Tenant). If such two appraisers shall agree upon a Fair Market Value or Fair Market Rental Value, the amount of such Fair Market Value or Fair Market Rental Value as so agreed shall be binding and conclusive upon Landlord and Tenant.

(iii) If such two appraisers shall be unable to agree upon a Fair Market Value or Fair Market Rental Value within twenty (20) days after the selection of an appraiser by Landlord, then such appraisers shall advise Landlord and Tenant of their respective determination of Fair Market Value or Fair Market Rental Value and shall select a third appraiser to make the determination of Fair Market Value or Fair Market Rental Value. The selection of the third appraiser shall be binding and conclusive upon Landlord and Tenant.

(iv) If such two appraisers shall be unable to agree upon the designation of a third appraiser within ten (10) days after the expiration of the twenty (20) day period referred to in clause (iii) above, or if such third appraiser does not make a determination of Fair Market Value or Fair Market Rental Value within twenty (20) days after his selection, then such third appraiser or a substituted third appraiser, as applicable, shall, at the request of either part hereto (with respect to the other part), be appointed by the President or Chairman of the American Arbitration Association in Austin, Texas. The determination of Fair Market Value or Fair Market Rental Value made by the third appraiser appointed pursuant hereto shall be made within twenty (20) days after such appointment.

(v) If a third appraiser is selected, Fair Market Value or Fair Market Rental Value shall be the average of the determination of Fair Market Value or Fair Market Rental Value made by the third appraiser and the determination of Fair Market Value or Fair Market Rental Value made by the appraiser (selected pursuant to Paragraph 29(a)(ii) hereof) whose determination of Fair Market Value or Fair Market Rental Value is nearest to that of the third appraiser. Such average shall be binding and conclusive upon Landlord and Tenant.

(vi) All appraisers selected or appointed pursuant to this Paragraph 29(a) shall (A) be independent qualified MAI appraisers (B) have no right, power or authority to alter or modify the provisions of this Lease, (C) utilize the definition of Fair Market Value or Fair Market Rental Value hereinabove set forth above, and (D) be registered in the State where the applicable Related Premises is located if such State provides for or requires such registration.

(vii) The Cost of the procedure described in this Paragraph 29(a) above shall be borne by Tenant.

(b) If, by virtue of any delay, Fair Market Value is not determined by the expiration or termination of the then current Term, then the date on which the Term would otherwise expire or terminate shall be extended with respect to the Leased Premises or the Affected Premises, as applicable, to the date specified for termination in the particular provision of this Lease pursuant to which the determination of Fair Market Value is being made. If, by virtue of any delay, Fair Market Rental Value is not determined by the expiration or termination of the then current Term, then until Fair Market Rental Value is determined, Tenant shall continue to pay Basic Rent during the succeeding Renewal Term in the same amount which it was obligated under this Lease to pay prior to the commencement of the Renewal Term. When Fair Market Rental Value is determined, the appropriate Basic Rent shall be calculated retroactive to the commencement of the Renewal Term and Tenant shall either receive a refund from Landlord (in the case of an overpayment) or shall pay any deficiency to Landlord (in the case of an underpayment).

(c) In determining Fair Market Value as defined in clause (b) of the definition of Fair Market Value, the appraisers shall add (i) the present value of the Rent for the remaining Term, assuming the Term has been extended for all extension periods provided herein (with assumed increases in the CPI to be determined by the appraisers) using a discount rate (which may be determined by an investment banker retained by each appraiser) based on the creditworthiness of the Tenant Group and (ii) the present value of the Leased Premises or applicable Related Premises as of the end of such Term (having assumed the Term has been extended for all extension periods provided herein). The appraisers shall further assume that no default then exists under the Lease or the Guaranty, that Tenant has complied (and will comply) with all provisions of the Lease, that Guarantors have complied (and will, comply) with all of the provisions of the Guaranty and, if Fair Market Value is being determined with respect to any Contaminated Premises, that no Environmental Violation exists with respect to any such Contaminated Premises.

(d) In determining Fair Market Rental Value, the appraisers shall determine with respect to each Related Premises the amount that a willing tenant would pay, and a willing landlord of a comparable building located in a radius of twenty (20) miles of each Related Premises would accept, at arm’s length, to rent a building of comparable size and quality as the Improvements, taking into account: (i) the age, quality, condition (as required by the Lease) of the Improvements; (ii) that the Related. Premises will be leased as a whole or substantially as a whole to a single user; (iii) a lease term of five (5) years; (iv) an absolute triple net lease; and (v) such other items that professional real estate appraisers customarily consider.

30. Non-Recourse as to Landlord. Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be limited to actual damages and shall be enforced only against the Leased Premises and any of Tenant’s funds held by Landlord hereunder and not against any other assets, properties or funds of (a) Landlord, (b) any director, member, officer, general partner, limited partner, employee or agent of Landlord, or any general partner of Landlord, any of its general partners or shareholders (or any legal representative, heir, estate, successor or assign of any thereof), (c) any predecessor or successor partnership or corporation (or other entity) of Landlord, or any of its general partners, either directly or through Landlord or its general partners or any predecessor or successor partnership or corporation or their shareholders, officers, directors, employees or agents (or other entity), or (d) any other Person (including W. P. Carey & Co. LLC, Carey Asset Management Corp., and any Person affiliated with any of the foregoing, or any director, officer, employee or agent of any thereof).

31. Financing.

(a) Tenant agrees to pay all reasonable out-of-pocket costs and expenses incurred by Landlord in connection with the purchase, leasing and initial financing of the Leased Premises including, without limitation, the cost of appraisals, environmental reports, title, insurance, surveys, legal fees and expenses and Lender’s commitment fee. In no event shall Tenant have any obligation to pay any costs or expenses, including any Prepayment Premium, incurred by Landlord for the amendment, amendment and restatement or other modification of the initial Loan or refinancing of any Loan.

(b) Tenant agrees to pay, within three (3) business days of written demand thereof, any cost, charge or expense (other than the principal of the Note and interest thereon at the contract rate of interest specified therein) imposed upon Landlord by Lender pursuant to the Note, the Mortgage or the Assignment except to the extent caused by Landlord’s breach of contract, the negligence or willful misconduct of Landlord and which is not otherwise reimbursed by Tenant to Landlord pursuant to any other provision of this Lease.

(c) If Landlord desires to obtain or refinance any Loan, Tenant shall negotiate in good faith with Landlord concerning any reasonable request made by any Lender or proposed Lender for reasonable changes or modifications in this Lease. In particular, Tenant shall agree, upon request of Landlord, to supply any such Lender with such notices and information as Tenant is required to give to Landlord hereunder and to extend the rights of Landlord hereunder to any such Lender and to consent to such financing if such consent is requested by such Lender. Tenant shall provide any other consent or statement and shall execute any and all other commercially reasonable documents that such Lender reasonably requires in connection with such financing, including any commercially reasonable environmental indemnity agreement and subordination, non-disturbance and attornment agreement, so long as the same do not materially adversely affect any right, benefit or privilege of Tenant under this Lease or materially increase Tenant’s obligations under this Lease. Such subordination, nondisturbance and attornment agreement may require Tenant to confirm that (i) Lender and its assigns will not be liable for any misrepresentation, act or omission of Landlord and (ii) Lender and its assigns will not be subject to any counterclaim, demand or offsets which Tenant may have against Landlord.

32. Subordination Non-Disturbance and Attornment. This Lease and Tenant’s interest hereunder shall be subordinate to any Mortgage or other security instrument hereafter placed upon the Leased Premises by Landlord, and to any and all advances made or to be made thereunder, to the interest thereon, and all renewals, replacements and extensions thereof, provided. that any such Mortgage or other security instrument (or a separate instrument in recordable form duly executed by the holder of any such Mortgage or other security instrument and delivered to Tenant) shall provide for the recognition of this Lease and all Tenant’s rights hereunder unless and until an Event of Default exists or Landlord shall have the right to terminate this Lease pursuant to any applicable provision hereof.

33. Tax Treatment Reporting. Landlord and Tenant each acknowledge that each shall treat this transaction as a true lease for state law purposes and shall report this transaction as a Lease for Federal income tax purposes. For Federal income tax purposes each shall report this Lease as a true lease with Landlord as the owner of the Leased Premises and Equipment and Tenant as the lessee of such Leased Premises and Equipment including: (a) treating Landlord as the owner of the property eligible to claim depreciation deductions under Section 167 or 168 of the Internal Revenue Code of 1986 (the “Code”) with respect to the Leased Premises and Equipment, (b) Tenant reporting its Rent payments as rent expense under Section 162 of the Code, and (c) Landlord reporting the Rent payments as rental income. For the avoidance of doubt, nothing in this Lease shall be deemed to constitute a guaranty, warranty or representation by either Landlord or Tenant as to the actual treatment of this transaction for state law purposes and for federal law purposes.

34. Security Deposit.

(a) Concurrently with the execution of this Lease Tenant shall deliver to Landlord a security deposit in the amount of Two Million Seven Hundred Fifty-Eight Thousand Eight Hundred Dollars ($2,758,800) (the “Original Security Deposit”) and the amount of the Original Security Deposit required at any time pursuant to Paragraph 34(b) (the “Required Amount”). Any Security Deposit shall be in the form of a Letter of Credit. Any Security Deposit shall remain in full force and effect during fee Term except as otherwise specifically provided in Paragraph 34(b) as security for the payment by Tenant of the Rent and all other charges of payments to be paid hereunder and the performance of the covenants and obligations contained herein, and any Letter of Credit shall be renewed at least thirty (30) days prior to any expiration thereof, provided that Tenant shall have the right to substitute any Letter of Credit held by Landlord or Lender with a Cash Security Deposit or with a letter of credit that meets the requirements of this Paragraph 34. If Tenant fails to renew any Letter of Credit or provide a replacement Letter of Credit by such date, time being of the essence, Landlord shall have the right at any time after the thirtieth (30th) day before such expiration date to draw on such Letter of Credit and to deposit the proceeds of any Letter of Credit as a Cash Security Deposit in any account for the benefit of Landlord unless and until Tenant delivers a substitute Letter of Credit to Landlord, and upon such delivery Landlord shall release the Cash Security Deposit to Tenant. Any Cash Security Deposit shall not be commingled with other funds of Landlord or other Persons and, so long as no Event of Default has occurred and is continuing, interest thereon shall be due and payable to Tenant within sixty (60) days following the expiration of each Lease Year.

(b) Notwithstanding anything to the contrary set forth herein, at any time after the first anniversary of the Basic Rent Payment Date on which the first full quarterly installment of Basic Rent was due under this Lease, Tenant shall be entitled to reduce the Required Amount under this Paragraph 34 (i) to One Million Dollars ($1,000,000) (the “Release I Amount”‘) provided that the Tenant Group has maintained for the four (4) consecutive fiscal quarters immediately preceding the date of the proposed reduction, a Fixed Charge Coverage Ratio of 2.5 to 1 and EBITDA of not less than $50,000,000 (the “Release I Requirements”); and (ii) to Six Hundred Eighty Nine Thousand Seven Hundred Dollars ($689,700) (the “Release II Amount” and together with the Release I Amount, the “Release Amounts”) provided that the Tenant Group has maintained for the four (4) consecutive fiscal quarters immediately preceding the date of the proposed reduction a Fixed Charge Coverage Ratio of 2.5 to 1 and EBITDA of not less than $92,000,000 (the “Release II Requirements”, and together with the Release I Requirements, the “Release Requirements”); provided that no Event of Default has occurred and is then continuing at the time of any proposed reduction. If Tenant desires to reduce the Required Amount in accordance with the provisions set forth herein, then on the applicable date Tenant shall provide Landlord or Lender with either (x) a replacement Letter of Credit in an amount equal to the then Required Amount and, upon receipt thereof, the Original Security Deposit then held by Landlord or Lender shall be released to Tenant within fifteen (15) days thereafter, or (y) an amendment reducing the amount of the Letter of Credit then held by Landlord or Lender by the corresponding Release Amount (each, a “L/C Reduction Date”); provided, however, that if, for any four (4) consecutive calendar quarters following any L/C Reduction Date, the Tenant Group fails to meet either of the Release Requirements, then Tenant shall, within ten (10) days after receipt of Landlord’s written notice, increase the then Required Amount by the Release Amount corresponding to the applicable Release Requirements (each, a “Replenishment Event”). Notwithstanding the above, after the occurrence of any Replenishment Event, if the Tenant Group shall again achieve and maintain the Release I Requirements of Release II Requirements and provided no Event of Default has occurred and is then continuing at the time of the proposed reduction, then Tenant shall be entitled to the reductions in the Required Amount as set forth in this Paragraph 34(b). In no event shall any Level 1 Security Deposit or Sublet Security Deposit be subject to any reduction.

(c) If at any time an Event of Default shall have occurred and be continuing, Landlord shall be entitled, at its sole discretion, to draw on any Letter of Credit or to withdraw any Cash Security Deposit from the above-described account and to apply the proceeds in payment of (i) any Rent or other charges for the payment of which Tenant shall be in default, (ii) prepaid Basic Rent, (iii) any expense incurred by Landlord in curing any default of Tenant, and/or (iv) any other sums due to Landlord in connection with any default or the curing thereof, including, without limitation, any damages incurred by Landlord by reason of such default, including any rights of Landlord under Paragraph 23 or to do any combination of the foregoing, all in such order or priority as Landlord shall so determine in its sole discretion and Tenant acknowledges and agrees that such proceeds shall not constitute assets or funds of Tenant or its estate, or be deemed to be held in trust for Tenant, but shall be, for all purposes, the property of Landlord (or Lender, to the extent assigned). Tenant further acknowledges and agrees that (1) Landlord’s application of the proceeds of the Letter of Credit or Cash Security Deposit towards the payment of Basic Rent, Additional Rent or the reduction of any damages due Landlord in accordance with Paragraph 23 of this Lease, constitutes a fair and reasonable use of such proceeds, and (2) the application of such proceeds by Landlord towards the payment of Basic Rent, Additional Rent or any other sums due under this Lease shall not constitute a cure by Tenant of the applicable default, provided that an Event of Default shall not exist if Tenant restores the Security Deposit to its full amount within ten (10) days after receipt of notice from Landlord that a draw has been made on the Security Deposit and in accordance with the requirements of this Paragraph 34, so that the original amount of the Security Deposit shall be again on deposit with Landlord.

(d) At the expiration of the Term and so long as no Event of Default exists any Letter of Credit or any Cash Security Deposit, as the case may be, shall be returned to Tenant.

(e) Landlord shall have the right to designate Lender or any other holder of a Mortgage as the beneficiary of the Letter of Credit or the Cash Security Deposit during the term of the applicable Loan, and such Lender or other holder of a Mortgage shall have all of the rights and obligation of Landlord under this Paragraph 34. Tenant covenants and agrees to execute such agreements, consents and acknowledgments as may be reasonably requested by Landlord from time to time to change the holder of the Security Deposit as hereinabove provided.

(f) If this Lease is assigned pursuant to Paragraph 21(a)(i) or Paragraph 21(a)(ii) then Landlord will accept as a replacement Original Letter of Credit hereunder a letter of credit from such permitted transferee, if, but only if, that letter of credit meets all of the requirements of the Original Letter of Credit hereunder at the time of the assignment, in which event the assigning Tenant’s Original Letter of Credit held by Landlord shall be returned to such assigning Tenant within five (5) days of the receipt of the replacement Original Letter of Credit from such assignee.

(g) For the purposes of this Paragraph 34, the following definitions shall apply:

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligation” means the amount of the liability of any Person which in accordance with GAAP should be capitalized or disclosed on the balance sheet of such Person in respect of a Capital Lease.

“Cash Security Deposit” shall mean the Original Cash Security Deposit, the Level 1 Cash Security Deposit and/or the Sublet Cash Security Deposit, as the context may require.

“Fixed Charge Coverage Ratio” shall mean as of any date of determination for the immediately preceding fiscal quarter, the ratio of (i) EBITDA to (ii) the sum of (a) rental expense paid during such period and (b) Interest Expense.

“Indebtedness” means (a) all obligations of the Tenant Group or any of them for borrowed money, (b) all obligations of Tenant Group or any of them evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of Tenant Group or any of them in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations of Tenant Group or any of them under Capital Leases (excluding this Lease if same would be reclassified as a Capital Lease), (d) all obligations or liabilities of others secured by a Lien on any asset of Tenant Group or any of them, irrespective of whether such obligation or liability is assumed, (e) all obligations of Tenant Group or any of them for the deferred purchase price of assets (other than trade debt incurred in the ordinary course of the business of the Tenant Group or any of them and repayable in accordance with customary trade practices), and (f) any obligation of Tenant Group or any of them guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse to a Tenant Group or any of them) any obligation of any other Person.

“Interest Expense” means, for any period, consolidated total interest expense (including, without limitation, that portion of any Capitalized Lease Obligations attributable to interest expense in conformity with GAAP and amortization of capitalized interest) payable in cash during such period with respect to all outstanding Indebtedness of the Tenant Group, including all commissions, discounts and other fees and charges owed with respect to letter of credit and bankers acceptance financing, prepayment charges, agency fees, administrative fees, commitment fees, net payment owed under any interest rate hedging, cap or similar agreement or arrangement, all as determined for the Tenant Group on a consolidated basis for such period in accordance with GAAP.

“Letter of Credit” shall mean the Original Letter of Credit, Level 1 Letter of Credit and/or the Sublet Security Deposit, as the context may require and which in all cases shall be irrevocable and shall be in the form attached hereto as Exhibit “H” or in such form as shall be reasonably acceptable to Landlord and issued by a bank reasonably acceptable to Landlord which has a long-term unsecured debt rating of not less that “A” from S&P. Tenant shall not be required to pay for transfer fees associated with Landlord causing each Letter of Credit to be reissued in the name of another beneficiary more than once in any five (5) year period.

“Level 1 Cash Security Deposit” shall mean either cash in lieu of a replacement Letter of Credit or, after converting the Level 1 Letter of Credit to cash pursuant to the terms and conditions hereof, cash in immediately available funds, in either case, in an amount equal to twelve (12) months of the Basic Rent at the time such cash is deposited with Landlord.

“Level 1 Letter of Credit” shall mean a Letter of Credit in an amount equal to twelve (12) months of the Basic Rent at the time such Letter of Credit is issued.

“Level 1 Security Deposit” shall mean the Level 1 Letter of Credit or the Level 1 Cash Security Deposit, as applicable, which shall be in addition to, and not in lieu of, the Original Security Deposit.

“Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgagee, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

“Original Cash Security Deposit” shall mean cash in lieu of a replacement Letter of Credit or, after converting the Original Letter of Credit to cash pursuant to the terms and conditions hereof, cash in immediately available funds, in either case, in an amount equal to the Original Security Deposit,

“Original Letter of Credit” shall mean a Letter of Credit in the amount of the Original Security Deposit.

“Original Security Deposit” shall have the meaning ascribed to such term in Paragraph 34(a).

“Real Property” means any estates or interests in real property now owned or hereafter acquired by Tenant Group or any of them and the improvements thereto.

“Requirement Amount” shall mean Required Amount as defined in Paragraph 34(a).

“Security Deposit” shall mean the Original Security Deposit and/or the Level 1 Security Deposit, as the context may require.

“Sublet Cash Security Deposit” shall mean cash in lieu of a replacement Letter of Credit or, after converting the Sublet Letter of Credit to cash pursuant to the terms and conditions hereof, cash in immediately available funds, in either case, in an amount equal to the Sublet Security Deposit.

“Sublet Letter of Credit” shall mean a Letter of Credit equal to twelve (12) months of basic rent payable under each Non-Preapproved Sublease for the first year of the term of the applicable Non-Preapproved Sublease.

“Sublet Security Deposit” shall mean the Sublet Letter of Credit or the Sublet Cash Security Deposit, as applicable.

“Subsidiary(ies)” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

35. Right of First Offer.

(a) If Landlord decides to offer the Leased Premises for sale to any third party, Landlord shall first offer (the “Offer”) to sell the Leased Premises to Tenant for a specific purchase price (the “ROFO Purchase Price”) and upon such terms and conditions as Landlord, in Landlord’s sole discretion, would otherwise intend to offer to sell the Leased Premises, prior to Landlord’s offering to sell the Leased Premises to any such third party except that the terms and conditions of any such sale to Tenant shall be (i) consistent with the terms and provisions of this Paragraph 35 and (ii) the sale to Tenant shall be “as is”, without representation or warranty by Landlord. If Landlord shall make the Offer, then, whether or not Tenant has accepted the Offer, Landlord shall have the unilateral right, in Landlord’s sole discretion, to revoke the Offer if an Event of Default exists under this Lease on the date on which Landlord shall give, or would otherwise be required to give, Tenant the Offer. Landlord agrees not to offer for sale or sell less than the entire Leased Premises to any third party.

(b) Tenant shall have the right to accept the Offer only by giving Landlord written notice of such acceptance (the “ROFO Notice”) within thirty (30) days after delivery by Landlord to Tenant of the Offer. Time shall be of the essence with respect to said thirty (30) day period and delivery of the ROFO Notice by Tenant. If Tenant accepts the Offer, Tenant shall execute any documentation reasonably required by Landlord to reflect Tenant’s acceptance of the Offer. Notwithstanding anything to the contrary contained in this Lease, upon the delivery of the ROFO Notice by Tenant, no event or circumstances affecting the Leased Premises including, but not limited to, a Condemnation or Casualty, shall give Tenant any right or option of Tenant to cancel, surrender or otherwise terminate this Lease, and any other right or option of Tenant under the Lease to acquire the Leased Premises, shall automatically be deemed to have been waived by Tenant for all purposes under this Lease.

(c) If Tenant does not accept, or fails to accept, the Offer in accordance with the provisions herein, the following shall apply: (i) Landlord shall be under no further obligation with respect to such Offer, and Tenant shall have forever waived and relinquished its right to such Offer, (ii) Landlord shall at any and all times thereafter be entitled to market the Leased Premises to others upon such terms and conditions as Landlord in its sole discretion may determine, except that if the price (“Third Party Price”) for which Landlord enters into a binding contract (“Third Party Contract”) to sell the Leased Premises is less than ninety-five percent (95%)

of the ROFO Purchase Price given for such Offer, Tenant shall have fifteen (15) days following receipt of written notice of the Third Party Price in which to accept the Third Party Price, (iii) if the Leased Premises are not sold by the expiration of the fifteenth (15th) calendar month following the month in which the relevant ROFO Notice was due from Tenant and Landlord thereafter desires to offer the Leased Premises for Sale to any third party, the provisions of this Paragraph 35 shall again apply, and (iv) Tenant shall, within five (5) days after Landlord’s request therefor, deliver an instrument in form reasonably satisfactory to Landlord confirming the aforesaid waiver, but no such instrument shall be necessary to make the provisions hereof effective.

(d) If Tenant does not timely accept the Offer or accept the Third Party Price, if applicable, and the Leased Premises are transferred to a third party, the rights of Tenant under this Paragraph 35 shall expire and be null and void if the transfer occurs at any time after July 31, 2008. If Tenant does not timely accept any Offer or accept any Third Party Price, if applicable, received by Tenant prior to July 31, 2008 and the Leased Premises are transferred to a third party prior to July 31, 2008, the rights of Tenant shall remain in full force and effect with respect to (i) any subsequent Offer made by the new Landlord prior to July 31, 2008, it being the intent of Landlord and Tenant that Tenant’s rights with respect to any Offer made prior to July 31, 2008 continue even if Landlord sells the Leased Premises to a third party and (ii) one, but only one, Offer made by the new Landlord if such sale has been consummated after July 31, 2008. Tenant will ____ to such third party as Landlord so long as such third party and Landlord notify Tenant in writing of such transfer. At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request, provided that such agreements do not increase the liabilities and obligations of Tenant hereunder.

(e) Notwithstanding anything to the contrary contained herein, the provisions of this Paragraph 35 shall not apply to or prohibit (i) any mortgaging, subjection to deed of trust or other hypothecation of Landlord’s interest in the Leased Premises, (ii) any sale of the Leased Premises pursuant to a private power of sale under or judicial foreclosure of any Mortgage or other security instrument or device to which Landlord’s interest in the Leased Premises is now or hereafter subject, (iii) any transfer of Landlord’s interest in the Leased Premises to a Lender, beneficiary under deed of trust or other hold of a security interest therein or their designees by deed in lieu of foreclosure, (iv) any transfer of the Leased Premises to any governmental or quasi-governmental agency with power of condemnation, (v) any transfer of the Leased Premises or any interest therein or in Landlord to any Affiliate of Corporate Property Associates 15 Incorporated (“CPA:15”) or to any Person which is a member of or a subsidiary of a member of the family of funds of which CPA:15 is a part (by way of example, Carey Institutional Properties Incorporated, Corporate Property Associates 12 Incorporated, Corporate Property Associates 14 Incorporated and Corporate Property Associates 16 Incorporated and W.P. Carey & Co. LLC), (vi) a transfer to any Person to whom CPA:15 sells all or substantially all of its assets or (vii) any transfer of the Leased Premises to any of the successors or assigns of any of the persons or entities referred to in the foregoing clauses (i) through (iv) provided that Tenant’s rights under and as limited by this Paragraph 35 shall survive any transfer of the Leased Premises pursuant to clauses (ii), (iii), (v), (vi), and (vii) above.

(f) If the Leased Premises is purchased by Tenant pursuant to this Paragraph 35, Landlord need not convey any better title thereto than that which was conveyed to

Landlord, and Tenant shall accept such title, subject, however, to the Permitted Encumbrances and to all other liens, exceptions and restrictions on, against or relating to any of the Leased Premises and to all applicable Laws, but free of the lien of and security interest created by any Mortgage or assignment of leases and rents and liens, exceptions and restrictions on, against or relating to the Leased Premises which have been created by or resulted solely from acts of Landlord after the date of this Lease, unless the same are Permitted Encumbrances or customary utility easements benefiting the Leased Premises or were created with the written approval of Tenant or as a result of a default by Tenant under this Lease.

(g) Upon the date fixed for a purchase of the Leased Premises pursuant to this Paragraph 35 which shall be a date mutually acceptable to Landlord and Tenant in their reasonable discretion which shall be no later than sixty (60) days following acceptance of the Offer or the date specified in the Third Party Contract, if applicable (the “Purchase Date”), Tenant shall pay to Landlord, or to any Person to whom Landlord directs payment, the ROFO Purchase Price and all other sums payable by Tenant under the Offer, in Federal Funds, and Landlord shall deliver to Tenant or its designee (i) special warranty deeds or their equivalent which describe the Leased Premises being conveyed and conveys the title thereto as provided in Paragraph 20(f) above, and (ii) such other instruments as shall be necessary to transfer the Leased Premises and any Net Award or right to receive a Net Award for a Casualty or Condemnation which shall have occurred after the date on which Landlord shall have made the Offer to Tenant or its designee. Upon the completion of such purchase by Tenant or its designee, this Lease and all obligations and liabilities of Tenant hereunder shall terminate, except any obligations of Tenant under this Lease, actual or contingent, which arise on or prior to the expiration or termination of this Lease or which survive such expiration, or termination by their own terms. Any prepaid Monetary Obligations paid to Landlord shall be prorated as of the Purchase Date, and the prorated unapplied balance shall be deducted from the Purchase Price due to Landlord; provided, that no apportionment of any Impositions shall be made upon any such purchase.

(h) If the completion of the purchase by Tenant or its designee pursuant to this Paragraph 35 shall be delayed-after the date scheduled for such purchase, Basic Rent and Additional Rent shall continue to be due and payable until completion of such purchase.

36. Option to Purchase.

(a) Landlord does hereby give and grant to Tenant three (3) options (each, an “Option” and collectively, the “Options”) to purchase the Leased Premises (i) for a purchase price equal to the Offer Amount and (ii) on any of the following dates (the “Option Purchase Date”): (A) with respect to the First Option (the “First Option”) during the period from August 1,2013 to August 31, 2013 (the “First Option Purchase Date”) or, if the First Option is not exercised, a second Option (the “Second Option”) on any date during the last five (5) business days of the Initial Term (the “Second Option Purchase Date”) or, if the First Option and the Second Option are not exercised and the Term is extended for the first and second Renewal Terms, a third Option (the “Third Option”) on any date during the last five (5) business days of the second Renewal Term (the “Third Option Purchase Date”). The applicable Option Purchase Date shall be mutually agreeable to Landlord and Tenant, but the date will be extended, if necessary, so that the Option Purchase Date is not sooner than thirty (30) days after the Fair Market Value Date. If Tenant intends to exercise any Option, Tenant shall give written notice (the “Option Exercise

Notice”) to Landlord to such effect not earlier than two (2) years nor later than one (1) year prior to the last day of the applicable Option Purchase Date period (i.e., August 31, 2011 to August 31, 2012 for the First Option). Promptly upon receipt of any such notice by Landlord, the parties shall commence to determine Fair Market Value.

(b) If Tenant shall exercise the foregoing option to purchase the Leased Premises, on the later to occur of (i) the First Option Purchase Date, the Second Option Purchase Date or the Third Option Purchase Date, as applicable, or (ii) the date when Tenant has paid the applicable Offer Amount and has satisfied all other Monetary Obligations, Landlord shall convey the Leased Premises to Tenant in accordance with Paragraph 20 hereof; provided, that if an Event of Default has occurred and is continuing on the First Option Purchase Date, the Second Option Purchase Date or the Third Option Purchase Date, as applicable, Landlord, at its sole option, may terminate the applicable Option. IF THIS LEASE SHALL TERMINATE FOR ANY REASON PRIOR TO THE DATE ORIGINALLY FIXED HEREIN FOR THE EXPIRATION OF THE TERM, OR IF TENANT SHALL FAIL TO GIVE ANY OF THE AFORESAID NOTICES OF INTENTION TO PURCHASE, TIME BEING OF THE ESSENCE, THE OPTION PROVIDED IN THIS PARAGRAPH 36 FOR WHICH SUCH NOTICE WAS REQUIRED AND ANY EXERCISE THEREOF BY TENANT SHALL CEASE AND TERMINATE AND SHALL BE NULL AND VOID. IN SUCH EVENT TENANT SHALL EXECUTE A QUITCLAIM DEED AND SUCH OTHER DOCUMENTS AS LANDLORD SHALL REASONABLY REQUEST EVIDENCING THE TERMINATION OF ITS OPTIONS OR THE APPLICABLE OPTION, AS THE CASE MAY BE.

37. Permitted Leasehold Mortgage. Tenant shall not encumber its leasehold estate in the Leased Premises, by means of a leasehold mortgage, deed of trust pledge or similar security device, except by means of a Permitted Leasehold Mortgage. The Leased Premises shall not be encumbered by more than one Permitted Leasehold Mortgage at any one time. Tenant shall deliver to Landlord an executed counterpart of any Permitted Leasehold Mortgage within ten (10) days after its execution thereof, together with confirmation from the Permitted Leasehold Mortgagee that it or they are Tenant’s senior lenders or agent therefor.

38. Rights of Permitted Leasehold Mortgagee and Credit Leasehold Mortgagee. Landlord hereby agrees that, so long as any Permitted Leasehold Mortgage shall remain unsatisfied of record, the following provisions shall apply:

(a) Landlord, upon giving Tenant any notice of an Event of Default hereunder, shall also give such notice to any Permitted Leasehold Mortgagee of which it has actual written notice.

(b) Upon the occurrence of an Event of Default hereunder, the Permitted Leasehold Mortgagee shall, within the period provided for in Paragraph 22 hereof or as otherwise provided in this Paragraph 38, have the right to remedy such default, or cause the same to be remedied, and Landlord shall accept such performance by or at the instance of the Permitted Leasehold Mortgagee as if the same had been made by Tenant.

(c) Upon the occurrence of an Event of Default hereunder, Landlord shall take no action to effect a termination of this Lease without first giving the Permitted Leasehold

Mortgagee thirty (30) days after written notice thereof within which either (i) to obtain possession of the Leased Premises (including possession by a receiver) or (ii) to institute foreclosure proceedings or (iii) otherwise act to acquire Tenant’s interest under this Lease with diligence, provided that such Permitted Leasehold Mortgagee is a Credit Leasehold Mortgagee at the time it obtains possession, completes the foreclosure action or otherwise acquires Tenant’s interest under this Lease. The preceding sentence shall not apply and Landlord may take such action to effect termination or to otherwise enforce its remedies if:

(i) an Event of Default shall have occurred that is then susceptible of being cured by the Permitted Leasehold Mortgagee without obtaining possession of the Leased Premises and the Permitted Leasehold Mortgagee (A) shall not have cured any Event of Default consisting of a failure to pay Basic Rent or Additional Rent within five (5) days after written notice from Landlord of such Event of Default, or (B) shall not, within the applicable cure period specified in Paragraph 22(b), have cured any Event of Default other than a failure to pay Basic Rent or Additional Rent;

(ii) an Event of Default (other than any Event of Default described in sub-Paragraph (i) above) shall have occurred and either (A)(1) the Permitted Leasehold Mortgagee within thirty (30) days after the giving by Landlord of notice of such Event of Default, shall no have given written notice to Landlord that such Event of Default cannot be remedied without obtaining possession of the Leased Premises and (2) the Permitted Leasehold Mortgagee shall not have paid or caused to be paid all Rent and other sums payable under this Lease and (3) the Permitted Leasehold Mortgagee shall, within forty-five (45) days after written notice from Landlord of such Event of Default, fail to give Landlord a written guaranty that it shall, after obtaining possession, and within the applicable cure period provided in Paragraph 22(b), cure any such Event of Default which is susceptible of cure only upon taking possession; or (B) the Permitted Leasehold Mortgagee shall fail to pursue with diligence the activities specified in clause (1), (2) or (3) of the first sentence of this Paragraph 38(c); or (C) the Permitted Leasehold Mortgagee within thirty (30) days after the giving by Landlord of written notice of such Event of Default shall not have given written notice to Landlord that such Event of Default is not reasonably susceptible of being cured by the Permitted Leasehold Mortgagee.

(d) It is expressly understood, without limiting the generality of the foregoing language, that any failure of Tenant to perform any of its obligations under Paragraphs 18 or 23(b)(iii) is susceptible of cure by the Permitted Leasehold Mortgagee without taking possession, and Tenant hereby authorizes the Permitted Leasehold Mortgagee, on behalf of Tenant, to send any notice, make any offer, pay any amount, select an appraiser, and perform any other obligation of Tenant provided in said paragraphs.

(e) In addition to curing any Event of Default which is susceptible of being cured without taking possession, the Credit Leasehold Mortgagee shall, during the period it is taking the action in clauses (i), (ii) or (iii) of the first sentence of Paragraph 38(c) above, pay Basic Rent and Additional Rent as the same shall become due and payable and, upon obtaining possession or acquiring Tenant’s interest under this Lease, shall be required to commence to cure within thirty (30) days of such acquisition or possession all Events of Default then outstanding and reasonably susceptible of being cured by the Credit Leasehold Mortgage, and thereafter diligently prosecute such cure to completion; provided, that: (i) the Credit Leasehold Mortgagee shall not be obligated to continue such possession or to continue such foreclosure proceedings after such Events of Default shall have been cured (unless the Credit Leasehold Mortgagee is a Credit Leasehold Mortgagee that has obtained title to the Tenant’s leasehold interest under this Lease); and (ii) the Credit Leasehold Mortgagee shall agree with Landlord in writing to comply during the period of such forbearance with such of the terms, conditions and covenants of this Lease as are reasonably susceptible of being complied with by the Credit Leasehold Mortgagee.

(f) It is understood and agreed that the Permitted Leasehold Mortgagee if it is a Credit Leasehold Mortgagee, or its designees, or any purchaser in foreclosure proceedings (including a corporation formed by any Permitted Leasehold Mortgagee the is a Credit Leasehold Mortgagee or any holder of the obligations secured by the Permitted Leasehold Mortgage that is a Credit Leasehold Mortgagee) may become the legal owner and holder of this Lease through such foreclosure proceedings __ by assignment of this Lease in lieu of foreclosure provided, however, that the Credit Leasehold Mortgagee shall guaranty all of the obligations and liabilities of Tenant hereunder (except those which are personal to Tenant) unless the substitute tenant is a Credit Rating Preapproved Assignee, except that the Credit Leasehold Mortgagee shall be released from liability under this Lease if the substitute tenant is approved by Landlord, which approval shall be based on the terms set forth in Paragraph 21(a)(ii) of this Lease.

(g) If a termination of this Lease occurs prior to the expiration of the Term by reason of the rejection of this Lease or other action by a trustee, court or debtor in possession pursuant to the Federal Bankruptcy Code, as amended, or any other Federal, state or local insolvency laws, Landlord shall give the Permitted Leasehold Mortgagee written notice that this Lease has been terminated, together with a statement of any and all sums which would at that time be due under this Lease but for such termination, and of all other Events of Default, if any, under this Lease then known to Landlord. If and only if the Permitted Leasehold Mortgagee is a Credit Leasehold Mortgagee, the Permitted Leasehold Mortgagee shall thereupon have the option to obtain a new lease in accordance with and upon the following terms and conditions: (i) such new lease shall be effective as of the date of termination of this Lease and shall be for the remainder of the full original term and at the rent and upon all the agreements, terms, covenants and conditions hereof; (ii) such new lease shall require the tenant to perform any unfulfilled obligations of Tenant under this Lease which are reasonably susceptible of being performed by such tenant; (iii) if such Permitted Leasehold Mortgagee designates an entity to enter into such new lease, such Permitted Leasehold Mortgagee shall guaranty all of the obligations and liabilities of such designee hereunder (except those which are personal to such designee, e.g., the obligations of such designee to permit Landlord to inspect its books and records or to supply financial statements to Landlord) except that no such guaranty shall be required if such designee is a Credit Rating Preapproved Assignee or approved by Landlord, which approval shall be based on the terms set forth in Paragraph 21(a)(ii) of this Lease; (iv) upon the execution of such new lease, the tenant named therein shall pay any and all Rent which would at the time of the execution thereof be due under this Lease but for such termination, less the net proceeds, if any, of any reletting or other occupancy, after deducting from such proceeds all of Landlord’s expenses in connection with such reletting (including all repossession costs, brokerage commissions, legal expenses, attorneys’ fees, employees’ expenses, costs of alterations and expenses of preparation for reletting).

(h) Any notice or other communication which Landlord shall desire or is required to give to or serve upon any Permitted Leasehold Mortgagee shall be addressed to such

Permitted Leasehold Mortgagee by notice in writing given by Landlord in accordance with Paragraph 24 hereof. Any notice or other communication which any Permitted Leasehold Mortgagee shall desire or is required to give to or serve upon Landlord shall be deemed to have been duly given or served if sent in accordance with Paragraph 24 hereof.

The provisions of this Paragraph 38 shall be self-operative and shall benefit any Permitted Leasehold Mortgagee of which Landlord has actual written notice. Notwithstanding the foregoing, Landlord shall, at the request of Tenant or of the Permitted Leasehold Mortgagee, and at the sole cost and expense of Tenant or the Permitted Leasehold Mortgagee, enter into an agreement directly with the Permitted Leasehold Mortgagee having terms and provisions identical to the provisions of this Paragraph 38.

39. Covenants. Tenant hereby covenants and agrees to comply with all the covenants and agreements described in Exhibit “G” hereto.

40. Financing the San Marcos Addition.

(a) Should Tenant, during the Term of this Lease, desire to construct an additional free-standing building (the “San Marcos Addition”) on the portion of the Land which is part of Lot 20 (“Lot 20”) of the San Marcos Premises as more particularly described in Exhibit “A-1” hereto (together with any Improvements thereon, the “Excess Land”), Tenant shall, prior to the commencement of construction of the San Marcos Addition, request Landlord to pay for the cost of the San Marcos Addition (the “Project Cost”), to wit: cost of labor and materials, the Excess Land, financing fees, legal fees, survey, title insurance and other normal and customary construction costs.

(b) Should Landlord agree to pay Project Costs for the San Marcos Addition, Landlord and Tenant shall enter into good faith negotiations regarding the execution and delivery of a written modification of this Lease and a Construction Agency Agreement pursuant to which Tenant, as agent for Landlord, will cause the San Marcos Addition to be constructed, which modification and agreement shall provide for, inter alia, the following:

(i) payment by Landlord to Tenant of the Project Cost in installment payments, as agreed, subject to customary requirements for construction advances and the obligation of Tenant, as agent for Landlord, to cause the San Marcos Addition to be constructed in accordance with plans and specifications and a budget approved by Landlord;

(ii) an increase in the annual Basic Rent payable during the Amortization Period (as hereinafter defined) to an amount sufficient to amortize the Project Cost (“Total Financing”) over a period (the “Amortization Period”) which shall be the remainder of the then current Term and, if Tenant so elects, any additional extension periods provided for herein (so long as Tenant shall confirm any such extension periods included in the Amortization Period by a written waiver of its right to give notice of its intention not to renew this Lease prior to the expiration of such extension periods), at such rate of interest and upon such other terms as shall be agreed upon between Landlord and Tenant, but which shall be no less favorable than the prevailing interest rate and terms for first unsecured loans in a principal amount equal to the Total Financings for borrowers with credit ratings equivalent to that of Tenant’s at that time;

(iii) provide a rate of return to Landlord on Landlord’s equity investment in the Leased Premises equal to that enjoyed by Landlord hereunder immediately prior to such proposed increase in Basic Rent; and

(iv) such other changes and amendments to this Lease and additional documentation as may be necessary and appropriate in view of such payment of the Project Cost by Landlord to Tenant.

(c) In the event that Landlord and Tenant reach agreement on Tenant’s request to have Landlord finance the Project Costs for the San Marcos Addition, Tenant shall pay all Costs incurred by Landlord in connection with any such modification to this Lease and the financing of the San Marcos Addition, including taxes, recording charges and legal fees and expenses.

(d) If Landlord and Tenant do not reach agreement on Tenant’s request to have Landlord finance the Project Costs for the San Marcos Addition, Tenant shall have the right to purchase the Excess Land in accordance with the provisions of Paragraph 41.

(e) Nothing contained in this Paragraph 40 shall be construed to modify _________ _______ hereof, and the provisions of Paragraph 12 and Paragraph 13 shall apply to the San Marcos Addition (unless the Excess Land is purchased by Tenant pursuant to Paragraph 41 hereof).

41. Excess Land.

(a) So long as no Event of Default then exists, and if Landlord and Tenant are unable to agree upon terms for the financing and construction of the San Marcos Addition or if Landlord elects not to finance the San Marcos Addition, Tenant shall have the right to notify Landlord (the “Excess Land Offer Notice”), within sixty (60) days following the date on which the parties conclude that the terms for construction and financing are not acceptable or the date on which Landlord notifies Tenant that it has elected not to finance the San Marcos Addition, that Tenant intends to purchase the Excess Land within thirty (30) days of the determination of the Excess Land Purchase Price. Promptly upon Landlord’s receipt of such notice, the parties shall commence to determine the Excess Land Purchase Price. In addition, Landlord shall have the right to require, as a condition to the financing of the San Marcos Addition by Landlord as contemplated by Section 40 hereof, that the Excess Land be conveyed to an Affiliate of Landlord in which event the Excess Land Purchase Price shall be paid by such Affiliate of Landlord and be part of the Project Costs; provided that, in such instance, such Affiliate of Landlord (and not Landlord) shall be responsible to pay for the Project Costs. Tenant acknowledges that the Excess Land Purchase Price shall be deposited in an Escrow Account with Lender and, so long as no Event of Default exists, (i) if Tenant purchases the Excess Land, any interest earned in the Excess Land Purchase Price shall be paid to Tenant upon the expiration of this Lease or (ii) if an Affiliate of Landlord purchases the Excess Land and no event of default exists under the Mortgage, the Excess Land Purchase Price and any interest earned thereon shall be paid to Tenant upon the expiration of this Lease.

(b) If Landlord receives the Excess Land Offer Notice or if Landlord requires the transfer of the Excess Land to an Affiliate of Landlord as a condition to its financing of the San Marcos Addition, then Landlord agrees to cause the Excess Land to be released from this Lease and conveyed to Tenant or such Affiliate of Landlord, as applicable, upon receipt of the Excess Land Purchase Price provided that the following conditions are satisfied: (A) Lot 20 shall have been subdivided in compliance with all applicable subdivision laws, Legal Requirements and Easement Agreements so that the Excess Land and the remainder of Lot 20 (the “Retained Premises”) are separate tracts, and in compliance with applicable Laws, Legal Requirements and Easements Agreements, (B) the release of the Excess Land does not impact the functional use, legal use or availability of the Retained Premises or Lot 21 of the San Marcos Premises in any material respect, (C) all requirements of Lender set forth in the Mortgage with respect to the release of the Excess Land shall have been satisfied, and (D) all costs of Landlord, Lender and Tenant in connection with the conveyance of the Excess Land and in complying with the above conditions, including reasonable attorneys’ fees, shall be borne solely by Tenant. Landlord and Tenant will each reasonably consider any request from the other party for easements for utilities and access across the Retained Parcel and the Excess Land, as the case may be.

(c) Landlord, as record title holder to the Excess Land, shall cooperate with Tenant in obtaining a lawful subdivision of Lot 20 into separate parcels consisting of the Excess Land and the Retained Premises, at no cost to Landlord. If Landlord conveys the Excess Land then, except for Surviving Obligations, this Lease shall terminate with respect to the Excess Land but shall remain in full force and effect with respect to the Retained Premises, Lot 21 of the San Marcos Premises, the Corpus Premises, the Odessa Premises and Waco Premises provided, however, that in no event will the release of the Excess Land from this Lease amend, reduce or modify any of the obligation and liabilities of Tenant hereunder; including the obligation to pay __ hereunder.

(d) In the event Tenant does not send the Excess Land Offer Notice within the sixty (60) day period specified in subparagraph (a) above, Tenant must again follow the procedure in Paragraph 40 before sending any additional Excess Land Offer Notice.

42. Miscellaneous.

(a) The paragraph heading in this Lease are used only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.

(b) As used in this Lease, the singular shall include the plural and any gender shall include all genders as the context requires and the following words and phrases shall have the following meanings: (i) “including” shall mean “including without limitation”; (ii) “provisions” shall mean “provision, terms, agreements, covenants and/or conditions”; (iii) “lien” shall mean “lien, charge, encumbrance, title retention agreement, pledge, security interest, mortgage and/or deed of trust,” (iv) “obligation” shall mean “obligation, duty, agreement, liability, covenant and/or condition”; (v) “any of the Leased Premises” shall mean “the Leased Premises or any part thereof or interest therein”; (vi) “any of the Land” shall mean “the Land or any part thereof or interest therein”; (vii) “any of the Improvements” shall mean “the Improvements or any part thereof or interest therein”; (viii) “any of the Equipment” shall mean “the Equipment or any part thereof or interest therein”; and (ix) “any of the Adjoining Property” shall mean “the Adjoining Property or any part thereof or interest therein”.

(c) Any act which Landlord is permitted to perform under this Lease may be performed at any time and from time to time by Landlord or any person or entity designated by Landlord. Each appointment of Landlord as attorney-in-fact for Tenant hereunder is irrevocable and coupled with an interest. Landlord shall not unreasonably withhold or delay its consent whenever such consent required under this Lease, except as otherwise provided herein.

(d) Landlord shall in no event he construed for any purpose to be a partner, joint venturer or associate of Tenant or of any subtenant, operator, concessionaire or licensee of Tenant with respect to any of the Leased Premises or otherwise in the conduct of their respective businesses.

(e) This Lease and any documents which may be executed by Tenant on or about the effective date hereof at Landlord’s request constitute the entire agreement between the parties and supersede all prior understandings and agreements, whether written or oral, between the parties hereto relating to the Leased Premises and the transactions provided for herein Landlord and Tenant are business entities having substantial experience with the subject matter of this Lease and have each fully participated in the negotiation and drafting of this Lease. Accordingly, this Lease shall be construed without regard to the rule that ambiguities in a document are to be construed against the drafter.

(f) This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought.

(g) The covenants of this Lease shall run with the land and bind Tenant, its successors and assigns and all present and subsequent encumbrancers and subtenants of any of the Leased Premises, and shall inure to the benefit of Landlord, its successors and assigns. If there is more than one Tenant, the obligations of each shall be joint and several.

(h) Notwithstanding any provision in this Lease to the contrary, all Surviving Obligations of Tenant shall survive the expiration or termination of this Lease with respect to any Related Premises.

(i) If any one or more of the provisions contained in this Lease shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

(j) All exhibits attached hereto are incorporated herein as if fully set forth.

(k) This Lease shall be governed by the laws of the State

[Signature Page Follows Immediately]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed under seal as of the day and year first above written.

LANDLORD:

GRC (TX) LIMITED PARTNERSHIP,

a Delaware limited partnership

By:	GRC (TX) QRS 15-47, INC.

By:	/s/ Anne R. Coolidge

Anne R. Coolidge, President

TENANT:

GRANDE COMMUNICATIONS NETWORKS, INC.,

a Delaware corporation

By:	/s/ Michael L.Wilfley

Title:	Chief Financial Officer

EXHIBIT A

ODESSA PREMISES

Lot(s) 5 and 17, Block 3, REPLAT OF LOT 1, BLOCK 3, ODESSA INDUSTRIAL DEVELOPMENT PARK, 1ST FILING, a subdivision of Ector County, Texas, according to the Replat thereof of record in Cabinet A, Page 9D of the Plat Records of Ector County, Texas.

EXHIBIT A - 1 -

SAN MARCOS PREMISES

Lots 20 and 21, THE RIVER RIDGE SUBDIVISION, a subdivision in Hays County, Texas, according to the map or plat thereof, recorded in Volume 4, Page(s) 212-218 of the Plat Records of Hays County, Texas.

Exhibit A - 2 -

CORPUS CHRISTI PREMISES

Being all of that certain tract or parcel of land containing 4.000 and being described as Lot 5, Block 13, BRIGHTON VILLAGE UNIT 2, a subdivision in Nueces County, Texas, according to the map or plat thereof, recorded in Volume 60, Page(s) 51 of the Map Records of Nueces County, Texas, said tract being more particularly described by metes and bounds as follows:

Being a tract situated in Corpus Christi, Nueces County, Texas, described as Lot 5, Block 13, Brighton Village Unit 2 as shown on the Map thereof Recorded in Volume 60, at page 51 of the Map Records of Nueces County, Texas, and being more particularly described by metes and bounds as follows:

Beginning at a 5/8 inch iron rod found for the southmost corner of Lot 5 sold point lying in the northwest right-of-way line of Charter Lane, sold point being also the eastmost corner of Lot 1, Block 2 Brighton Village as shown on the Map thereof Recorded in Volume 47 at pages 8 through 10 of the Map Records of Nueces County, Texas;

THENCE N61°00’00”W along the southwest line of Lot 5 and the northeast lines of Lots 1, 2, 3, 4 and a portion of Lot 5, Block 2, Brighton Village, a distance of 289.67, feet to a 5/8 inch iron road found for the west most corner of Lot 5 the south corner of Lot 4, Block 13, Brighton Village for the west corner of this tract;

THENCE N29°00’00”E along the northwest line of Lot 5 and southeast line of Lot 4, a distance of 501.50 feet to a 5/8” Inch iron rod found for the north corner of Lot 5 and east corner of Lot 4, sold point lying in the south west right-of-way of Saralaga Boulevard (State Hwy. 357) for the north corner of this tract;

THENCE S61°02’30”E along the southwest right-of-way of Saralaga Boulevard a distance of 279.66 feet to a 5/8” iron rod found for the north corner of Lot 5 sold point being the point of curvature of a curve to the right;

THENCE along said curve to the right whose radius is 10.00 feet in a southeasterly direction a distance of 15.72 feet to a 5/8 inch iron rod found for the point of tangency of said curve said point lying in the northwest right-of-way of Charter Lane;

THENCE S29°00’00”W along the northwest right-of-way line of Charter Lane a distance of 591.70 to the POINT OF BEGINNING, forming a tract embracing 4,000 acres,

Exhibit A - 3 -

WACO PREMISES

Being all of that certain tract or parcel of land containing 6.001 acres, more or less, situated in the P.M. Maxwell Survey, McLennan County, Texas, said tract being more particularly described my metes and bounds as follows:

STATE OF TEXAS

COUNTY OF McLENNAN

BEING all that tract of land in the City of Waco, McLennan County, Texas _ of the P. M. Maxwell Survey, and being all of that called G acre tract described in a deed from Worthy, Inc. to ClearSource, Inc. as recorded in Volume 407, Page 324 of the Official Public Records of McLennan County, Texas, and being further described as follows:

BEGINNING of a ½ inch steel rod set in the Southwest line of Imperial Drive (120’ R.O.W.) at the North corner of Lot 2, Block 1 of the Texas Central Addition as recorded in Volume 1229, Page 531 of the Deed Records of McLennan County, Texas for the West corner of sold B acres;

THENCE North 01 degrees 24 minutes 00 seconds Cast with the Southeast line of Imperial Drive, 315.00 feet to a ½ inch steel rod found at the beginning of a curve to the left;

THENCE Northeast____, 134.11 feet, continuing with the Southeast line of Imperial Drive and a curve to the left having a radius of 1047.33 feet and a central angle of 07 degrees 70 minutes 13 seconds (chord bears north 57 degrees _ minutes 00 seconds East, _ feet) to a ½ inch ____ rod found at the intersection of the Southeast line of Imperial Drive with the Southwest line of ___ Drive (60’ R.O.W.)

THENCE South __ degrees __ minutes 00 seconds ______ East along the Southwest line of _____ feet to a ½ inch steel rod found at the East corner of sold 6 acres and the ____ corner of Lot 4, Block 1 of the Texas Central Addition as recorded in Volume ____ Page __ of the Deed Records of McLennan County, Texas;

THENCE South _ _ 98 degrees minutes 00 seconds West, _____ feet to a ½ inch steel rod ____ in the Northeast line of sold Lot __ for the South corner of sold _____ acres and the West corner of sold Lot 4:

THENCE North 30 degrees 02 minutes 00 seconds West (_ _) with the Northeast _ of sold Lot 2. ____ feet 10 line point of Beginning, _______ 0.001 acres of land,

Exhibit A - 4 -

EXHIBIT A-1

EXCESS LAND

DESCRIPTION OF 3.00 ACRES, MORE OR LESS, OF LAND AREA BEING A PORTION OF LOT 20, RIVER RIDGE SUBDIVISION, RECORDED IN VOLUME 4, PAGE 212 OF THE HAYS COUNTY PLAT RECORDS, CITY OF SAN MARCOS, HAYS COUNTY, TEXAS, AND BEING MORE PARTICULARLY DESCRIBED BY METES AND BOUNDS AS FOLLOWS:

BEGINNING at a ½” iron rod found with a plastic cap stamped “Byrn Survey” in the west line of Carlson Circle at the common south corner of Lot 20 and the northerly east corner of Lot 21, River Ridge Subdivision for the south corner of this description;

THENCE leaving the PLACE OF BEGINNING as shown on that plat numbered 25457-03-d, dated May 15, 2003 and revised August 5, 2003, prepared for Grande Communications, by Byrn & Associates, Inc. of San Marcos, Texas, and leaving the west line of Carlson Circle with the common southwest line of Lot 20 and the northeast line of Lot 21 N 69° 38’42” W (this course being the Bearing Basis for this description) 519.80 feet to a ½” iron rod found in the southeast line of that tract described as 0.42 acres in a deed from San Marcos Industrial Foundation to Missouri Pacific Railroad Company dated August 8, 1979 and recorded in Volume 331, Page 571 of the Hays County Deed Records at the common west corner of Lot 20 and the north corner of Lot 21;

THENCE with the common northwest line of Lot 20 and the southeast line of the Missouri Pacific Railroad Company tract N 33º51’12” E 330.18 feet to a  1/2” iron rod set with a plastic cap stamped “Byrn Survey” for the north corner of this description which a  1/2” iron rod found for the north cornor of Lot 20 bears N33°51’12”E 279.76 feet;

THENCE leaving the southeast line of the Missouri Pacific Railroad Company tract, crossing Lot 20 S 56º56’27” E 450.42 feet to a ½” iron rod set with a plastic cap stamped “Byrn Survey” in the common southeast line of Lot 20 and the curving west line of Carlson Circle for the east corner of this description;

THENCE with the said common line being a left-breaking curve having the following characteristics: central angle = 21°08’27”, radius = 605.18 feet, are length = 223.30 feet and a chord which bears S 19º29’45” W 222.03 feet to the PLACE OF BEGINNING.

There are contained within these metes and bounds 3.00 acres, more or less of land area as prepared from public records and a survey made on the ground on August 5, 2003 by Byrn & Associates, Inc. of San Marcos, Texas.

Exhibit A - 5 -

EXHIBIT B

MACHINERY AND EQUIPMENT

All fixtures, machinery, apparatus, equipment, fittings and appliances of every kind and nature whatsoever now or hereafter affixed or attached to or installed in any of the Leased Premises and which in every case are necessary for and used in the operation of the buildings located on the land for general office purposes but not otherwise (and excluding in all cases all telephone and telecommunications property of every kind and nature, whether useful for general office purposes or not), including all building electrical, anti-pollution, heating, lighting (including hanging fluorescent lighting), incinerating, building power, air cooling, air conditioning, humidification, sprinkling, plumbing, lifting, building cleaning, fire, prevention, fire extinguishing and ventilating systems, building devices and building machinery and all engines, pipes, pumps, tanks (including exchange tanks and fuel storage tanks), motors, conduits, ducts, steam circulation coils, blowers, steam lines, compressors, oil burners, boilers, doors, windows, loading platforms, lavatory facilities, stairwells, fencing (including cyclone fencing) passenger and freight elevators, overhead cranes and garage units, together with all additions thereto, substitutions therefore and replacements thereof required or permitted by this Lease, but excluding (i) all fixtures, machinery, furniture, furnishings, equipment and inventory and all other personal property, which are not necessary for and used in the operation of the buildings located on the land for general office purposes only, (ii) all trade fixtures, all machinery and all equipment of tenant used in its business such as, by way of example only and not by limitation, all ______ __ communications, telephone, cable internet, intranet, or other command ______ machinery, fixtures, equipment and property of any kind or nature, switches, cables, wiring, headends, racks, ______ computers, switchboards, microwave or satellite dishes or antennas, _______, fiber, connections or connectors, handsets or headsets, and any and all components of and/or replacements for any of the foregoing, (iii) to the extent not included in the foregoing all telephones and telecommunications property of every kind and nature, and (iv) specifically those items or categories of equipment listed on Exhibit “B-1” hereto.

EXHIBIT B - 1

EXHIBIT B-1

SPECIFICALLY IDENTIFIED EXCLUDED EQUIPMENT

1.	Switching Equipment

2.	Satellite Dishes

3.	San Marcos Premises

(a)	Location 401

(1) generator

(1) transfer switch

Lieberts

(2) FM 200 Fire Suppression Systems

security system/badge readers

UPS System / UPS Rectifier

ACD and PBX phone systems and all related hardware and software

(b)	Location 501

(1) generator

(1) transfer switch

Lieberts HVAC units

(1) FM 200 Fire Suppression Systems

Security system/badge readers

UPS Systems / UPS Rectifier

4.	_____ Christi Premises

(1) generator

(1) transfer switch

Lieberts HVAC units

(1) FM 200 Fire Suppression System

security system/badge readers

UPS Systems / UPS Rectifier

ACD and PBX phone systems and all related hardware and software

5.	Waco Premises

(1) generator

(2) transfer switch

Lieberts HVAC units

(1) 25 ton split systems

(1) FM 200 Fire Suppression System

security system/badge readers

UPS Systems / UPS Rectifier

ACD and PBX phone systems and all related hardware and software

EXHIBIT B-1 - 1

6.	Odessa Premises

(1) generator

(1) transfer switch

Lieberts HVAC units

(1) FM 200 Fire Suppression System

security system/badge readers

UPS Systems / UPS Rectifier

ACD and PBX phone systems and all related hardware and software

EXHIBIT B-2 - 2

EXHIBIT C

PERMITTED ENCUMBRANCES

ODESSA PREMISES

1.	The following restrictive covenant of record: Volume 611, Page 416, Volume 1140, Page 55 of the Deed Records and Volume 1267, Page 490, Volume 1601, Page 533 and Volume 1516, Page 234 of the Official Public Records, all of Ector County, Texas.

2.	Any discrepancies, conflicts, or shortages in area or boundary lines, or any encroachments or protrusions, or any overlapping of improvements.

3.	Standby fees, taxes and assessments by any taxing authority for the year 2003, and subsequent years, and subsequent taxes and assessments by any taxing authority for prior years due to change in land usage or ownership.

4.	Building setback line 30 feet in width along the Market Avenue property line(s), as shown on the Plat(s) recorded in Cabinet A, Page 9D of the Plat Records of Ector County, Texas, as shown on survey dated June 10, 2003, last revised July 3, 2003, prepared by John T. Landgraf, Registered Professional Land Surveyor No. 2410 (“the Tract 1 Survey”). (LOTS 5 AND 17)

5.	Utility easement 15 feet in width along the rear property line(s), as shown by the Plat(s) recorded in Cabinet A, Page 9D of the Plat Records of Ector County, Texas, as shown on the Tract 1 Survey. (LOT 5)

6.	Drainage and utility easement 10 feet in width along the south property line(s), as shown by the Plat(s) recorded in Cabinet A, Page 9D of the Plat Records of Ector County, Texas, as shown on the Tract 1 Survey. (LOT 5)

7.	Drainage and utility easement 10 feet in width along the northwest property line(s), as shown by the Plat(s) recorded in Cabinet A, Page 9D of the Plat Records of Ector County, Texas, as shown on the Tract 1 Survey. (LOT 17)

8.	Sanitary sewer easement 15 feet in width along the Market Avenue property line(s), as shown by the Plat(s) recorded in Cabinet A, Page 9D of the Plat Records of Ector County, Texas, as shown on the Tract 1 Survey. (LOT 17)

9.	Building setback line 100 feet in width along the Interstate 20 property line(s), as shown by the Plat(s) recorded in Cabinet A, Page 9D of the Plat Records of Ector County, Texas, as shown on the Tract 1 Survey. (LOT 17)

10.	Utility easement 20 feet in width along the Interstate 20 property line(s), as shown by the Plat(s) recorded in Cabinet A, Page 9D of the Plat Records of Ector County, Texas, as shown on the Tract 1 Survey. (LOT 17)

EXHIBIT C-1

11.	Building setback requirements set out and described in Restrictions recorded in Volume 611, Page 416 of the Deed Records of Ector County, Texas.

12.	Electric easement granted to TXU Electric Company, by instrument dated June 21, 2000, recorded in Volume 1549, Page 273 of the Official Public Records of Ector County, Texas, as shown on the Tract 1 Survey.

13.	All oil, gas and other minerals, together with all rights relating thereto, express or implied, reserved in instrument recorded in Volume 578, Page 618 of the Deed Records of Ector County, Texas. Said mineral estate not traced further herein.

14.	Terms, conditions and stipulations of that certain Oil, Gas and/or Mineral Lease dated March 3, 1976, recorded in Volume 707, Page 208 of the Deed Records of Ector County, Texas, executed by and between Jenell Newnham, as Lessor(s) and Atlantic Richfield Company, as Lessee(s).

15.	Terms, conditions and stipulations of that certain Oil, Gas and/or Mineral Lease dated March 3, 1976, recorded in Volume 707, Page 210 of the Deed Records of Ector County, Texas, executed by and between G.A. Guess, et al, as Lessor(s) and Atlantic Richfield Company, as Lessee(s).

16.	Terms, conditions and stipulations of that certain Oil, Gas and/or Mineral Lease dated March 3, 1976, recorded in Volume 707, Page 213 of the Deed Records of Ector County, Texas, executed by and between Ola M. Ervin, as Lessor(s) and Atlantic Richfield Company, as Lessee(s).

17.	The terms, conditions and stipulations set out in that certain Contract and Agreement dated June 23, 1970, recorded in Volume 585, Page(s) 232 of the Deed Records of Ector County, Texas.

18.	The terms, conditions and stipulations set out in that certain Notice of Declaration and Contract dated March 30, 1993, recorded in Volume 1140, Page(s) 55 of the Deed Records of Ector County, Texas.

19.	The terms, conditions and stipulations set out in that certain Notice of Declaration and Contract dated December 22, 1995, recorded in Volume 1267, Page(s) 490 of the Deed Records of Ector County, Texas.

20.	The terms, conditions and stipulations set out in that certain Notice of Declaration and Contract dated July 16, 2001, recorded in Volume 1601, Page(s) 533 of the Deed Records of Ector County, Texas.

21.	The terms, conditions and stipulations set out in that certain Supplemental Easement Agreement dated June 29, 1960, recorded in Volume 365, Page(s) 208 of the Deed Records of Ector County, Texas.

EXHIBIT C-2

22.	The terms, conditions and stipulations set out in that certain Lease Agreement dated August [ ], 2003, executed by and between GRC (TX) Limited Partnership, as Landlord, and Grande Communications Networks, Inc., as Tenant, evidenced by Memorandum of Lease recorded in Volume [ ], Page(s) [ ] of the Official Public Records of Ector County, Texas.

23.	Encroachment of pavement drive and concrete walk .and curbing into the 20 foot utility easement along the Interstate 20 property line as shown on the Tract 1 Survey. (LOT 17)

24.	Encroachment of concrete drive and curbing into the 15 foot sanitary sewer easement along Market Avenue property line as shown on the Tract 1 Survey. (LOT I 7)

25.	Encroachment of concrete paving and curbing and fence into the 10 foot drainage and utility easement along the south property line as shown on the Tract 1 Survey. (LOT 5)

26.	Encroachment of concrete paving and curbing and fence into the 10 foot drainage and utility easement along the northwest property line as shown on the Tract 1 Survey. (LOT 17)

EXHIBIT C-3

SAN MARCOS PREMISES

1.	The following restrictive covenants of record: Volume 1341, Page 282 of the Official Public Records and Volume 4, Page(s) 212-218 of the Plat Records, both of Hays County, Texas.

2.	Any discrepancies, conflicts, or shortages in area or boundary lines, or any encroachments or protrusions, or any overlapping of improvements.

3.	Standby fees, taxes and assessments by any taxing authority for the year 2003, and subsequent years, and subsequent taxes and assessments by any taxing authority for prior years due to change in land usage or ownership.

4.	Mineral reservation retained in deed from Federal Land Bank of Houston to Donia Tucker, dated June 7, 1938 and recorded in Volume 116, Page 576 of the Deed Records of Hays County, Texas.

5.	Mineral reservation retained in deed from The San Antonio Joint Stock Land Bank of San Antonio to Hattie Jennings, dated July 21, 1938 and recorded in Volume 117, Page 106 and Volume 142, Page 17 of the Deed Records of Hays County, Texas.

6.	Mineral reservation retained in deed from Mary L. King and husband, Lemuel E. King to ____ Rives Cox and Emma W. Thorp, dated August 20, 1956 and recorded in Volume 73, Page 405 of the Deed Records of Hays County, Texas.

7.	Electric line easement and right of way as stated in instrument dated September 14, 1979, ___ San Marcos Industrial Foundation, Inc. to Lower Colorado River Authority, filed in Volume 331, Page 501 of the Deed Records of Hays County, Texas and as shown on plat recorded in Volume 4, Page(s) 212-218 of the Plat Records of Hays County, Texas, as shown on survey dated May 15, 2003, revised [ ], 2003, prepared by Kyle Smith, Registered Professional Land Surveyor No. 5037 (the “Survey”).

8.	Electric line easement and right of way easement as stated in instrument dated September 14, 1979, from San Marcos Industrial Foundation, Inc. to Lower Colorado River Authority, filed in Volume 331, Page 506 of the Deed Records of Hays County, Texas and as shown on plat recorded in Volume 4, Page(s) 212-218 of the Plat Records of Hays County, Texas, as shown on the Survey.

9.	Building setback lines of thiry-five (35) feet in width along the right of way line of any adjoining street, and thirty (30) feet along side and rear property lines as stated in Restrictions recorded in Volume 1341, Page 282 of the Official Public Records of Hays County, Texas, as shown on the Survey. (BOTH LOTS)

10.	Public drainage easement of twenty (20) feet in width along northeast property line as shown on plat recorded in Volume 4, Page(s) 212-218 of the Plat Records of Hays County, Texas, as shown on the Survey. (LOT 20)

EXHIBIT C - 4

11.	Public utility easement of five (5) in width along all streets as stated on plat recorded in Volume 4, Page(s) 212-218 of the Plat Records of Hays County, Texas, as shown on the Survey. (BOTH LOTS)

12.	Electric easement of 5 feet in width along southwest property line as shown on plat recorded in Volume 4, Page(s) 212-218 of the Plat Records of Hays County, Texas, as shown on the Survey. (LOT 20)

13.	Public drainage easement 30 feet in width along a portion of the southeast property line(s), as shown by the Plat(s) recorded in Volume 4, Page(s) 212-218 of the Plat records of Hays County, Texas, as shown on the Survey. (LOT 20)

14.	Drainage and public utility easement in favor of the City of San Marcos, Texas, granted by instrument acknowledged January 14, 1991, recorded in Volume 862, Page 521 of the Official Public Records of Hays County, Texas, as shown on the Survey.

15.	Drainage and public utility easement granted to the City of San Marcos, Texas, by instrument dated January 14, 1991, recorded in Volume 662, Page 525 of the Official Public Records of Hays County, Texas, as shown on the Survey.

16.	conditions and stipulation ___ ___ in that certain Lease Agreement dated August [ ], 2003, executed by and between GRC (T_) Limited Partnership as Landlord, and Grande Communications Networks, Inc., as Tenant, evidenced by Memorandum of Lease recorded in Volume [ ], Page(s) [ ] of the Official Public Records of Hays County, Texas.

17.	Drainage easement 20 feet in width along the northeasterly and 30 feet along a portion of the front of Lot 20, as shown by the Plat(s) recorded in Volume 4, Page(s) 212-218 of the Plat Records of Hays County, Texas, as shown on the Survey.

18.	Drainage easement 28 feet in width along the southeasterly property line(s), as shown by the Plat(s) recorded in Volume 4, Page(s) 212-218 of the Plat Records of Hays County, Texas, as shown on the Survey. (LOT 21)

19.	Electric easement 10 feet in width along the northerly property line(s), as shown by the Plat(s) recorded in Volume 4, Page(s) 212-218 of the Plat Records of Hays County, Texas, as shown on the Survey.

20.	Concrete driveways lie within the 5 foot public utility easement along front property lines as shown on the Survey. (BOTH LOTS)

21.	Concrete parking lies within the easement recorded in Volume 331, Page 506 of the Deed Records of Hays County, Texas, along the northwesterly property line as shown on the Survey. (LOT 20)

EXHIBIT C - 5

CORPUS CHRISTI PREMISES

1.	The following restrictive covenants of record: Volume 60, Page(s) 51 of the Map Records of Nueces County, Texas.

2.	Any discrepancies, conflicts, or shortages in area or boundary lines, or any encroachments or protrusions, or any overlapping of improvements.

3.	Standby fees, taxes and assessments by any taxing authority for the year 2003, and subsequent years, and subsequent taxes and assessments by any taxing authority for prior years due to change in land usage or ownership.

4.	Drainage easement 15 feet in width along the southwest property line(s), as shown by the Plat(s) recorded in Volume 60, Page(s) 51 of the Map Records of Nueces County, Texas Survey, and as shown on survey dated May 30, 2003, last revised [ ], 2003, prepared by Murray Bass, Jr., Registered Professional Land Surveyor No. 2128 (“the Survey”).

5.	Utility easement 5 feet in width along the southwest property line(s), as shown by the Plat(s) recorded in Volume 60, Page(s) 51 of the Map Records of Nueces County, Texas, and as shown on the Survey.

6.	Drainage easement 5 feet in width along a portion of the southwest property line(s), as shown by the Plat(s) recorded in Volume 60, Page(s) 51 of the Map Records of Nueces County, Texas, and as shown on the Survey.

7.	Yard requirement building setback line 20 feet in width along the southeast property line(s), as shown on the Plat(s) recorded in Volume 60, Page(s) 51 of the Map Records of Nueces County, Texas, as shown on the Survey.

8.	Yard requirement building setback line 20 feet in width along the northeast property line(s), as shown on the Plat(s) recorded in Volume 60, Page(s) 51 of the Map Records of Nueces County, Texas, as shown on the Survey.

9.	Utility easement 10 feet in width along the northeast property line(s), as shown by the Plat(s) recorded in Volume 60, Page(s) 51 of the Map Records of Nueces County, Texas, and as shown on the Survey.

10.	1/8th interest in all oil, gas and other minerals reserved by Lina Cohn and Gordon Boone in instrument recorded in Volume 221, Page 417 of the Deed Records of Nueces County, Texas.

11.	1/2 interest in all oil, gas and other minerals reserved by Mrs. Arthur Starr, et al in instrument recorded in Volume 1472, Page 76 of the Deed Records of Nueces County, Texas.

EXHIBIT C - 6

12.	All interest in all oil, gas and other minerals reserved by William J. Hedrick in instrument recorded in Volume 1895, Page 343 of the Deed Records of Nueces County, Texas.

13.	Electric line easement granted to Central Power and Light Company, by instrument dated February 29, 2000, recorded under Document No. 2000015376 of the Official Public Records of Nueces County, Texas.

14.	The terms, conditions and stipulations set out in that certain Lease, as evidenced by instrument dated February 4, 2000, recorded under Document No. 2000006377 of the Official Public Records of Nueces County, Texas.

15.	The terms, conditions and stipulations set out in that certain Lease Agreement dated August [ ], 2003, executed by and between GRC (TX) Limited Partnership, as Landlord and Grande Communications Networks, Inc., as Tenant, evidenced by Memorandum of Lease recorded under Document No.[ ] of the Official Public Records of Nueces County, Texas.

16.	Encroachment of 8 foot wood fence into the 15 foot drainage easement along the southwest property line as shown on the Survey.

17.	Encroachment of sidewalk, concrete curbing, asphalt paving, concrete paving and sign ____ the 10 foot utility easement along the northeast property line as shown on the Survey.

EXHIBIT C -7

WACO PREMISES

1.	The following restrictive covenants of record: Volume 1036, Page 666 of the Deed Records of McLennan County, Texas.

2.	Any discrepancies, conflicts, or shortages in area or boundary lines, or any encroachments or protrusions, or any overlapping of improvements.

3.	Standby fees, taxes and assessments by any taxing authority for the year 2003, and subsequent years, and subsequent taxes and assessments by any taxing authority for prior years due to change in land usage or ownership.

4.	Leasehold interest as evidenced by Mortgagee’s Consent recorded in Volume 533, Page - 16 and by Landlord’s Waiver and Consent recorded in Volume 594, Page 563, both of the Official Public Records of McLennan County, Texas.

5.	The terms, conditions and stipulations set out in that certain Lease Agreement dated August [ ], 2003, executed by and between GRC (TX) Limited Partnership, as Landlord and Grande Communications Networks, Inc., as Tenant, evidenced by Memorandum of Lease recorded under Document No. [ ] of the Official Public Records of McLennan County, Texas.

6.	Building setbacks shall be 50 feet on Imperial Drive and Texas Central Parkway, 25 feet on all other streets, and 15 feet from property lines, _________ in Volume 1036, Page 666 of the Deed Records of McLennan County, Texas, as shown on survey dated May 27, 2003, revised June 5, 2003, prepared by Robert E. Butler, Jr., Registered Professional Land Surveyor No. 5618 (the “Survey”).

7.	Apparent easement evidenced by the location of overhead electric lines, power poles, guy wires, telephone and cable TV pedestals, water valve and water meter outside of a dedicated easement as shown on the Survey.

EXHIBIT C - 8

EXHIBIT D

BASIC RENT PAYMENTS

1. Basic Rent. Subject to the adjustments provided for in Paragraphs 2, 3 and 4 below, Basic Rent payable in respect of the Term shall be $1,379,400 per annum, payable quarterly in advance on each Basic Rent Payment Date, in equal installments of $344,850 each. Pro rata Basic Rent for the period from the date hereof through the twenty-fourth day of August, 2003 shall be paid on the date hereof, and pro rata Basic Rent for the period from the twenty-fifth day of the last month of the Term through the last day of the last month of the Term shall be paid with the final quarterly installment of Basic Rent.

2. CPI Adjustments to Basic Rent. The Basic Rent shall be subject to adjustment, in the manner hereinafter set forth, for increases in the index known as United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index, All Urban Consumers, United States City Average, All Items, (1982-84=100) (“CPI”) or the successor index that most closely approximates the CPI. If the CPI shall be discontinued with no successor or comparable __ index Landlord and Tenant shall attempt to agree upon a substitute index or formula, but if they are unable to so agree, then the matter shall be determined by arbitration in accordance with the rules of the American Arbitration Association then prevailing in New York ___________________________________________.

3. Effective Dates of CPI Adjustments. ________________ not be adjusted to _________ changes in the CPI until the first (1st) anniversary of the Basic Rent Payment Date on which the first full quarterly installment of Basic Rent shall be due and payable (the “First Full Basic Rent Payment Date”). As of the first (1st) anniversary of the First Full Basic Rent Payment Date and thereafter on each anniversary of the First Full Basic Rent Payment Date thereafter during the Initial Term, and on each anniversary of the First Full Basic Rent Payment Date of each exercised Renewal Term, Basic Rent shall be adjusted to reflect increases in the CPI during the most recent one (1) year period immediately preceding each of the foregoing dates (each such date being hereinafter referred to as the “Basic Rent Adjustment Date”).

4. Method of Adjustment for CPI Adjustment.

(a) As of each Basic Rent Adjustment Date when the average CPI determined in clause (i) below exceeds the Beginning CPI (as defined in this Paragraph 4(a)), the Basic Rent in effect immediately prior to the applicable Basic Rent Adjustment Date shall be multiplied by a fraction, the numerator of which shall be the difference between (i) the average CPI for the three (3) most recent calendar months (the “Prior Months”) ending prior to such Basic Rent Adjustment Date for which the CPI has been published on or before the forty-fifth (45th) day preceding such Basic Rent Adjustment Date and (ii) the Beginning CPI, and the denominator of which shall be the Beginning CPI. An amount equal to the lesser of (x) the product of such multiplication or (y) 3% of the Basic Rent in effect immediately prior to such Basic Rent Adjustment Date shall be added to the Basic Rent in effect immediately prior to such

EXHIBIT D - 1

Basic Rent Adjustment Date. As used herein, “Beginning CPI” shall mean the average CPI for the three (3) calendar months corresponding to the Prior Months, but occurring one (1) year earlier. If the average CPI determined in clause (i) is the same or less than the Beginning CPI, the Basic Rent will remain the same for the ensuing one (1) year period.

(b) Effective as of a given Basic Rent Adjustment Date, Basic Rent payable under this Lease until the next succeeding Basic Rent Adjustment Date shall be the Basic Rent in effect after the adjustment provided for as of such Basic Rent Adjustment Date.

(c) Notice of the new annual Basic Rent shall be delivered to Tenant on or before the tenth (10th) day preceding each Basic Rent Adjustment Date, but any failure to do so by Landlord shall not be or be deemed to be a waiver by Landlord of Landlord’s rights to collect such sums. Tenant shall pay to Landlord, within ten (10) days after a notice of the new annual Basic Rent is delivered to Tenant, all amounts due from Tenant, but unpaid, because the state _________________________ as set forth above was not delivered to Tenant at least ten (10) days preceding the Basic Rent Adjustment Date in question.

5. Basic Rent For Each Renewal Term. Annual Basic Rent for the first year __________________________________ shall be an amount equal to the Fair Market Rental Value as of the first day of the applicable Renewal Term, as .determined in accordance with Paragraph 29 of this ______________________ in equal quarterly installments and shall be subject to adjustments in accordance ____________________ ________ 2, 3 and 4 above.

EXHIBIT D - 2

EXHIBIT E

ACQUISITION COST

Corpus Christi Premises	$2,292,089.00
Odessa Premises	$1,528,059.00
San Marcos Premises	$6,945,724.00
Waco Premises	$3,056,118.00

TOTAL	$13,821,990.00

EXHIBIT E - 1

EXHIBIT F

PREMISES PERCENTAGE ALLOCATION OF BASIC RENT

Corpus Christi Premises	16.58%
Odessa Premises	11.06%
San Marcos Premises	50.25%
Waco Premises	22.11%

100.00%

If any of the Related Premises ceases to be subject to this Lease, the percentage shown on this Exhibit F for each of the Related Premises which remains subject to this Lease shall be adjusted proportionately so that the total of such percentages shall be 100%.

Exhibit F - 1

EXHIBIT G

OPERATING COVENANTS

1. Corporate Existence. Except as otherwise specified in Paragraph 22(a)(x) of this Lease and Section 3.01 (j) of the Guaranty with respect to a Corporate Transaction, Tenant shall, and shall cause each of the members of the Tenant Group to, maintain its corporate existence, rights and franchises in full force and effect in its jurisdiction of incorporation. Tenant shall, and shall cause each of the members of the Tenant Group to qualify and remain qualified as a corporation in each jurisdiction in which failure to receive or retain such qualification would have an adverse effect on the business, operations or financial condition of the enterprise _______ of the Tenant Group in any material respect.

2. Change of Control. At no time during the Term shall any Person or “group within the meaning of Section 13(d) or Section l4(d) of the Securities Exchange Act of 1934, as amended (other than Existing Shareholders, or pursuant to a Corporate Transaction) pursuant to a single transaction or series of related transactions (including any interim merger or ________ _________ directly or indirectly (i) acquire Control of Tenant or (ii) obtain the Voting Power unless the purchaser of such Control or Person who acquires such Voting Power after taking into account the transaction or series of transactions that resulted in the acquisition of such Control or Voting Power shall be (A) a Person who would be a Credit Rating Preapproved Assignee or (B) a Person who does not have a publicly traded unsecured senior debt rating but who _____ __ the Financial Tests. Except as permitted in this Paragraph 2, any such change of Control or Voting Power (by operation of law, merger, consolidation or otherwise) shall be deemed in Event of Default except that the transfer of the outstanding capital stock of Tenant shall not be deemed to include the sale of such stock by persons or ___ through the _________ counter market” or through any recognized stock exchange other than __________________ “control-person” within the meaning of the Securities Exchange Act of ____.

3. Restricted Payments. Tenant shall not, directly or indirectly make, or cause or permit any other member of the Tenant Group to make, in any consecutive twelve (12) month period, any Restricted Payment, unless at the time thereof, and after giving effect thereto:

(i)	no Event of Default shall have occurred and be continuing; and

(ii)	the Consolidated Net Worth of the Tenant Group equals or exceeds $150,000,000; and

(iii)	such Restricted Payment, together with all other Restricted Payments made by the Tenant Group from the commencement date of the Term to the date of such Restricted Payment does not exceed the sum of twenty-five percent (25%) of the Consolidated Net Income of the Tenant Group on a cumulative basis.

Exhibit G-1

4. Definitions. For the purpose of this Exhibit “E” the following terms shall have the following meanings, and terms not otherwise defined herein shall have the meaning assigned to such terms in Paragraph 2 of this Lease:

“Consolidated Net Income” shall mean, for any period, the aggregate net income (or loss) of Tenant and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP.

“Consolidated Net Worth” shall mean, at any date, the net worth of a Person and its Subsidiaries on a consolidated basis, determined in accordance with GAAP.

“Existing Shareholders” means J.H. Whitney, IV, L.P., Centennial Entrepreneurs Fund VI, L.P., Reliant Energy Broadband, Inc., Lightspeed Venture Partners, Austin Ventures VII, L.P., Harbourvest Partners VI-Direct Fund, L.P., CIBC WMV Inc., Trinity Ventures VII, L.P., Prime VIII, L.P., Toronto Dominion Investments, Inc., BancBoston Ventures, Inc., and each of their respective Affiliates.

“Restricted Payment” shall mean and include (a) any direct or indirect ______________ redemption or other acquisition or retirement for value of any equity security of any ____________ of the Tenant Group or any option, warrant or right to acquire any such equity security, or any security convertible into or exchangeable for any such equity security, (b) any dividend, distribution, loan advance, guarantee ________________ of credit or other __________________________ the any member of the Tenant Group, whether or not such interest is evidenced by a service or any affiliate of any such ___________, and (c) any direct or indirect purchase, redemption, prepayment or other acquisition or retirement for value, prior to its stated maturity, scheduled repayment or scheduled sinking fund payment of any subordinated __________ of any member of the __________ Group held by any Person __________________________ in clause (b) above, but shall not include the following, which shall be ________________________ ______________ ___________________ __________________________________________ _____________ _____________________ __________________________________________________________ NTFC Capital Corporation, Marconi Finance, Inc. and Comerica Bank-California and their successors and assigns or any shares of stock issued upon exercise of such warrants or the conversion of such Series C Preferred Stock, (iii) any payment to any Person who is or, concurrently with such payment, becomes a Guarantor, (iv) any payments with respect to any warrants to purchase shares of stock granted to a Permitted Leasehold Mortgagee, and their respective successors and assigns, or any shares of stock issued upon exercise of such warrants or the conversion of such stock, (v) cash payments in lieu of fractional interests, not to exceed $25,000 in the aggregate, and (vi) payments to redeem, retire or repurchase stock from members of management as part of a severance arrangement, not to exceed $250,000 in the aggregate for any Fiscal Year.

“Voting Power” means the power (whether or not exercised) to elect a majority of the directors of Tenant or voting control of any partnership or limited liability company or other entity acting as its general partner or managing member, including through a merger or consolidation of Tenant with or into any other Person.

“Voting Stock” means shares of stock of a corporation having ordinary voting power to elect the board of directors or other managers of such corporation.

Exhibit G -2

EXHIBIT H

LETTER OF CREDIT

IRREVOCABLE LETTER OP CREDIT

[NAME AND ADDRESS OF BENEFICIARY]

Ladies and Gentlemen:

At the request and on the instructions of our customer, [TENANT] (the “Applicant”). we hereby establish this Irrevocable Letter of Credit No. (the ______________________________________________________________________________________________ ___________________________________________________________________________________________________________ receipt requested, or nationally recognized overnight courier at least thirty (30) days ____________________ of the applicable. Successive Term that the Letter of Credit will not be ____________________ ______________________________________________________________________one of your authorized officers.

Presentation of any such sight draft and drawing certificate shall be made at our office located at [PRESENTATION OFFICE ADDRESS], Attention:                            , telecopy number (                )                              , during our banking hours of                          a.m. Eastern Standard Time to                          p.m. Eastern Standard Time. Presentation hereunder may also be made in the form of facsimile transmission of the appropriate sight draft and drawing certificate to the preceding address and telecopy number.

If a sight draft and drawing certificate are presented hereunder by sight or by facsimile transmission as permitted hereunder, by 11:00 a.m., Eastern Standard Time, and provided that such sight draft and drawing certificate conform to the terms .and conditions of this Letter of Credit, payment shall be made to you, or to your designee, of the amount specified, in immediately available funds, not later than 2:00 p.m., Eastern Standard Time, on the second business day after presentation. If a sight draft and a drawing certificate are presented by you hereunder after the time specified above, and provided that such sight draft and drawing certificate conform to the terms and conditions of this Letter of Credit, payment shall be made to you, or to your designee, of the amount specified, in immediately available funds, not later than 2:00 p.m., Eastern Standard Time, on the third business day following presentation. If a demand

Exhibit H -1

for payment made by you hereunder does not, in any instance, conform to the terms and conditions of this Letter of Credit, we shall give you notice within one business day that the demand for payment was not effected in accordance with the terms and conditions of this Letter of Credit, stating the reasons therefor and that we will upon your instructions hold any documents at your disposal or return the same to you. Upon being notified that the demand for payment was not effected in conformity with this Letter of Credit, you may attempt to correct any such non-conforming demand for payment to the extent that you are entitled to do so and within the validity of this Letter of Credit.

Partial drawings are allowed under this Letter of Credit. Any drawing under this Letter of Credit will be paid from our general funds and not directly or indirectly from funds or collateral deposited with or for our account by the Applicant, or pledged with or for our account by the applicant.

This Letter of Credit is transferable and notwithstanding Article 48 of the _________________ (as defined below), this Letter of Credit may be successively transferred. Transfer of this Letter of Credit to a transferee shall be effected only upon the presentation to us __________________ of this Letter of Credit accompanied ________________________________________________________ ___________________________________________________________________________________________________________ ___________________________________________________________________________________________________________ __________________________________. Our _____________________________________________________________________ ____________.

This Letter of Credit shall be subject to the Uniform Customs and ______________ for Documentary Credits (1993 Revision) __ ____________________________________________________________________________.

_______________________________________________________________________________________________________ ___________________________________________________________________________________________________ which the Uniform Customs and the laws of the State of New York are inconsistent.

Very truly yours,

[ISSUING BANK]

By:

Name:

Title:

Exhibit H - 2

ANNEX A

SIGHT DRAFT

[Date]

At Sight

Pay to the order of [BENEFICIARY] the sum of __________________________________________________________ and _____/100 Dollars ($_______________________ ) drawn on [ISSUING BANK], as issuer of its Irrevocable Letter of Credit No. _______dated __________________, 200  .

[BENEFICIARY]

By:

____:

Title:

Exhibit Annex A to Exhibit H

ANNEX B

DRAWING CERTIFICATE

[Date]

[ISSUING                                                                                                                                                                              BANK]

[Address]

Attention: ___________________________________

Re: Irrevocable Letter of Credit No. _________________________________________ (the “Letter of Credit”) For the Account of [TENANT] (the “Applicant”)

Ladies and Gentlemen:

The undersigned, ________________________ (the “Beneficiary”) hereby certifies that:

2.	The Beneficiary is entitled to draw the Letter of Credit by reason of the _______________________________.

_____________________________________________________________________________________________.

We have received notice that the Letter of Credit will not be renewed for an additional one year term and a replacement Letter of Credit has not been provided _________ thirty (____________________________________.

3.	Please direct payment under the Letter of Credit by wire transfer to:

[Depository Bank]

[Depository Bank Address]

ABA No. ________________

Acct. No. _______________

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Certificate.

[BENEFICIARY]

By:

Name:

Title:

cc: [TENANT - at Tenant’s notice address in Lease]

Exhibit Annex B to Exhibit H

[LANDLORD – at Landlord’s notice address in Lease if Landlord is not beneficiary]

Exhibit Annex B to Exhibit H - 2

ANNEX C

NOTICE OF TRANSFER

[Date]

[ISSUING	BANK]

[ADDRESS]

Attention:

Re: Irrevocable Letter of Credit No.                     (the “Letter of Credit”) For the Account of [TENANT] (the “Applicant”)

Ladies andd Gentlemen:

You are hereby directed to transfer and endorse the Letter of Credit to _____________________ ____________ _______ ________________ of credit to the Transferer having the same terms as the Letter or Credit.

We submit herewith for endorsement or cancellation the original of the Letter of Credit.

Very Truly yours,

___________________

By:

Name:

Title:

Exhibit Annex C to Exhibit H